UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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JOHNSON CONTROLS INTERNATIONAL PUBLIC LIMITED COMPANY

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2023

Notice of Annual General Meeting & Proxy Statement

Committed to smart, sustainable success

Johnson Controls

CAUTIONARY STATEMENTS FOR FORWARD-LOOKING INFORMATION

We have made statements in this Proxy Statement that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may appear throughout this Proxy Statement, including the Proxy Summary, Compensation Discussion & Analysis and Governance of the Company—Sustainability. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. We caution that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond our control, that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. A detailed discussion of risks related to our business is included in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the 2022 fiscal year filed with the SEC on November 15, 2022, as supplemented by any subsequently filed Quarterly Report on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this Proxy Statement are made only as of the date of this document, unless otherwise specified, and, except as required by law, we assume no obligation, and disclaim any obligation, to update such statements to reflect events or circumstances occurring after the date of this Proxy Statement.

WEBSITE INFORMATION

This Proxy Statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated by reference herein.

Shaping the Next Generation of Smart, Healthy, and Sustainable Buildings

Dear Shareholders,

In fiscal year 2022 we demonstrated our operational resiliency and reached significant milestones that will shape the next generation of smart, healthy, and sustainable building solutions. Our values of integrity first, purpose led, customer driven, future focused and one team, help us define who we are and drive our high-performance culture that allows us to deliver strong financial results to our shareholders.

We pride ourselves on driving continued innovation to address today’s challenges while leading the way for the future of our industry. I am incredibly proud of how our team has responded to a dynamic operating environment, fostering stronger relationships with our suppliers, customers and partners.

Throughout 2022, we accelerated our growth strategy, acquired key technological capabilities, streamlined our operations, and executed on our cost productivity program. We accelerated core service growth through our field business and the strength of our OpenBlue service offering, significantly expanding our suite of digital services and offerings spanning across a breadth of devices and “as-a-service” solutions. Throughout the year, we grew share in our core businesses as the value we deliver resonated with our customers.

We are increasing our competitive edge in digital. In 2022 we enhanced our OpenBlue platform with leading Edge AI and security, launching new offerings and accelerating the connectivity of our equipment. We are in a great position to realize the benefits of our transformative service offerings through our differentiated digital platform.

We also delivered on our commitment to return capital to shareholders, deploying over $2.4 billion in cash through dividends and share repurchases.

Leading the way in sustainability

At Johnson Controls, we create a more sustainable world for all stakeholders. From our mission-critical global products to our intelligent building solutions, we lead the way in optimizing products and services, fostering a safer, greener and healthier environment. Our long-term vision demands a robust sustainability strategy, and we are proud to lead by example. We made great progress unlocking health, wellness and business value through healthy buildings that deliver increased efficiency and enhanced occupant health to our customers.

We committed to net zero Scope 1 and 2 emissions by 2040, and in fiscal 2022 we worked internally and externally on urgent climate action. We continue to implement decarbonization programs at our plants and facilities, partner with customers to deliver decarbonization solutions, and actively participate in global climate initiatives. We believe that our influence and participation in climate action is paramount in addressing these pressing environmental challenges.

“I am proud of our leadership

position, fostering a more equitable

and sustainable future for our

customers, our employees and our

communities, all while driving

significant value for our

shareholders.”

During the year, we were recognized for our significant achievements, receiving an award by Sustainalytics as a top-rated ESG industry performer and our S&P Industry Mover Sustainability award, highlighting the results of our industry-leading initiatives. And recently, we were awarded the platinum EcoVadis sustainability rating based on our top 1% ranking across environmental, labor & human rights, ethics, and sustainable procurement.

Looking forward to 2023

Looking ahead, while the market is faced with macro uncertainties, the fundamentals of our business remain strong. Our foundation for growth, and our ability to successfully adapt and execute in fiscal 2022 positions us well to continue our momentum into fiscal 2023. The resiliency of our products and services resonates with our customers, and we believe we are well-positioned with significant tailwinds across our business. From our strong backlog, an improved supply chain, and robust demand driven by secular trends, we look to build on our foundation for growth and support our customers’ mission-critical needs.

I continue to be impressed with our progress to date, constantly innovating as we carry our momentum going forward. We lead the way in smart building solutions, and the adoption of our OpenBlue platform uniquely positions

Johnson Controls to capitalize on a large and growing opportunity across our vectors of growth.

Lastly, I thank our Board for all their hard work this past year. I am grateful to our fellow Board members for their dedication and commitment. Specifically, I would like to acknowledge David Yost for his many contributions and years of service as a director. David played a significant role in our evolution and transformation from a traditional buildings systems integrator into a smart buildings solutions leader. We wish David all the best as he retires from our Board.

I am pleased to announce that the Board has nominated Ayesha Khanna as to serve as a new Director. On behalf of the Board, we believe that Ayesha brings a wealth of knowledge and experience that will help guide the Company on its journey to be a leader in smart, healthy, and sustainable buildings.

Thank you,

George R. Oliver

Chairman and Chief Executive Officer

Notice of Annual General Meeting of Shareholders

Date and Time 3:00 pm, local time March 8, 2023	Place Johnson Controls Global Headquarters One Albert Quay Cork T12 X8N6, Ireland	Record Date January 5, 2023

NOTICE IS HEREBY GIVEN that the 2023 Annual General Meeting of Shareholders of Johnson Controls International plc will be held on March 8, 2023 at our headquarters located at One Albert Quay, Cork T12 X8N6, Ireland at 3:00 pm, local time for the following purposes:

Ordinary Business

1.	By separate resolutions, to elect each of the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2024:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) W. Roy Dunbar	(e) Gretchen R. Haggerty	(f) Ayesha Khanna
(g) Simone Menne	(h) George R. Oliver	(i) Jürgen Tinggren
(j) Mark Vergnano	(k) John D. Young

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Special Business

3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (special resolution).

5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.

6.	To approve, in a non-binding advisory vote, the frequency of the non-binding advisory vote on the compensation of the named executive officers.

7.	To approve the Directors’ authority to allot shares up to approximately 20% of issued share capital.

8.	To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (special resolution).

9.	To act on such other business as may properly come before the meeting or any adjournment thereof.

This notice of Annual General Meeting and Proxy Statement and the enclosed proxy card are first being sent on or about January 20, 2023 to each holder of record of the Company’s ordinary shares at the close of business on January 5, 2023. The record date for the entitlement to vote at the Annual General Meeting is January 5, 2023 and only registered shareholders of record on such date are entitled to notice of, and to attend and vote at, the Annual General Meeting and any adjournment or postponement thereof. During the meeting, management will also present the Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2022. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Shareholders of record who attend the meeting may vote their shares personally, even though they have sent in proxies. In addition to the above resolutions, the business of the Annual General Meeting shall include, prior to the proposal of the above resolutions, the consideration of the Company’s statutory financial statements and the report of the Directors and of the statutory auditors and a review by the shareholders of the Company’s affairs.

The well-being of all attendees and participants at the Annual General Meeting is a primary concern for the Company. To promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Should we determine that alternative arrangements may be advisable or required due to public health recommendations, such as changing the date, time, location or format of the meeting, we will announce our decision by press release and/or filing with the Securities and Exchange Commission and also post additional information on the Investor Relations section of our website (http://investors.johnsoncontrols.com).

Your vote is important and we encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting. This can be done in advance of the Annual General Meeting by availing of one of the voting options detailed in the accompanying Proxy Statement. In addition, details of the business to be presented at the meeting can also be found in the accompanying Proxy Statement.

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 are available to shareholders at www.proxyvote.com and are also available in the Investor Relations section of our website at http://investors.johnsoncontrols.com. The Company’s Irish Statutory Accounts, with the Non-Financial Disclosure Report, will also be available at those locations at least 21 days before the date of the Annual General Meeting.

By Order of the Board of Directors,

John Donofrio
Executive Vice President and General Counsel

January 20, 2023

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE PROXY PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SUBMIT A LATER-DATED PROXY; OR ATTEND AND VOTE PERSONALLY AT THE MEETING.

ANY SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE MEETING MAY APPOINT ONE OR MORE PROXIES USING THE ENCLOSED PROXY CARD (OR THE FORM IN SECTION 184 OF THE COMPANIES ACT 2014) TO ATTEND, SPEAK AND VOTE ON THAT SHAREHOLDER’S BEHALF. THE PROXY NEED NOT BE A SHAREHOLDER. PROXIES MAY BE APPOINTED VIA THE INTERNET OR PHONE IN THE MANNER SET OUT IN THE ENCLOSED PROXY CARD. ALTERNATIVELY, THEY MAY BE APPOINTED BY DEPOSITING THE ENCLOSED PROXY CARD (OR OTHER VALID SIGNED INSTRUMENT OF PROXY) WITH JOHNSON CONTROLS INTERNATIONAL PLC, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 BY 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 7, 2023 (WHICH WILL THEN BE FORWARDED TO JOHNSON CONTROLS INTERNATIONAL PLC’S REGISTERED ADDRESS ELECTRONICALLY) OR WITH JOHNSON CONTROLS INTERNATIONAL PLC, ONE ALBERT QUAY, CORK, IRELAND BY 5:00 P.M. LOCAL TIME ON MARCH 7, 2023. IF YOU WISH TO APPOINT A PERSON OTHER THAN THE INDIVIDUAL SPECIFIED IN THE ENCLOSED PROXY CARD, PLEASE CONTACT OUR COMPANY SECRETARY AND ALSO NOTE THAT YOUR NOMINATED PROXY MUST ATTEND THE MEETING IN PERSON IN ORDER FOR YOUR VOTES TO BE CAST.

Leading the Evolution of Smart, Healthy & Connected Buildings

Unless we have indicated otherwise in this Proxy Statement, references to the “Company,” “Johnson Controls,” “we,” “us,” “our” and similar terms refer to Johnson Controls International plc and its consolidated subsidiaries.

2023 Notice and Proxy Statement        i

PROXY SUMMARY

This proxy summary is intended to provide a broad overview of our 2022 performance, corporate governance and compensation highlights. As this is only a summary, we encourage you to read the entire Proxy Statement for more information prior to voting.

Annual General Meeting of Shareholders

Date and Time 3:00 pm, local time March 8, 2023	Place Johnson Controls Global Headquarters One Albert Quay, Cork T12 X8N6, Ireland	Record Date January 5, 2023

Admission. All shareholders are invited to attend. Registration will occur on day of meeting. Your vote is important and we encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting. This can be done in advance of the Annual General Meeting by availing of one of the voting options detailed in this Proxy Statement. In addition, details of the business to be presented at the meeting can also be found in this Proxy Statement.

Meeting Agenda and Voting Matters

Proposal		Board’s Voting Recommendation	Page Reference

No. 1	Election of Directors	✓ FOR (each nominee)	p. 10

No. 2	Ratify appointment of independent auditors and authorize audit committee to set auditors’ remuneration	✓ FOR (both 2(a) and 2(b))	p. 16

No. 3	Authorize market purchases of Company shares by the Company and/or any subsidiary	✓ FOR	p. 19

No. 4	Determine the price range to re-allot treasury shares	✓ FOR	p. 20

No. 5	Advisory vote to approve executive compensation	✓ FOR	p. 21

No. 6	Advisory vote on the frequency of the advisory vote on named executive officer compensation	✓ ANNUAL	p. 22

No. 7	Approve the allotment of up to 20% of issued share capital	✓ FOR	p. 23

No. 8	Approve the waiver of statutory pre-emption rights	✓ FOR	p. 24

2023 Notice and Proxy Statement        1

Proxy Summary  ›  Fiscal Year 2022 In Review

Fiscal Year 2022 In Review

Full-year GAAP EPS of $2.19 and full-year adjusted EPS of $3.00, up 13% vs. prior year

Record backlog of $11.1 billion, up 13% vs. prior year

Generated full year revenue growth of +7%, and +9% in organic revenue growth, while driving margin expansion

Returned over $2 billion in capital to shareholders through share repurchases and dividends

Accelerating across our key vectors of growth, capturing secular trends for healthy indoor air quality and decarbonization

* See Annex A to this Proxy Statement for a reconciliation of adjusted EPS from continuing operations and organic revenue growth to our results for the most directly comparable financial measures as reported under generally accepted accounting principles in the United States.

Fiscal year 2022 was a dynamic year as we continued to accelerate our digital transformation, set the foundation to further improve the resiliency of our operations and execute across our key vectors of growth. Despite a challenging macroeconomic environment that saw unprecedented inflation levels, foreign exchange headwinds and continued supply chain disruptions, we achieved robust top-line growth and maintained margin strength as we closed out the fiscal year. In addition, we made significant progress in advancing our growth strategy, building out key capabilities, growing orders and increasing our pipeline within our vectors of growth. We further advanced in our digital transformation by increasing connectivity, enhancing the capabilities of our OpenBlue platform, expanding our partner ecosystem and launching new mission-critical products, which has helped us meet our customers’ needs for smart, healthy, and sustainable buildings.

As we closed out the year, we continued executing our strategic initiatives, exceeding our productivity plan with over $230 million in cost savings. We closed two acquisitions in Foghorn and Tempered, further enhancing our OpenBlue platform by providing customers with industry-leading cybersecurity, AI enablement, and digital twin capabilities. Finally, we continued to demonstrate our prudent capital allocation strategy, maintaining a strong balance sheet and returning over $2 billion in capital to shareholders through share repurchases and dividends.

è	Delivering Strong Performance — Executing on our Productivity Plan and Capturing Robust Demand

∎

During fiscal year 2022, we saw strong momentum as our products and services continued to resonate with our customers. Revenue increased 7% overall and 9% organically year over year, led by strong demand for Commercial HVAC equipment, Industrial Refrigeration, and Fire Detection, supported by our portfolio of healthy and sustainable building solutions.

∎

Demand for our products and services was strong throughout fiscal year 2022, with orders increasing 9.7% year over year. Our field backlog ended fiscal year 2022 at $11.1 billion, up 13% versus the prior year, led by growth in install across our North America field business.

∎

Through our disciplined execution, we overcame significant inflationary pressures during the second half of the fiscal year, helping drive sequential margin improvement and improved booked margins on our longer cycle field backlog. During the year, we also made great strides in managing supply chain headwinds through close collaboration with suppliers while constantly improving our supply chain management. As we closed the fiscal year, we saw gradual improvements in our supply chain.

∎

We exceeded our productivity program target of $230 million in savings for the fiscal year and have implemented additional operational enhancement levers through business functionalization, simplification, and our ERP roll-out, expected to drive our productivity further and mitigate future disruptions.

∎

During fiscal year 2022, we continued to deliver on our commitment to return capital to our shareholders by repurchasing approximately 21.7 million shares for approximately $1.4 billion. We also distributed over $920 million in quarterly dividends to our shareholders, continuing our tradition of paying a consecutive dividend since 1887. In December 2021, our Board of Directors approved an increase to our regular quarterly cash dividend to $0.34 per share. In March 2022, our Board of Directors again approved an increase to our regular quarterly cash dividend to $0.35 per common share.

è	Leading in Connectivity and Advancing our Digital Transformation — Combining 135 Years of Experience with Cutting-Edge Technology Focused on the Future of Smart, Connected and Sustainable Buildings

∎

During 2022, we achieved significant milestones in enhancing and commercializing our OpenBlue platform to solve the dynamic needs of our customers. With the launch of our OpenBlue Gateway, we took a critical step in accelerating the connectivity of our equipment, which further enables our ability to deliver enhanced digital services.

2        Johnson Controls International plc

Proxy Summary  ›  Fiscal Year 2022 In Review

We also launched our connected controls platform, helping customers intelligently automate buildings and reach the next level of optimization for indoor air quality, energy efficiency, and carbon reduction goals.

∎

In keeping with our broader strategy to enhance our technology portfolio and innovation capabilities, we completed the acquisitions of Foghorn and Tempered, bringing industry-leading capabilities to our digital platform. Both acquisitions further our strategy to develop and deploy AI-enabled edge devices while addressing the importance of data security. Foghorn’s industry-leading Edge AI platform accelerates our innovation and vision for smart autonomous buildings through OpenBlue. Tempered’s industry-leading Edge security and proprietary Airwall technology, embedded into our OpenBlue Bridge, enhances the trust and connectivity of our growing network, and advances our vision of enabling fully autonomous buildings that are inherently resilient to cyberattacks.

∎

During 2022, we made significant progress in scaling our OpenBlue digital platform, launching 12 new major offerings, and greatly expanding our partner ecosystem. These partnerships have allowed us to add capabilities to our OpenBlue platform, enhance device management, strengthen cybersecurity protections, facilitate co-development with technology leaders, speed our time to market, and amplify our customer reach.

∎

Throughout 2022, OpenBlue was recognized as a leading platform that is helping transform the smart building environment. During the third quarter, we were recognized as a leader in Connected Chillers by Frost and Sullivan and were awarded “Sustainability Changemaker” and “U.S. IoT Partner of the Year” by Microsoft for our OpenBlue Platform.

∎

We launched two new OpenBlue Innovation Centers, helping further the development of AI-enabled building control system products and services to accelerate our development and deployment of a full portfolio of digital solutions.

è	Accelerating Vectors of Growth — Positioned to Capture Resilient and Growing Secular Trends Across Healthy Buildings and Decarbonization

∎

Our portfolio is aligned with strong secular trends including government incentives for sustainability and energy efficiency, urbanization, and smarter and safer buildings and infrastructure. During fiscal 2022, we released OpenBlue Indoor Air Quality as a Service and fostered key partnerships to commercialize net zero capabilities with IONICBlue Sustainability as a Service and our proprietary Sustainability Maturity Assessment tool, helping customers deliver on their net zero goals.

∎

We have gained significant traction across our Healthy Buildings and Sustainability Infrastructure groups, growing orders and expanding customer pipelines globally. Our continued digitalization of service offerings places us in a unique position to provide customers with a digitally transformed environment to use data more effectively, improve efficiency, lower costs, reduce emissions, enhance occupant health, and drive productivity.

∎

In June 2022, we were recognized as Microsoft’s 2022 Sustainability Changemaker in recognition of our OpenBlue Enterprise Manager delivering on sustainability, operational efficiencies, space optimization, and occupant health goals. During the fourth quarter, we were named to Fortune’s 2022 “Change the World List” for our OpenBlue solutions and OpenBlue Net Zero Buildings as a Service offering.

è	Key Leadership Appointments — Strengthening our Leadership Team to Foster a High-Performance Culture of Commercial Excellence

∎

In October 2021, we named Marlon Sullivan our new Executive Vice President & Chief Human Resources Officer. Mr. Sullivan brings the skills, experience, and dynamism to drive the talent strategies and high-performance culture needed to enable a digital, solutions-oriented workforce that will help position us as the leading solutions provider for smart, healthy, and connected buildings.

∎

In May 2022, Anu Rathninde joined us as our new Vice President and President, Asia Pacific. In this role, Mr. Rathninde brings extensive engineering, technical and global leadership experience as he oversees Johnson Controls operations across the Asia Pacific region.

∎

In June 2022, Rodney Clark was named our Vice President and Chief Commercial Officer. In this newly-created role, Mr. Clark leads global sales excellence efforts across the company. Mr. Clark’s extensive experience developing customer and partner relationships in the digital space positions him to help lead our global growth strategy to serve customers and partners through innovative, high-value solutions and service offerings.

∎

In November 2022, Lei Zhang Schlitz was named our new Vice President and President, Global Products. Ms. Schlitz brings a wealth of experience and knowledge to the role as we seek to drive growth and deliver increased customer value through a wide range of building portfolio products.

2023 Notice and Proxy Statement        3

Proxy Summary  ›  Sustainability Leadership

Sustainability Leadership

At Johnson Controls, we deliver innovation to create efficient products and services that empower customers and contribute to a clean economy. We create intelligent buildings and efficient energy solutions to enable smart cities and communities. We grow our business by providing sustainable, efficient products and services, improving productivity, empowering our people, and reducing the environmental footprint of our operations and supply chain.

We believe that through leadership in sustainability, we create long-term benefit for our customers, employees, shareholders, and society as a whole. In 2022, we continued to position our company for long-term resilience and global leadership in smart, sustainable buildings. Our roadmaps for goal achievement ensure ownership and accountability is embedded throughout the organization to deliver on our commitments. 2022 highlights include:

∎

At the invitation of His Majesty King Charles III, our Chairman and CEO was asked to be the leader of the Sustainable Markets Initiative Sustainable Buildings Task Force, which is a leading initiative to coordinate the global effort to accelerate the private sector transition to a low-carbon, sustainable future. The Sustainable Buildings Task Force is comprised of leaders from global companies within the built environment, working together to accelerate the decarbonization of the built environment and the delivery of net-zero buildings.

∎

We received an EcoVadis Platinum sustainability rating in 2022, awarded to only the top 1% of more than 100,000 companies rated by EcoVadis across environment, ethics, labor and human rights and sustainable procurement.

∎

We continue to work to deliver significant emissions reductions across our global footprint. In 2022, we launched an enterprise-wide effort to decarbonize our most energy-consuming buildings, leveraging our OpenBlue Net Zero Buildings offering to reduce energy and emissions.

∎

We continue to invest in new product innovation. Research and development was allocated toward sustainable products and services, as defined by our growth vectors of decarbonization, indoor environmental quality, and connected buildings. In 2022, launches included our Choice Heat Pump Rooftop Units, which enables electrification of loads that are traditionally met with gas heat, the Air-cooled Centrifugal YVAM Chiller, which enables super-efficient cooling for data center applications and the OpenBlue Connected Chillers platform, which dramatically improves energy efficiency and reduces chiller downtime.

∎	We are honored to be recognized for our ongoing innovation and leadership across environment, social and governance:

-	Global 100 Most Sustainable Corporations by Corporate Knights

-	Named as Microsoft’s Global Sustainability Changemaker for 2022

-	EcoVadis Platinum, top 1% of more than 100,000 companies assessed

-	2022 Fortune Change the World list

-	Forbes Best Employers for Diversity

-	100 Best Corporate Citizens by 3BL Media for the 17th year in a row

-	World’s Most Ethical Companies by Ethisphere for the 15th time

-	AAA rating by MSCI for the 4th year in a row

-	ESG Industry Top Rated by Sustainalytics

-	Leadership CDP Climate Change score

-	Awarded the Terra Carta Seal, recognizing companies who are leading their peers in creating genuinely sustainable markets

4        Johnson Controls International plc

Proxy Summary  ›  Zero Harm Vision

Zero Harm Vision

At Johnson Controls we are committed to Zero Harm to People and the Environment. Beginning in fiscal year 2020, we launched our updated Zero Harm Vision, with focus on 3 pillars: “Safety,” “Health & Wellness,” and “Environment.”

Within each Zero Harm pillar, corporate and business stakeholders collaborate to define and implement new initiatives to achieve our vision. This includes collaboration with leaders across business operations, environmental health and safety, human resources and sustainability. The Board of Directors and the Governance and Sustainability Committee provide oversight over our Zero Harm Vision, with the Governance and Sustainability Committee receiving regular updates on Zero Harm initiatives and progress and the full Board regularly reviewing enterprise-wide health and safety data.

During 2022, we continued to make progress on our Zero Harm initiatives:

∎

We launched globally standardized minimum EHS expectations for 3rd party subcontractors performing work on behalf of us at our facilities and/or at customer sites. We provided operations teams with an online tool to easily document and manage EHS spot checks performed on 3rd party subcontractor activities.

∎

We launched a new EHS training compliance tracking tool, allowing all site level operations to track and monitor training status of their workforce on selected critical safety training topics: Working at Height, Electrical Safety, Confined Space Entry, Forklift Operations, Crane Operations, and Lock-Out/Tag-out.

∎	In June, we held our global “Zero Harm Week” with daily activities for JCI teams across the globe focusing on one of the Zero Harm pillars.

∎

We continued focusing on our safety performance, resulting in a continued low Total Recordable Incident Rate (TRIR) of 0.39 (per 200,000 workhours) and a Significant Injury Frequency (SIF) of 0.35 (per 1,000,000 workhours).

Building Trust and Protecting Privacy

Building trust is important to Johnson Controls and to our customers. We have created a Global Privacy Office and a Global Privacy Program that is involved throughout the development of our products and solutions. Our privacy program is designed with the most stringent global privacy laws in mind and in accordance with the internationally accepted principles of Privacy by Design. This approach allows our products to be used compliantly by customers all over the world, putting choice and control into the hands of the customer.

In fiscal 2022, we launched our Privacy Center, a one-of-a-kind tool for customers, vendors, employees, investors, and regulators. The Privacy Center outlines the ways our products and processes are developed to empower compliance with privacy and data protection laws around the world, and how Privacy by Design is embedded in our products and services. Our Data Privacy Sheets instill confidence and trust in our customers by providing product-specific information on data processing and demonstrating Privacy by Design features.

We have received several global privacy seals and certifications, which exemplify our compliance with international standards and commitment to provide the most flexible capabilities around global data transfers. These certifications include:

∎	APEC Cross Border Privacy Rules (CBPR);

∎	APEC Privacy Recognition for Processors (PRP);

∎	TRUSTe Enterprise Privacy Seal; and

∎	Binding Corporate Rules for Controllers (BCR-C).

2023 Notice and Proxy Statement        5

Proxy Summary  ›  Our Director Nominees

Our Director Nominees

Executive Leadership Experience

Directors with significant leadership experience over an extended period, including as chief executive officer or chief financial officer, provide the Company with special insight into how large organizations operate, including strategy, productivity, regulatory concerns, talent development and risk management.

Experience Leading Global Teams

Directors who have worked in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices, and provide critical insight in light of the Company’s global operations.

Financial and Accounting Expertise Directors with an understanding of accounting and financial reporting processes, particularly in large global businesses, provide an important oversight role.
Public Policy Experience Directors with public policy and government experience have key insight into the role of regulatory issues and government affairs affecting the Company.

Cybersecurity, Technology and Innovation

Directors who have expertise in cybersecurity, IT, technology fields and/or driving technological innovation are important as we continue to transform and evolve our business through digital solutions and services.

Manufacturing and Industry Experience Directors who have experience in the industry and markets served by the Company offer valuable perspective for operations.

Corporate Governance Experience

Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company.

Corporate Responsibility/Sustainability

Directors with experience in corporate responsibility initiatives, including sustainability, help drive our mission to create smart and sustainable buildings for the communities in which we live, work, learn and play.

M&A Experience Directors with experience in M&A provide key insights relevant to our business portfolio and our long-term strategic planning.

6        Johnson Controls International plc

Proxy Summary  ›  Our Director Nominees

We are asking you to vote FOR all the Director nominees listed below. All current Directors attended at least 75% of the Board and committee meetings on which he or she sits. Detailed information regarding these individuals is set forth in this Proxy Summary and under Proposal Number One. The Governance and Sustainability Committee and the Board believe that the qualifications, skills, experience and attributes set forth in this Proxy Statement for all individuals nominated for election support the conclusion that these individuals are qualified to serve as Directors and collectively possess a variety of skills, professional experience, and diversity of backgrounds that align with our needs and allows our Board to effectively oversee our business. As previously disclosed, David Yost will retire from the Board at the 2023 Annual General Meeting pursuant to our director retirement policy.

Summary information on our Directors is set forth below.

					Current Committee Membership

Nominee	Age	Director Since	Principal Occupation	Independent	AC	CC	EC	GC

Jean Blackwell	68	2018	Retired Executive Vice President & Chief Financial Officer of Cummins Inc.	●			●	Chair

Pierre Cohade	61	2018	Former Chief Executive Officer of Triangle Tyre Co. Ltd.	●	●

Michael E. Daniels	68	2010	Retired Senior Vice President of Global Technology at IBM	●		Chair	●

W. Roy Dunbar	61	2017	Retired CEO and Chairman of Network Solutions	●		●

Gretchen R. Haggerty	67	2018	Retired Executive Vice President & Chief Financial Officer of United States Steel Corporation	●	Chair		●

Ayesha Khanna*	49	N/A	Co-Founder and Chief Executive Officer of Addo	●

Simone Menne	62	2018	Former Chief Financial Officer, Boehringer Ingelheim	●	●

George R. Oliver	62	2012	Chairman and Chief Executive Officer of Johnson Controls				●

Jürgen Tinggren**	64	2014	Retired Chief Executive Officer and Director of Schindler Group	●			●	●

Mark Vergnano	64	2016	Retired Chief Executive Officer and Chairman of The Chemours Company	●		●

John D. Young	58	2018	Retired Chief Business Officer, Pfizer Inc.	●				●

AC = Audit Committee

CC = Compensation and Talent Development Committee

EC = Executive Committee

GC = Governance and Sustainability Committee

*	New Director nominee
**	Independent Lead Director

2023 Notice and Proxy Statement        7

Proxy Summary  ›  Corporate Governance Snapshot

Corporate Governance Snapshot

We are committed to maintaining robust governance practices and a strong ethical culture that benefit the long-term interests of our shareholders. We, with the oversight of our Board, regularly review, update and enhance our corporate governance practices and compliance and training programs, as appropriate, in light of shareholder interests, changes in applicable laws, regulations and stock exchange requirements, and the evolving needs of our business. Our corporate governance and compliance practices include:

Our Board adopted our Corporate Governance Guidelines, Code of Conduct, and charters for our Governance and Sustainability Committee, Audit Committee, Compensation and Talent Development Committee and Executive Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines and our Code of Conduct in the “Corporate Governance” section of the “Investor Relations” page of our website.

8        Johnson Controls International plc

Proxy Summary  ›  Non-Binding Advisory Vote on Executive Compensation

Non-Binding Advisory Vote on Executive Compensation

Proposal Number Five is our annual advisory vote on the Company’s executive compensation philosophy and program. Detailed information regarding these matters is included under the heading “Compensation Discussion & Analysis,” and we urge you to read it in its entirety. Our compensation philosophy and structure for executive officers remains dedicated to the concept of paying for performance and continues to be heavily weighted with performance-based awards.

Pay-for-performance

✓  Set majority of compensation as variable and at-risk

✓  Tie incentives to performance against financial, operational, strategic and individual goals

✓  Use quantifiable and measurable performance metrics and goals that are clearly disclosed

✓  Provide significant upside and downside potential for superior and low performance

Target pay appropriately	✓ Conduct competitive market based total compensation benchmark analysis against similarly sized industrial companies for comparable positions

Align interests with our stakeholders

✓  Design programs that discourage unnecessary or excessive risk-taking

✓  Cap payout opportunities under the incentive plans

✓  Require minimum vesting periods for equity awards

✓  Reward long-term financial results that drive value creation through a balanced equity mix

✓  Operate meaningful share ownership guidelines

✓  Provide a pay recoupment (i.e., clawback) policy

✓  Prohibit insider trading, hedging and pledging of Company stock

✓  Engage with shareholders on executive compensation matters

✓  Engage an independent compensation consultant to provide analysis and advice

✓  Conduct an annual say-on-pay vote

Avoid poor governance practices

   No tax gross-ups on any change-in-control benefits

   No single-trigger accelerated vesting on a change-in-control (double-trigger provisions)

   No discounting, reloading or re-pricing of share options without shareholder approval

   No guaranteed compensation or guaranteed increases

   No excessive perquisites

   No employment agreements with executive officers, except where legally required, in which case they follow market norms

   No dividends paid on unvested restricted share units or performance share units until such awards vest

2023 Notice and Proxy Statement        9

AGENDA ITEMS

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Sustainability Committee, the Board has nominated for election at the Annual General Meeting a slate of 11 nominees, 10 of whom currently serve on our Board. Dr. Khanna was recommended for nomination to serve as a Director by the Board with the support of the Governance and Sustainability Committee. Biographical information regarding each of the nominees is set forth below. We are not aware of any reason why any of the nominees will not be able to serve if elected. The term of office for members of the Board of Directors commences upon election and terminates upon completion of the first Annual General Meeting of Shareholders following election.

Jean Blackwell, Age 68 Director Since: June 2018 Independent: Yes Committee: Governance, Executive Other Public Directorships: • Celanese Corporation • Ingevity Corporation

Ms. Blackwell served as Chief Executive Officer of Cummins Foundation and Executive Vice President, Corporate Responsibility, of Cummins Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, from March 2008 until her retirement in March 2013. She previously served as Executive Vice President and Chief Financial Officer from 2003 to 2008, Vice President, Cummins Business Services from 2001 to 2003, Vice President, Human Resources from 1998 to 2001, and Vice President and General Counsel from 1997 to 1998. Prior thereto, Ms. Blackwell was a partner at the Indianapolis law firm of Bose McKinney & Evans LLP from 1984 to 1991. She has also served in state government, including as Executive Director of the Indiana State Lottery Commission and State of Indiana Budget Director. Ms. Blackwell serves as a Director of Celanese Corporation, a global technology and specialty materials company, and Ingevity Corporation, a leading global manufacturer of specialty chemicals and high performance carbon materials. Ms. Blackwell previously served as a Director of Essendant Inc., a leading national wholesale distributor of business products, from 2007 to 2018 and Phoenix Companies Inc., a life insurance company, from 2004 to 2009.

Skills and Qualifications

Extensive experience as a business leader, including serving as the Chief Financial Officer of Cummins Inc. Deep financial acumen as CFO and senior finance leader in engine-related industry. Experience serving on the board of directors of multiple international companies. Significant knowledge of the global marketplace gained from her business experience and background. Extensive experience with public policy and ESG topics through service as CEO of the Cummins Foundation and Executive Vice President of Corporate Responsibility for Cummins Inc. Significant board leadership experience through her service as board chair and chair of multiple committees at other public companies. Experience leading global teams.

Pierre Cohade, Age 61 Director Since: December 2018 Independent: Yes Committee: Audit Other Public Directorships: • CEAT Ltd.

Mr. Cohade served as the Chief Executive Officer of Triangle Tyre, China’s largest private tire manufacturer from 2015 to 2016. From 2013 to 2015, Mr. Cohade was a Senior Advisor at ChinaVest, Wells Fargo’s investment banking affiliate in China. During 2012, he served as an independent consultant for various private equity concerns. Prior thereto he served as the President, Asia Pacific, of The Goodyear Tire & Rubber Company from 2004 to 2011. From 2003 to 2004, Mr. Cohade served as the Division Executive Vice President of the Global Water and Beverage division of Danone SA. From 1985 to 2003, Mr. Cohade served in roles of increasing responsibility at Eastman Kodak Co., ultimately serving as the Chairman of Kodak’s Europe, Africa, Middle East and Russia Region. Mr. Cohade serves as a Director of CEAT Ltd., one of India’s leading tire manufacturers, Deutsche Bank China and Eurofor Group, a distributor of drilling machines and equipment. Mr. Cohade previously served as a director of Acorn International Inc., a leading marketing and branding company in China focused on content creation, distribution, and product sales through digital media, from 2017 to 2021. Mr. Cohade is currently the Chairman of IMA in China, a leading peer group forum for CEOs and senior executives located in China, and is an independent advisor to companies on China, strategy and operations.

Skills and Qualifications

Extensive experience as a business leader in a number of industries. Experience leading large business units at The Goodyear Tire & Rubber Company, Danone SA, and Eastman Kodak Co. Significant experience in a number of senior global positions, with extensive experience and expertise in China. Deep experience in the consumer products industry. Experience in overseeing manufacturing and operations in China at The Goodyear Tire & Rubber Company and Triangle Tyre. Experience engaging with regulators and governments on public policy issues in Asia. Experience leading corporate responsibility initiatives at Goodyear Tire & Rubber Company and Triangle Tyre. Experience leading global teams.

10        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

Michael E. Daniels, Age 68 Director Since: March 2010 Independent: Yes Committees: Compensation, Executive Other Public Directorships: • Thomson Reuters • SS&C Technologies, Inc.

Mr. Daniels was the Senior Vice President and Group Executive of IBM Services, a business and IT services company with operations in more than 160 countries around the world, prior to his retirement in March 2013. In this role, Mr. Daniels had worldwide responsibility for IBM’s Global Services business operations in outsourcing services, integrated technology services, maintenance, and Global Business Services, the consulting and applications management arm of Global Services. Since he joined IBM in 1976, Mr. Daniels held a number of leadership positions in sales, marketing and services, and was general manager of several sales and services businesses, including IBM’s Sales and Distribution operations in the United States, Canada and Latin America; its Global Services team in the Asia Pacific region; Product Support Services; Availability Services; and Systems Solutions. Mr. Daniels serves as a Director of Thomson Reuters, a provider of intelligent information for businesses, and SS&C Technologies, a provider of specialized software, software enabled services and software as a service solutions to the financial services industry.

Skills and Qualifications

Decades of senior leadership experience at IBM. Broad and extensive global business experience in a wide range of global roles as an executive at IBM, including decades of experience in the service space. Deep understanding of critical areas of enterprise service functions and information technology, including cybersecurity. Experience as a senior manager of a global organization as well as international experience living and working in a variety of cultures. Experience leading global teams at IBM and in service on the compensation committee of public companies.

W. Roy Dunbar, Age 61 Director Since: June 2017 Independent: Yes Committee: Compensation Other Public Directorships: • Duke Energy Corporation • McKesson Corporation • SiteOne Landscape Supplies

Mr. Dunbar was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves as a Director of Duke Energy Corporation, one of America’s largest energy holding companies, McKesson Corporation, a national wholesale distributor of pharmaceuticals and SiteOne Landscape Supply, Inc., a national wholesale distributor of landscape supplies. Mr. Dunbar previously served as a Director of Humana, Inc., Lexmark International and iGate.

Skills and Qualifications

Extensive experience leading across functional disciplines. Significant experience as a leader and director across US and international markets. Experience in leading innovation through information technology at MasterCard and Eli Lilly, including managing cybersecurity risk. Experience in global leadership and service as a director on the compensation committees of multiple companies. Career-spanning depth of experience across numerous disciplines including healthcare, information technology, payments, insurance and renewable energy.

2023 Notice and Proxy Statement        11

Agenda Items  ›  Proposal Number One

Gretchen R. Haggerty, Age 67 Director Since: March 2018 Independent: Yes Committee: Audit, Executive Other Public Directorships: • Teleflex Corporation

Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also managed and supervised energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, Ms. Haggerty served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U. S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a Director of Teleflex Incorporated, a global provider of medical technology products, and is a former Director of USG Corporation, a leading manufacturer of building materials.

Skills and Qualifications

Decades of senior leadership experience at U. S. Steel Corporation and USX Corporation. Deep financial acumen as CFO and senior finance leader in steel and energy industries. Experience serving on the board of directors of multiple international companies. Significant knowledge of the global marketplace gained from her business experience and background. Experience leading global teams.

Dr. Ayesha Khanna, Age 49 Director Since: New Director Nominee Independent: Yes Committee: N/A Other Public Directorships: None

Dr. Khanna is the co-founder and CEO of Addo, a privately held artificial intelligence firm with a focus on smart cities, a position she has held since 2017. From 2015-2016, prior to founding Addo, Dr. Khanna served as the Chief Executive Officer of The Keys Global, an education hub for students in coding, robotics, 3D printing and other new technologies. She previously served as Co-Founder and Director of Hybrid Reality Institute, a research and advisory group established to analyze the social impact of accelerating technologies, from 2010-2014. In addition, Dr. Khanna spent more than a decade on Wall Street developing large scale trading, risk management and data analytics systems. Dr. Khanna was previously a director of Aveva, a publicly-traded multinational engineering and industrial software solutions provider. She is also a director of Neom Tonomous, a subsidiary of Neom, responsible for the delivery of the cognitive infrastructure for the $500 billion smart city under development in Saudi Arabia. Dr. Khanna has a PhD of Information Systems and Innovation from the London School of Economics and Political Science and has been a strategic advisor on artificial intelligence, smart cities and fintech to corporations and governments. She is also the founder and Chair of 21st Century Girls (21C Girls) a charity delivering free coding, artificial intelligence and web3 classes for girls in Singapore.

Skills and Qualifications

Extensive experience in technology and innovation through her professional and educational experience, including deep, focused expertise on artificial intelligence and smart cities. Public policy experience advising governments on artificial intelligence and smart cities and through membership in organizations such as the World Economic Forum’s Global Future Councils and the Singapore Infocomm Media Authority. Executive leadership experience founding and leading Addo. Deep understanding of risks related to the emerging impacts of accelerating technologies. Experience leading global teams.

12        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

Simone Menne, Age 62 Director Since: March 2018 Independent: Yes Committee: Audit Other Public Directorships: • Deutsche Post DHL Group • Henkel AG & Co. KGaA

Ms. Menne served as Chief Financial Officer at Boehringer Ingelheim GmbH, Germany’s second largest pharmaceutical company, from September 2016 to December 2017. She previously served as the Chief Financial Officer at Deutsche Lufthansa AG (“Lufthansa”) from January 2016 to August 2016 and as a member of its Executive Board from July 2012 to August 2016. She also served as Chief Officer of Finances and Aviation Services at Lufthansa from July 2012 to January 2016. Prior thereto she served in a number of roles of increasing responsibility at Lufthansa from 1989 to 2012. She currently serves on the Supervisory Boards of Deutsche Post DHL Group and Henkel AG &Co. KGaA. She also serves on the Börsensachverständigenkommission (Exchange Experts Commission, BSK) and on the Supervisory Board of Russell Reynolds Associates, a global search and leadership advisory firm. Ms. Menne serves as President of the American Chamber of Commerce Germany.

Skills and Qualifications

Decades of senior leadership experience at Lufthansa and Boehringer Ingelheim. Experience serving on the supervisory boards of multiple international companies. Deep financial acumen as CFO and senior finance leader in transportation and pharmaceutical industries. Significant knowledge of the global marketplace gained from her business experience and background. Experience leading global teams in industries driven by technology and innovation.

George R. Oliver, Age 62 Director Since: September 2012 Independent: No Committee: Executive Other Public Directorships: • Raytheon Technologies

Mr. Oliver became our Chairman and Chief Executive Officer in September 2017. He previously served as our President and Chief Operating Officer following the completion of the merger with Tyco. Prior to that, Mr. Oliver was Tyco’s Chief Executive Officer, a position he held since September 2012. He joined Tyco in July 2006, and served as President of a number of operating segments from 2007 through 2011. Before joining Tyco, Mr. Oliver had a more than 20-year career with General Electric (GE), where he served in operational roles of increasing responsibility in several divisions, including as president and chief executive officer of GE Water and Process Technologies and president and chief executive officer of GE Engine Services, as well as previous leadership roles in GE’s Aircraft Engines and Appliances divisions. Mr. Oliver also serves as a Director on the board of Raytheon Technologies, an aerospace and defense company. Mr. Oliver serves as Chairman of the Energy & Environment Committee of the Business Roundtable, an association of chief executive officers of America’s leading companies and as the Chairman of the Sustainable Buildings Task Force for The Sustainable Markets Initiative.

Skills and Qualifications

Extensive leadership experience over several decades as an executive at Johnson Controls, Tyco and GE. Nearly a decade of experience with Tyco, first as president of several of its business units and then as CEO. Experience as a director, CEO and a senior manager of global organizations. Experience leading global teams at Johnson Controls, Tyco and GE. Experience driving Johnson Controls’ sustainability initiatives. Public policy experience through participation in non-governmental organizations including the Business Roundtable and World Economic Forum, as well as engaging with state and national lawmakers on public policy issues. Mr. Oliver offers valuable insights and perspective on the day to day management of the Company’s affairs.

2023 Notice and Proxy Statement        13

Agenda Items  ›  Proposal Number One

Jürgen Tinggren, Age 64 Director Since: March 2014 Independent: Yes Committees: Governance, Executive Other Public Directorships: • N.V. Bekaert S.A.

Mr. Tinggren served as the Chief Executive Officer of the Schindler Group, a global provider of elevators, escalators and related services, through December 2013 and was a member of the Board of Directors of Schindler from March 2014 to 2016. He joined the Group Executive Committee of Schindler in April 1997, initially responsible for Europe and thereafter for the Asia/Pacific region followed by Technology and Strategic Procurement. In 2007, he was appointed Chief Executive Officer and President of the Group Executive Committee of the Schindler Group. Mr. Tinggren also serves as Chairman and head of the Nomination and Governance Committee of N.V. Bekaert S.A., a Belgian based supplier of steel cord products for tire reinforcement and other specialty steel wire products. From 2014 to 2018 he was a Director of the Sika AG Group and from 2017 to 2020 he was a director and Audit Committee member of OpenText Corporation.

Skills and Qualifications

Extensive business experience as CEO and board member of leading global companies. Experience as senior executive of European, U.S. and Asian based organizations, deep understanding of international markets. Deep understanding of building services, industrial products and installation and service businesses. Deep financial understanding as CEO of Schindler. Deep understanding of digital businesses from his tenure as a Director of OpenText. Significant experience with mergers and acquisitions. Experience leading global teams as CEO of Schindler.

Mark Vergnano, Age 64 Director Since: September 2016 Independent: Yes Committee: Compensation Other Public Directorships: • Waters Corporation

Mr. Vergnano served as the Chairman of the Board of The Chemours Company, a titanium technologies, fluoroproducts, and chemical solutions producer, from July 2021 until his retirement in April 2022. Previously, Mr. Vergnano served as the President and Chief Executive Officer of Chemours from July 2015 to July 2021. He served as Executive Vice President, E. I. du Pont de Nemours and Company from 2009 to June 2015. While at DuPont, he served as Group Vice President—Safety & Protection from 2006 to 2009, Vice President and General Manager—DuPont Surfaces and Building Innovations from 2005 to 2006 and Vice President and General Manager—DuPont Nonwovens from 2003 to 2005.

Mr. Vergnano joined DuPont in 1980 as a process engineer and held a variety of manufacturing, technical and management assignments throughout multiple global locations in DuPont’s organization. Mr. Vergnano is currently a director of Waters Corporation, a specialty measurement company. Mr. Vergnano is a former Chairman of the Board of Directors for both the National Safety Council, and the American Chemistry Council. He is the founding chair of the Future of Stem Scholars Initiative and the Vergnano Institute for Inclusion at the University of Connecticut.

Skills and Qualifications

Extensive global business experience as an executive and CEO of Chemours and DuPont. Experience as senior executive of a multinational company. Deep understanding of the operations, global sales and marketing in both the chemical and industrial sectors. Deep financial understanding as CEO of Chemours. Experience leading global teams as CEO of Chemours and in managing a variety of functions and business units at DuPont, including developing and driving DuPont’s government affairs, public policy and corporate social responsibility strategies.

14        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

John D. Young, Age 58 Director Since: December 2017 Independent: Yes Committee: Governance Other Public Directorships: • Arnivas, Inc. • Haleon plc

Mr. Young served as the Chief Business Officer of Pfizer Inc. from January 2019 until December 2021 and Special Advisor to the CEO from January 2022 until his retirement in July 2022. From January 2018 to December 2018, he served as Group President of Pfizer Innovative Health, and from June 2016 to January 2018 he served as Group President, Pfizer Essential Health. He was Group President, Global Established Pharma Business for Pfizer from January 2014 until June 2016 and President and General Manager, Pfizer Primary Care from June 2012 until December 2013. He also served as Pfizer’s Primary Care Business Unit’s Regional President for Europe and Canada from 2009 until June 2012 and U.K. Country Manager from 2007 until 2009. Mr. Young is currently a director of Arnivas, Inc., a clinical-stage biopharmaceutical company and Haleon plc, a leading consumer healthcare business.

Skills and Qualifications

Extensive experience as a business leader with 30 years’ experience with Pfizer. Experience leading large business units at Pfizer. Significant experience in a number of senior global positions at Pfizer. Specialized expertise in developing healthcare solutions in a variety of medical disciplines, including through technology and innovation. Experience in corporate social responsibility as a member of the Board of the Pfizer Foundation and his role in overseeing Pfizer’s ESG strategy and commitments. Experience leading global teams.

Election of each Director requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Each Director’s election is the subject of a separate resolution and shareholders are entitled to one vote per share for each separate Director election resolution.

The Board unanimously recommends that shareholders vote FOR the election of each nominee for Director to serve until the completion of the next Annual General Meeting.

2023 Notice and Proxy Statement        15

Agenda Items  ›  Proposal Number Two

PROPOSAL NUMBER TWO

APPOINTMENT OF AUDITORS AND AUTHORITY TO SET REMUNERATION

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors for the fiscal year ended September 30, 2022. The Audit Committee has selected and appointed PwC to audit our financial statements for the fiscal year ending September 30, 2023. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify the appointment of PwC as our independent auditors for the fiscal year ending September 30, 2023 and to authorize the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. Although approval is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on the Company’s independent auditors. If the appointment of PwC is not approved by shareholders, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is approved, the Audit Committee, in its discretion, may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee considers many factors when appointing our independent auditor, including the reasonableness of audit fees, the potential for disruption in our business due to the loss of cumulative institutional knowledge possessed by our current auditor, and the quality of the independent audit firm and overall audit process. In connection with the mandated rotation of PwC’s lead engagement partner, the Audit Committee is directly involved in the selection of PwC’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as our independent auditor is in our and our shareholders’ best interests.

Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information, information on our pre-approval policy of audit and non-audit services, and the Audit Committee Report, please see below.

The ratification of the appointment of the independent auditors and the authorization for the Audit Committee to set the remuneration for the independent auditors requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

The Audit Committee and the Board unanimously recommend a vote FOR these proposals.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered to the Company by its independent auditors as of and for the two most recent fiscal years are set forth below. The aggregate fees include fees billed or reasonably expected to be billed for the applicable fiscal year. Fees for fiscal year 2022 include fees billed or reasonably expected to be billed by PwC. All Audit, Audit-Related, Tax and All Other services described below were pre-approved by the Audit Committee.

	Fiscal Year 2022		Fiscal Year 2021

	(in millions	)	(in millions	)

Audit Fees	$22.0		$22.0

Audit-Related Fees	2.3		0.8

Tax Fees	2.2		3.4

All Other Fees	0.1		0.4

Total	$26.6		$26.6

Audit Fees for the fiscal year ended September 30, 2022 were for professional services rendered by PwC and include fees for services performed to comply with auditing standards of the PCAOB (United States), including the annual audit of our consolidated financial statements including reviews of the interim financial statements contained in Johnson Controls’ Quarterly Reports on Form 10-Q, issuance of consents and the audit of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

16        Johnson Controls International plc

Agenda Items  ›  Proposal Number Two

Audit-Related Fees for the fiscal year ended September 30, 2022 were for services rendered by PwC and include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions and divestitures, carve-outs associated with divestitures and spin-off transactions, consultations concerning financial accounting and reporting standards and regulatory requirements, issuance of comfort letters associated with debt offerings, pre-implementation reviews of certain information technology systems, audits of pension and other employee benefit plans and audit services not required by statute or regulation.

Tax Fees for the fiscal year ended September 30, 2022 were for services rendered by PwC and primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees for the fiscal year ended September 30, 2022 were for services rendered by PwC and primarily include fees associated with training seminars related to accounting, finance and tax matters, technology tools related to accounting and reporting research, and other permissible advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. The policy provides that the Corporate Controller will support the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Audit Committee with respect to pre-approved services and ensuring compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. This approval includes approval of a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Audit Committee for pre-approval. No service may extend for more than 12 months, unless the Audit Committee specifically provides for a different period. The independent auditor may not begin work on any engagement without confirmation of Audit Committee pre-approval from the Corporate Controller or his or her delegate.

In accordance with the policy, the chair of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors for a specific service when the entire Committee is unable to do so. All such pre-approvals must be reported to the Audit Committee at the next Committee meeting.

Audit Committee Report

The Audit Committee of the Board is composed of four Directors, each of whom the Board has determined meets the independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a charter approved by the Board, which is posted on our website. As more fully described in its charter, the Audit Committee oversees Johnson Controls’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Management assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. Johnson Controls’ independent auditors are responsible for performing an audit in accordance with auditing standards generally accepted in the United States to obtain reasonable assurance that Johnson Controls’ consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States. The internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

In this context, the Audit Committee has reviewed the U.S. GAAP consolidated financial statements for the fiscal year ended September 30, 2022, and has met and held discussions with management, the internal auditors and the independent auditors concerning these financial statements, as well as the report of management and the report of the independent registered public accounting firm regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. Management represented to the Committee that Johnson Controls’ U.S. GAAP consolidated financial statements were prepared in accordance with U.S. GAAP. In addition, the Committee has discussed with the independent auditors the auditors’ independence from Johnson Controls and its management as required under Public Company

2023 Notice and Proxy Statement        17

Agenda Items  ›  Proposal Number Two

Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Based upon the Committee’s review and discussions referred to above, the Committee recommended that the Board include Johnson Controls’ audited consolidated financial statements in Johnson Controls’ Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the Securities and Exchange Commission and that such report be included in Johnson Controls’ annual report to shareholders for the fiscal year ended September 30, 2022.

Submitted by the Audit Committee,

Gretchen R. Haggerty, Chair

Pierre Cohade

Simone Menne

R. David Yost

18        Johnson Controls International plc

Agenda Items  ›  Proposal Number Three

PROPOSAL NUMBER THREE

AUTHORIZATION TO MAKE MARKET PURCHASES OF COMPANY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue.

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases or overseas market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases and overseas market purchases of up to 10% of the Company’s issued shares. This authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent Annual General Meetings.

Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. The Company currently expects to effect repurchases under our existing share repurchase authorization as redemptions pursuant to Article 3(d) of our Articles of Association. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company will not be able to make market purchases or overseas market purchases of the Company’s shares unless the resolution is adopted.

In order for the Company or any of its subsidiaries to make overseas market purchases of the Company’s ordinary shares, such shares must be purchased on a market recognized for the purposes of the Companies Act 2014. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Ordinary Resolution

The text of the resolution in respect of Proposal 3 (which is proposed as an ordinary resolution) is as follows:

RESOLVED, that the Company and any subsidiary of the Company is hereby generally authorized to make market purchases and overseas market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 2014 and to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 71,660,000 ordinary shares of US $0.01 each (which represents slightly less than 10% of the Company’s issued ordinary shares).

(b) The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

(c) This general authority will be effective from the date of passing of this resolution and will expire on the earlier of the date of the Annual General Meeting in 2024 or eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The authorization for the Company and/or any of its subsidiaries to make market purchases and overseas market purchases of Company shares requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

2023 Notice and Proxy Statement        19

Agenda Items  ›  Proposal Number Four

PROPOSAL NUMBER FOUR

DETERMINE THE PRICE RANGE AT WHICH THE COMPANY CAN RE-ALLOT TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may re-allot treasury shares that we acquire through our various share buyback activities in connection with our executive compensation program and our other compensation programs.

Under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury (including by way of re-allotment off-market). In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose the renewal of this authorization at subsequent Annual General Meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be re-allotted are 95% and 120%, respectively, of the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment, save that the minimum price for a re-allotment to satisfy an obligation under an employee share plan is the par value of a share. Any re-allotment of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 4 (which is proposed as a special resolution) is as follows:

RESOLVED, that the re-allotment price range at which any treasury shares held by the Company may be re-allotted shall be as follows:

(a) the maximum price at which such treasury share may be re-allotted shall be an amount equal to 120% of the “market price,” and

(b) the minimum price at which a treasury share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price,” and

(c) for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment.

FURTHER RESOLVED, that this authority to re-allot treasury shares shall expire on the earlier of the date of the Annual General Meeting of the Company held in 2024 or eighteen months after the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of section 109 and/or 1078 (as applicable) of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market.

The authorization of the price range at which the Company may re-allot any shares held in treasury requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

20        Johnson Controls International plc

Agenda Items  ›  Proposal Number Five

PROPOSAL NUMBER FIVE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investor sentiment with regard to the Company’s executive compensation programs. As a result, this proposal provides shareholders with the opportunity to cast an advisory vote on the compensation of our executive management team, as described in the section of this Proxy Statement entitled “Compensation Discussion & Analysis,” and endorse or not endorse our fiscal 2022 executive compensation philosophy, programs and policies and the compensation paid to the Named Executive Officers.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Although the vote is non-binding, our Board and the Compensation and Talent Development Committee will review the voting results. To the extent there is a significant negative vote, we would communicate directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation and Talent Development Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Advisory Non-Binding Resolution

The text of the resolution, which if thought fit, will be passed as an advisory non-binding resolution at the Annual General Meeting, is as follows:

RESOLVED, that shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion & Analysis section of this Proxy Statement.

The Board unanimously recommends that shareholders vote FOR this proposal.

2023 Notice and Proxy Statement        21

Agenda Items  ›  Proposal Number Six

PROPOSAL NUMBER SIX

ADVISORY VOTE ON THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act requires us to include, at least once every six years, an advisory vote regarding how often shareholders wish to cast the advisory vote on executive compensation. In casting their advisory vote, shareholders may choose among four options (1) an annual vote, (2) a vote every two years (biennial), (3) a vote every three years (triennial) or (4) to abstain from voting.

The Board believes that an annual vote is appropriate for the Company because it provides shareholders the opportunity to provide frequent feedback on overall compensation philosophy, design and implementation.

The advisory vote on the frequency of the advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any actions or to adjust the frequency of the advisory vote on executive compensation as a result of the vote. Although the vote is non-binding, our Board and the Compensation and Talent Development Committee will review the voting results and consider the feedback obtained through this process in making future decisions about the frequency of the advisory vote on executive compensation.

The Board unanimously recommends that shareholders elect the ANNUAL option when casting their advisory vote with respect to this proposal.

22        Johnson Controls International plc

Agenda Items  ›  Proposal Number Seven

PROPOSAL NUMBER SEVEN

AUTHORIZATION FOR DIRECTORS TO ALLOT COMPANY SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization, approved by shareholders at our 2022 Annual General Meeting, will expire on March 8, 2023 — the date of the 2023 Annual General Meeting. We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares on the terms set forth below. If this proposal is not passed, the Company will have a limited ability to issue new ordinary shares.

We understand it is customary practice for Irish companies listed in the U.S. to seek shareholder authority to issue shares up to an aggregate nominal value of up to 20% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year. Therefore, in accordance with customary practice in Ireland and the rules and standards applicable to companies listed in the U.S., we are seeking approval to issue up to a maximum of 20% of our issued ordinary share capital for a period expiring on the earlier of the date of the Company’s Annual General Meeting in 2024 or September 8, 2024, unless otherwise renewed, varied or revoked. The Directors of the Company expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Ordinary Resolution

The text of the resolution in respect of Proposal 7 (which is proposed as an ordinary resolution) is as follows:

“RESOLVED that the directors be and are hereby generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of US $1,433,400 (being equivalent to approximately 20% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the date of the Company’s Annual General Meeting in 2024 or September 8, 2024, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

2023 Notice and Proxy Statement        23

Agenda Items  ›  Proposal Number Eight

PROPOSAL NUMBER EIGHT

WAIVER OF STATUTORY PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Our current authorization, approved by shareholders at our 2022 Annual General Meeting, will expire on March 8, 2023 — the date of the 2023 Annual General Meeting. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be renewed on an annual basis.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash up to a maximum of approximately 5% of the Company’s authorized share capital without applying statutory pre-emption rights for a period expiring on the earlier of the Annual General Meeting in 2024 or September 8, 2024, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 7, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us closer to par with other NYSE-listed companies.

Special Resolution

The text of the resolution in respect of Proposal 8 (which is proposed as a special resolution) is as follows:

“RESOLVED that the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by proposal 7 of the notice of this meeting as if sub-section (1) of section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities up to an aggregate nominal value of US $358,000 (being equivalent to approximately 5% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the Company’s Annual General Meeting in 2024 or September 8, 2024, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of Proposal 8 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 7.

The Board unanimously recommends that shareholders vote FOR this proposal.

24        Johnson Controls International plc

GOVERNANCE OF THE COMPANY

Vision and Values of Our Board

Our vision is a safe, comfortable and sustainable world. In addition to achieving financial performance objectives, our Board and management believe that we must assume a leadership position in the area of corporate governance to fulfill our vision. Our Board believes that good governance requires not only an effective set of specific practices but also a culture of responsibility throughout the company, and governance at Johnson Controls is intended to optimize both. Johnson Controls also believes that good governance ultimately depends on the quality of its leadership, and it is committed to recruiting and retaining Directors and officers of proven leadership ability and personal integrity. Our Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of Johnson Controls.

Johnson Controls’ Values: How We Seek to Conduct Ourselves

2023 Notice and Proxy Statement        25

Governance of the Company  ›  Board Mission/Responsibilities

Board Mission/Responsibilities

The mission of the Board is to promote the long-term value and health of Johnson Controls in the interests of shareholders and set an ethical “tone at the top.” All corporate authority is exercised by the Board except for those matters reserved to the shareholders. The Board has retained oversight authority — defining and overseeing the implementation of and compliance with standards of accountability and monitoring the effectiveness of management policies and decisions in an effort to ensure that the Company is managed in such a way to achieve its objectives. The Board delegates its authority to management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation. The Board regularly engages with management on significant strategic matters, evaluating risk, strategic rationale, long-term value and other criteria when advising management during the course of its review and approval of management’s operational plan and other significant strategic matters. Management, not the Board, is responsible for managing the Company.

Areas of Focus for the Board

26        Johnson Controls International plc

Governance of the Company  ›  Board Composition, Tenure and Expertise

Board Composition, Tenure and Expertise

The Director nominees as a whole are strong in their diversity, vision, strategy and business judgment. They posses a robust collective knowledge of management and leadership, business operations, crisis management, risk assessment, industry knowledge, accounting and finance, technology and innovation, public policy, sustainability and corporate social responsibility, corporate governance and global markets:

Skills and Expertise

Executive Leadership Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Experience Leading Global Teams	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Financial and Accounting Expertise	∎	∎	∎		∎		∎	∎	∎	∎

Public Policy Experience	∎	∎				∎		∎		∎	∎

Cybersecurity, Technology and Innovation			∎	∎		∎	∎	∎	∎		∎

Manufacturing and Industry Experience	∎	∎	∎	∎	∎		∎	∎	∎	∎	∎

Corporate Governance Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Corporate Responsibility/Sustainability	∎	∎	∎	∎		∎		∎		∎	∎

M&A Experience	∎	∎	∎		∎			∎	∎	∎	∎

Background

Years on the Board	4	4	13	5	5	0*	5	10	9	11	5

Age	68	61	68	61	67	49	62	62	64	64	58

Gender	F	M	M	M	F	F	F	M	M	M	M

Diversity*	∎	∎		∎	∎	∎	∎		∎		∎

* New Director nominee ** Diversity includes Female / Racial / Ethnic / LGBTQ+ and Geographically Diverse (Non-US Citizenship)

Board Leadership

The Board’s leadership structure generally includes a combined Chairman and CEO role with a strong, independent non-executive Lead Director. The Board believes our overall corporate governance measures help ensure that strong, independent Directors continue to effectively oversee our management and key issues related to strategy, risk and integrity; executive compensation; CEO evaluation; and succession planning. In choosing generally to combine the roles of Chairman and CEO, the Board takes into consideration the importance of in-depth, industry-specific knowledge and a thorough understanding of our business environment and risk management practices in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team and serves as a vital link between management and the Board. Mr. Oliver’s extensive leadership experience and understanding of the history, strategy and progression of the Company, first as CEO of Tyco beginning in 2012 and then as CEO of the Company since 2017, provides a deep, unique perspective that enables him to ensure that the Board’s agendas, presentations and discussions are

2023 Notice and Proxy Statement        27

Governance of the Company  ›  Board Leadership

thorough and thoughtfully constructed based on the key issues and risks impacting the Company. This allows the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. Our Board periodically reviews its determination to have a single individual act both as Chairman and CEO.

Currently, the Board operates with a designated Lead Director with a well-defined role. The Lead Director, currently Mr. Jürgen Tinggren, acts as an intermediary between the Board and senior management. Among other things, the Lead Director’s duties include:

Mr. Tinggren joined our Board in 2014. During his tenure as a Board member, Mr. Tinggren has established strong and effective working relationships with his fellow Directors and garnered their trust and respect. Furthermore, he has demonstrated strong leadership skills, independent thinking and a deep understanding of our business. Mr. Tinggren’ s deep understanding of building services, industrial products and installation and service businesses are valuable in helping the Board exercise its risk oversight function as the Company seeks to be a smart buildings solutions leader. Mr. Tinggren is highly engaged and is routinely in direct contact with the CEO and members of senior management. Mr. Tinggren collaborates with Mr. Oliver and the other Directors on board governance and Director succession, providing feedback on the functioning of the board and identification and recruitment of new Director candidates. Mr. Tinggren’s level of engagement allows him to have a significant impact on the operation of the Board, as well as the Company’s strategic and operational initiatives.

Along with the CEO, the Lead Director also hosts Board update calls on a monthly basis in the periods between Board meetings to keep the Directors current on important developments in the business as well as the status of key strategic and operational initiatives. These update calls provide Directors with the opportunity to stay current on matters impacting the Company, which facilitates more efficient and robust discussions at the regularly scheduled Board meetings.

Board Oversight of Strategy

One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration our key priorities, global trends impacting our business, regulatory developments and disruptors to our businesses. The Board’s oversight of our strategy primarily occurs through deep-dive annual reviews of the Company’s long-term strategic plans. During these reviews, management provides the Board with its view of the key commercial and strategic risks and opportunities faced by the Company; and the Board provides management with feedback on whether management has identified the key risks and opportunities and is taking appropriate responsive actions. In addition to the annual deep-dive strategic review, because the Company’s strategic initiatives are subject to rapidly evolving business dynamics, the Board regularly receives updates on key strategic initiatives throughout the year to ensure progress is being made against goals, understand where adjustments or refinements to strategy may be appropriate and stay current on issues impacting the business.

The Board’s oversight of strategy was prominent throughout the year as the Company continued its journey to become a smart building solutions leader. At every regularly scheduled Board meeting, the Board received updates from management on how the Company was developing and executing its strategy to build and expand its digital capabilities to deliver new and differentiated services including outcome-based solutions that address customers’ needs to improve energy efficiency and reduce greenhouse gas emissions. These discussions were supplemented by a deep dive review into how the Company is managing cybersecurity risk in OpenBlue and the lifecycle of digital products, allowing the Company to both mitigate risk and differentiate its digital offerings with leading cybersecurity capabilities. The Board also engaged with management on how the Company is developing its decarbonization business, with in depth discussions covering the decarbonization and sustainability industry, customer dynamics and insights, and how the Company is developing capabilities to lead customers on their decarbonization journey.

28        Johnson Controls International plc

Governance of the Company  ›  Board Oversight of Strategy

The Board engaged further with management on key risks to the Company’s strategy. This included focused discussions on the Company’s supply chain as the Company experienced headwinds from global supply chain disruptions. The Board engaged with management on a range of topics, including the Company’s manufacturing operations, supply chain and key manufacturing components. This enabled the Board to understand supply chain market dynamics, specific forces impacting the Company, ongoing mitigation measures and how the Company is reshaping its manufacturing and supply chain strategies to address current challenges and prepare for the future.

The Board applied the knowledge gained from these sessions to provide advice and oversight to management as the Company worked to refine and execute its strategy in fiscal year 2022 and into fiscal year 2023. The oversight provided by the Board was carried over into its committees, with the Compensation and Talent Development Committee monitoring the Company’s efforts to build a diverse workforce that is digital capable, solutions oriented and focused on continuous learning and growth, and the Governance and Sustainability Committee monitoring the cybersecurity risks associated with the Company’s digital strategy as well as the opportunities presented by trends favoring decarbonization.

Johnson Controls has a clear vision and growth agenda. The visions and values described above are designed to achieve our mission of helping our customers win everywhere, every day through a relentless focus on customer needs, developing and deploying leading products and technology, distributing our products and services through accessible channels, and attracting and retaining top talent. Johnson Controls plans to achieve these objectives through:

•	Creating Growth Platforms: Growing our business through innovation, digital services, and partnerships to drive customer outcomes and deliver enhanced value.

•	Driving Operational improvements: Getting better at what we do and how we do it, to drive productivity, quality, efficiency, and excellence.

•	Sustaining a High-Performance Culture: Building a safe, inclusive, sustainable, and heathy organization that develops new skills, recognizes success and rewards excellence.

For additional information on our strategy, see “Business Strategy” in Item 1 of our Annual Report on Form 10-K filed with the SEC on November 15, 2022.

Board Oversight of Talent and Succession Planning

Our Board oversees management succession planning and talent development. The Compensation and Talent Development Committee regularly reviews the CEO succession plan and the succession plans for key positions at the senior executive level across the Company. The CEO and CHRO regularly review with the Compensation and Talent Development Committee the assessment and the development of a diverse pipeline of senior leaders who are potential successors for these roles. In addition, the full Board discusses succession and/or talent management at each of its regularly scheduled meetings. These discussions are led by the CEO and Chief Human Resources Officer, with periodic assistance from other senior leaders within the Company and firms with talent assessment expertise. These discussions include critical leadership competencies, talent assessment, short and long-term development and readiness of executives, the pool of external talent, and diversity. The Board also evaluates succession and development plans in the context of our overall business strategy and culture. Potential leaders are visible to Board members through formal presentations and informal events to allow Directors to personally engage with current and future leaders. In 2022, Board members were actively involved in the search and appointment of several new officers, including the Company’s Vice President and President, Global Products, Vice President and President, APAC and Chief Commercial Officer. Board members were involved in reviewing the talent pipeline of candidates and interviewing the finalist candidates prior to approving management’s recommendation to appoint Lei Schlitz as Vice President and President, Global Products, Anu Rathninde as Vice President and President, APAC and Rodney Clark as Chief Commercial Officer.

In late 2020, the Compensation Committee amended its charter to change its name to the Compensation and Talent Development Committee, enhancing its oversight over our talent development and human capital management efforts. Under its revised charter, the Compensation and Talent Development Committee is charged with reviewing: the talent development and succession plans for the CEO and other senior leadership positions, our human capital management practices, policies, strategies and goals, our senior leadership pipeline development, including the recruitment, development and retention of senior leadership talent, and our diversity and inclusion initiatives and progress. In carrying out these responsibilities, the Compensation and Talent Development Committee annually reviews with our Chief Human Resources Officer: our diversity and inclusion plans and goals, reports on our organizational health, our succession planning and talent development strategy and progress, and the Company’s human capital policies and practices.

2023 Notice and Proxy Statement        29

Governance of the Company  ›  Board Oversight of Talent and Succession Planning

We have implemented several measures that focus on ensuring accountabilities exist for attracting and developing diverse talent in our workforce. For fiscal years 2022 and 2023, our CEO and other senior leaders have diversity and inclusion objectives embedded in their annual performance goals. We have also committed to having a diverse talent pipeline by partnering with our business units in their workforce planning forecasts to develop initiatives and goals to recruit diverse talent across all leadership and skill areas. We actively develop diversity sourcing strategies and partner with external organizations that develop and supply diverse talent.

Our Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our Company to respond to unexpected emergencies and minimize potential disruption or loss of continuity to our Company’s business and operations.

30        Johnson Controls International plc

Governance of the Company  ›  Board and Committee Oversight of Risk Management

Board and Committee Oversight of Risk Management

2023 Notice and Proxy Statement        31

Governance of the Company  ›  Oversight of Cybersecurity

Oversight of Cybersecurity

We understand that cybersecurity is an essential component of the Board’s oversight responsibility. The Board receives cybersecurity updates from senior management, including the Chief Information Officer, Chief Information Security Officer and Chief Technology Officer. These updates cover the cybersecurity risks facing our enterprise information technology structure, as well as our digital products and services. The Governance and Sustainability Committee provides a deeper level of oversight through quarterly engagements with senior management, including the Chief Information Officer, Chief Information Security Officer and Chief Product Security Officer, to review our cybersecurity program, including the highest risk areas and key mitigation strategies. Topics covered in fiscal year 2022 included: cybersecurity certifications, incident response, cyber forensics and cyber governance. We have experienced, and expect to continue to experience, cyber threats and incidents; and the Governance and Sustainability Committee receives quarterly reports on any notable incidents that may have occurred during the quarter, as well as updates on cybersecurity events impacting the marketplace (whether or not the Company is impacted). To date, no such incidents have been material to the Company.

Our policies, standards, and procedures apply to all users to ensure the workforce is aware of threats and the importance of information security and cybersecurity. The cybersecurity policies and standards were created following ISO 27001 for the overall enterprise and ISA/IEC 62443 for automation and control system products. We leverage multiple channels to promote cybersecurity topics, deliver targeted initial and refresher training for all users, and conduct an annual mandatory global information security training campaign with certification, which is translated into 20 languages. These elements are designed to maintain a risk aware culture.

Our vulnerability management program assures that vulnerability assessments are continually conducted with specific frequencies for specific asset types to validate system health against known threats. We also engage with third parties to perform security assessments of our technology environments. In 2022, we engaged a third party to conduct an enterprise penetration test; the results of which were shared with the Governance and Sustainability Committee. We leverage multiple tools, which are routinely updated with new signatures, to continually respond to evolving threats identified as part of our threat detection capability. Events with cyber security impacts are routed to the IT and Product Security Incident Response function for triage, investigation, and if necessary, mitigation. We also maintain a cybersecurity insurance policy.

Oversight of Political Spending

We participate in the public policy process in various ways including corporate government affairs activities designed to educate policymakers on key issues related to our business, political giving through the Johnson Controls Political Action Committee (“PAC”), and limited direct corporate political contributions. To promote transparency, we make this information publicly available on our website and through various government filings, as required by law.

Our PAC is governed by a steering committee, which is chaired by our Executive Vice President & General Counsel and made up of business and functional leaders across the Company. The steering committee provides operational oversight and direction of PAC activities. The steering committee also reviews candidate recommendations and uses the PAC’s selection criteria to determine who will receive financial support.

Our lobbying and political activities are overseen by our Chief Sustainability & External Relations Officer, who works closely with our legal department to ensure compliance with our political engagement policy. Our Executive Vice President & General Counsel, Chief Sustainability & External Relations Officer, and Chief Ethics and Compliance Officer meet together regularly with the Chief Executive Officer and the senior leadership team to review legislative, regulatory and political developments.

The Governance and Sustainability Committee provides primary board-level oversight in reviewing our corporate political activity and public policy efforts. Our Chief Sustainability & External Relations Officer reports to the Governance and Sustainability Committee on our governmental outreach, PAC and other political activities on a quarterly basis and the full Board is briefed on government relations matters at least annually.

Director Orientation

All new Directors participate in our director orientation program during the first few months on our Board. New Directors receive an extensive suite of onboarding materials covering Director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. They then participate in a series of meetings with management representatives from our business and functional areas to review and discuss information about the Company’s strategic plans, financial statements, and key issues, policies, and practices. Based on feedback from our Directors, we

32        Johnson Controls International plc

Governance of the Company  ›  Director Orientation

believe this onboarding approach provides new Directors with a strong foundation for understanding our businesses, connects Directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations.

Director Education

Our Board believes that Director education is key to the ability of Directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at our expense on corporate governance and critical issues associated with a Director’s service. The Corporate Secretary, in collaboration with the Governance and Sustainability Committee, advises Directors of opportunities for continuing Director education in areas important to the Company and the overall functioning of the Board. Our Board also hears regularly from management on numerous subjects, including investor relations, human capital management, sustainability, technology, regulatory developments, data privacy, and cybersecurity. In addition, the Board periodically participates in site visits to our facilities.

For example, in 2022, our Board participated in two site visits to Charlotte, North Carolina and San Antonio, Texas. The Board met with our North American field business in Charlotte, gaining deeper insight into our field operations, performance contracting and how we plan to leverage digital and decarbonization capabilities to create outcome-based solutions for our customers. The visit also provided the Board with direct engagement with customers, allowing the Board to understand our customers’ objectives and how we are partnering with them to achieve their desired outcomes.

In San Antonio, the Board engaged in a deep dive review of our product development process at our chiller manufacturing facility. There, the Board toured the facility and met with employees and management, gaining a deeper understanding of our product lines, product development strategy, manufacturing process and supply chain, including how we are enhancing key product lines with digital technology to drive our strategy.

Shareholder Engagement

In 2022, we continued our focus on regularly engaging with our shareholders. We reached out to holders of over 65% of our shares outstanding. Meetings were requested by four shareholders, representing approximately 22% of the Company’s outstanding shares. During these meetings, we discussed many topics including our executive compensation program, diversity and inclusion, supply chain, sustainability, PFAS oversight and management and OpenBlue. Investors provided valuable comments and perspectives on the Company’s governance, risk and compensation practices and were generally supportive of the Company’s approach in these areas. Investors also expressed their approval of the Company’s corporate responsibility and sustainability efforts. In addition, several shareholders declined or cancelled meetings noting that engagement was unnecessary due to no significant concerns with our governance and compensation practices. This outreach and the corresponding discussions provide our Board with valuable insights into our shareholders’ views. We plan to continue to actively engage with our shareholders on a regular basis to better understand and consider their views.

Board Committees

To conduct its business the Board maintains three standing committees: Audit, Compensation and Talent Development, and Governance and Sustainability; and each of these NYSE-required committees are entirely composed of independent Directors. The Board also maintains an Executive Committee comprised of the Chairman, Lead Director and each committee chair that meets to review matters as delegated to it by the Board. All committees report on their activities to the Board.

The Lead Director may also convene “special committees” to review discrete matters that require the consideration of a Board committee, but do not fit within the mandate of any of the standing committees. Special committees report their activities to the Board.

To ensure effective discussion and decision making while at the same time having a sufficient number of independent Directors for its three standing committees, the Board is normally constituted of between ten and thirteen Directors. The minimum and maximum number of Directors is set forth in our Articles of Association.

The Governance and Sustainability Committee reviews the Board’s governance guidelines annually and recommends appropriate changes to the Board.

2023 Notice and Proxy Statement        33

Governance of the Company  ›  Board Meetings

Board Meetings

The Board meets at least four times annually and additional meetings may be called in accordance with our Articles of Association. Frequent board meetings are critical not only for timely decisions, but also for Directors to be well informed about Johnson Controls’ operations and issues. One of these meetings will be scheduled in conjunction with the Annual General Meeting of Shareholders and Board members are required to be in attendance at such meeting either in person or by telephone. The Lead Director and the Chair of the Board are responsible for setting meeting agendas with input from the other Directors.

Committee meetings are normally held in conjunction with Board meetings. Major committee decisions are reviewed and approved by the Board. The Board Chair and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Presentations at Board meetings are concise and focused, and they include adequate time for discussion and decision-making. An executive session of independent Directors, chaired by the Lead Director, is held at least annually, and in practice occurs at least once during most Board meetings. Mr. Tinggren ensures that the executive sessions are highly interactive and include robust discussions on the Company’s strategic and operational initiatives and related risks. They also include in-depth discussions on matters such as executive performance and succession planning. These discussions are key to informing the Board’s oversight role and appropriately challenging management.

Directors receive the agenda and materials for regularly scheduled meetings in advance. Best efforts are made to make materials available as soon as one week in advance, but no later than three days in advance. When practical, the same applies to special meetings of the Board. Directors may ask for additional information from, or meetings with, senior managers at any time.

Strategic planning and succession planning sessions are held at least annually at a regular Board meeting, but such sessions often occur more frequently. Succession planning meetings focus on the development and succession of not only the CEO but also the Company’s other senior executives.

The Board’s intent is for Directors to attend all regularly scheduled Board and committee meetings. Directors are expected to use their best efforts to attend regularly scheduled Board and committee meetings in person. All independent Board members are welcome to attend any committee meeting.

Formal Board meetings are supplemented by informal Board update calls hosted by the CEO and Lead Director. These calls are held on at least a monthly basis in the periods between Board meetings to keep the Directors current on important developments in the business as well as the status of key strategic and operational initiatives. These update calls provide Directors with the opportunity to stay current on matters impacting the Company, which facilitates more efficient and robust discussions at the regularly scheduled Board meetings.

The Board also makes periodic visits to our facilities to learn more about our products and customers. For example, in 2022 our Board participated in site visits to Charlotte, North Carolina and San Antonio, Texas.

Board and Committee Calendars

A calendar of agenda items for the regularly scheduled Board meetings and all regularly scheduled committee meetings is prepared annually by the Chair of the Board in consultation with the Lead Director, committee chairs, and other Directors.

Board Communication

Management speaks on behalf of Johnson Controls and the Board normally communicates through management with outside parties including shareholders, business journalists, analysts, rating agencies, and government regulators. In certain circumstances Directors may also meet with shareholders to discuss specific governance topics. The Board has established a process for interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can reach the Johnson Controls Board of Directors via email at jciboard@jci.com. Depending upon the nature of the communication and to whom it is directed, the Corporate Secretary will: (a) forward the communication to the appropriate Director or Directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter). Shareholders, customers, vendors, suppliers and employees can also raise concerns at www.johnsoncontrolsintegrityhelpline.com. Inquiries can be submitted anonymously and confidentially.

34        Johnson Controls International plc

Governance of the Company  ›  Board Communication

All inquiries are received and reviewed by the Integrity Helpline manager, who is part of the Compliance function. A report summarizing all items received resulting in cases is prepared for the Audit Committee of the Board. The Integrity Helpline manager directs cases to the applicable department (such as customer service, human resources, or in the case of accounting or control issues, forensic audit) and follows up with the assigned case owner to ensure that the cases are responded to in a timely manner. The Board also reviews non-trivial shareholder communications received by management through the Corporate Secretary’s Office or Investor Relations.

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Governance of the Company  ›  Board and Committee Evaluation Process

Board and Committee Evaluation Process

1 QUESTIONNAIRES (Sept – Oct)

Each Director completes a Board self-evaluation questionnaire and a separate questionnaire for each committee on which the director serves. The Board-specific questionnaire requests ratings and solicits detailed suggestions for improving Board and committee governance processes and effectiveness. The committee-specific questionnaires are tailored to the respective committees' roles and responsibilities. Topics include:

Board and Committee meetings, Board and Committee roles and responsibilities, Board and Committee composition, culture and relationship with management.

2 DIRECTOR REVIEW (Oct – Nov)

Self-evaluation questionnaire results are compiled and summarized by the Office of the Corporate Secretary. The summaries include all specific Director comments, without attribution. Each Director receives the Board self-evaluation summary and the self-evaluation summary for each committee on which the Director serves.

The results of the committee evaluations are also shared with the Lead Director and the Chair of the Governance and Sustainability Committee.

3 INDIVIDUAL DIRECTOR INTERVIEWS (Oct – Nov)

The Lead Director and the Chair of the Governance and Sustainability Committee meet with each Director regarding the self-evaluation results.

This enables Directors to have frank conversations and address Board, Committee and individual director performance and effectiveness directly.

4 BOARD SUMMARY & FEEDBACK (Dec)

Committee self-evaluation results are discussed by each committee, and Board self-evaluation results are discussed by the full Board. Each committee and the Board identify areas for further consideration and opportunities for improvement and implement plans to address those matters. The qualifications and performance of all Board members are reviewed in connection with their re-nomination to the Board.

5 ONGOING FEEDBACK

Throughout the year, directors may discuss concerns, including those related to individual performance separately with the Lead Director.

Board Feedback & Recent Improvement Actions

Based on responses from recent Board and committee evaluations, the Board requested that senior management take the following actions:

- Consider streamlining the time allocated to presentations vs. Q&A at Board meetings to better facilitate in-depth discussions;
- Consider facilitating additional opportunities for interpersonal interaction among directors and between directors and management; and
- Consider reviewing committee rotation and Chair assignments, including whether at least one committee chair should be female.

In response to feedback provided by the Board, management worked to streamline presentations and facilitate additional interaction between directors and management. In late 2021, the Board returned to in-person meetings. In 2022, the Board conducted two site visits and participated in expanded interactions with management, leaders and other high performers during board meetings. The Board also evaluated the leadership of its committees, appointing Gretchen Haggerty as the chair of the Audit Committee and Jean Blackwell as chair of the Governance and Sustainability Committee.

The Board views self-evaluation of Board and committee performance as an integral part of its commitment to continuous improvement. The Governance and Sustainability Committee annually reviews the evaluation process and considers ways to augment it.

36        Johnson Controls International plc

Governance of the Company  ›  Board Advisors

Board Advisors

The Board and its committees (consistent with the provisions of their respective charters) may retain their own advisors, at the expense of Johnson Controls, as they deem necessary in order to carry out their responsibilities.

Board Compensation and Share Ownership

The Governance and Sustainability Committee periodically reviews the Directors’ compensation and recommends changes in the level and mix of compensation to the full Board. See the Compensation Discussion and Analysis for a detailed discussion of the Compensation and Talent Development Committee’s role in determining executive compensation.

To help align Board and shareholder interests, Directors are encouraged to own Johnson Controls ordinary shares or their equivalent, with the guideline set at five times the annual cash retainer. Directors are expected to attain this minimum share ownership guideline within five years of joining the Board. Once a Director satisfies the minimum share ownership recommendation, the Director will remain qualified, regardless of market fluctuations, under the guideline as long as the Director does not sell any shares. Mr. Oliver receives no additional compensation for service as a Director.

Director Independence

To maintain its objective oversight of management, the Board consists of a substantial majority of independent Directors. Our Board annually determines the independence of each Director and nominee for election as a Director based on a review of the information provided by the Directors and the executive officers and a survey by our legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and our Corporate Governance Guidelines, which are more restrictive than the NYSE independence standards. Independent Directors:

∎	are not former officers or employees of Johnson Controls or its subsidiaries or affiliates, nor have they served in that capacity within the last five years;

∎	have no current or prior material relationships with Johnson Controls aside from their directorship that could affect their judgment;

∎

have not worked for, nor have any immediate family members that have worked for, been retained by, or received anything of substantial value from Johnson Controls aside from his or her compensation as a Director;

∎	have no immediate family member who is an officer of Johnson Controls or its subsidiaries or has any current or past material relationship with Johnson Controls;

∎

do not work for, nor does any immediate family member work for, consult with, or otherwise provide services to, another publicly traded company on whose board of directors Johnson Controls’ CEO or other senior executive serves;

∎

do not serve as, nor does any immediate family member serve as, an executive officer of any entity with respect to which Johnson Controls’ annual sales to, or purchases from, exceed the greater of two percent of either entity’s annual revenues for the prior fiscal year or $1,000,000;

∎

do not serve, nor does any immediate family member serve, on either the board of directors or the compensation committee of any corporation that employs either a nominee for director or a member of the immediate family of any nominee for director; and

∎

do not serve, nor does any immediate family member serve, as a director, trustee, executive officer or similar position of a charitable or non-profit organization with respect to which the company or its subsidiaries made charitable contributions or payments in excess of the greater of $1,000,000 or two percent of such organization’s charitable receipts in the last fiscal year.

Directors meet stringent definitions of independence and for those Directors that meet this definition, the Board will make an affirmative determination that a Director is independent. The Board has determined that all of the Director nominees, with the exception of Mr. Oliver, meet these standards and are therefore independent of the Company.

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Governance of the Company  ›  Director Service

Director Service

Directors are elected by an affirmative vote of a majority of the votes cast (in person or by proxy) by shareholders at the Annual General Meeting. They are elected to serve for one-year terms (except in instances where a Director is elected during a special meeting), ending after completion of the next succeeding Annual General Meeting. If a Director resigns or otherwise terminates his or her directorship prior to the next Annual General Meeting, the Board may appoint an interim Director until the next Annual General Meeting. Any nominee for Director who does not receive an affirmative vote of a majority of votes cast (in person or by proxy) by shareholders at the Annual General Meeting is not elected to the Board.

Each Director is required to tender their resignation from the Board at the Annual General Meeting following his or her 75th birthday. The Board may, in its discretion, waive this limit in special circumstances. As previously disclosed, David Yost has informed the Company of his intention to tender his resignation and will retire from the Board pursuant to this policy at the 2023 Annual General Meeting. The rotation of committee chairs and members is considered on an annual basis to ensure diversity of Board member experience and variety of perspectives across the committees, but there is no strict committee chair rotation policy. Any changes in committee chair or member assignments are made based on committee needs, Director interests, experience and availability, and applicable regulatory and legal considerations. Moreover, the value of rotation is weighed carefully against the benefit of committee continuity and experience.

Directors are also expected to inform the Governance and Sustainability Committee of any significant change in their employment or professional responsibilities and are required to offer their resignation to the Board in the event of such a change. This allows for discussion with the Governance and Sustainability Committee to determine if it is in the mutual interest of both parties for the Director to continue on the Board.

The Governance and Sustainability Committee is responsible for the review of all Directors and where necessary will take action to recommend to shareholders the removal of a Director for performance, which requires the affirmative vote of a majority of the votes represented (in person or by proxy) at a duly called shareholder meeting.

Nomination of Directors and Board Diversity

The Governance and Sustainability Committee, in accordance with the Board’s governance principles, seeks to create a Board that, as a whole, is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. Although the Johnson Controls Board does not have a specific policy or requirement regarding diversity, the Board regards diversity as an important factor in evaluating the overall composition of the Board and when selecting Director nominees. The Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender, national origin and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other Directors. The Governance and Sustainability Committee also considers whether the Board has an appropriate combination of professional experience, skills, exposure to international markets, knowledge and variety of viewpoints and backgrounds in light of Johnson Controls’ current and expected future needs. In addition, the Governance and Sustainability Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Governance and Sustainability Committee periodically reviews these criteria and qualifications to determine any need to revise such criteria and qualifications based upon corporate governance best practices and Johnson Controls’ needs at the time of the review. The current composition of our Board and Director nominees reflects these ongoing efforts and the continued importance of a diversity of skills, backgrounds, characteristics and experience to the Board.

General criteria for the nomination of Director candidates include:

●  The highest ethical standards and integrity

●  A willingness to act on and be accountable for Board decisions

●  An ability to provide wise, informed and thoughtful counsel to top management on a range of issues

●  Diversity of expertise and experience as well as diversity with respect to race, gender and ethnicity

●  A history of achievement that reflects superior standards for themselves and others

●  Loyalty and commitment to driving the success of the Company

●  An ability to take tough positions while at the same time working as a team player

●  Individual backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs

38        Johnson Controls International plc

Governance of the Company  ›  Nomination of Directors and Board Diversity

The Company also strives to have all non-employee Directors be independent. In addition to having such Directors meet the NYSE definition of independence, the Board has set its own more rigorous standard of independence. The Governance and Sustainability Committee must also ensure that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Talent Development and Governance and Sustainability Committees. In addition, the Governance and Sustainability Committee ensures that each member of the Compensation and Talent Development Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code.

As provided in its charter, the Governance and Sustainability Committee will consider Director candidates recommended by shareholders. To recommend a Director candidate, a shareholder should write to Johnson Controls’ Secretary at Johnson Controls’ current registered address: One Albert Quay, Cork, Ireland, T12 X8N6. Such recommendation must include:

Shareholder- recommended Director candidate nominations must include:

●  The name and address of the candidate

●  A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above

●  The candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement

●  Evidence of share ownership of the person making the recommendation

●  All information required by Article 62 of our Memorandum and Articles of Association to be included in notices for any nomination by a shareholder of an individual for election to the Board

The recommendation must also follow the procedures set forth in Articles 54 — 68 of our Memorandum and Articles of Association to be considered timely and complete in order to be considered for nomination to the Board.

To be considered by the Governance and Sustainability Committee for nomination and inclusion in the Company’s Proxy Statement for the 2024 Annual General Meeting, shareholder recommendations for Director must be received by Johnson Controls’ Corporate Secretary no later than September 22, 2023. Once the Company receives the recommendation, the Company may deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Governance and Sustainability Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Governance and Sustainability Committee. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must also provide the additional information required by Rule 14a-19(b) under the Exchange Act. Such additional information must be received by Corporate Secretary at the Company’s registered address by no later than January 8, 2024. No candidates were recommended by shareholders in connection with the 2023 Annual General Meeting.

The Governance and Sustainability Committee from time to time employs an unrelated search firm to assist the Committee in identifying candidates for Director when a vacancy occurs. The Governance and Sustainability Committee also receives suggestions for Director candidates from Board members. All of our nominees for Director other than Dr. Khanna are current members of the Board. In evaluating candidates for Director, the Governance and Sustainability Committee uses the qualifications described above, and evaluates shareholder candidates in the same manner as candidates from all other sources.

In 2022, the Board engaged Egon Zehnder to assist it in identifying director candidates possessing a diversity of skills and experience in line with the Company’s strategic vision and the Board’s director nomination criteria. Members of the Governance and Sustainability Committee and the full Board evaluated and met with several candidates to identify potential director nominees. Based on the Governance and Sustainability Committee’s evaluation of the current Directors and director candidates each nominee was recommended for election.

Other Directorships, Conflicts and Related Party Transactions

We recognize the importance of having Directors with significant experience in other businesses and activities; however, Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Johnson Controls’ Board. In order to provide sufficient time for informed

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Governance of the Company  ›  Other Directorships, Conflicts and Related Party Transactions

participation in their Board responsibilities, non-executive Directors are required to limit their external directorships of other public companies to three and Audit Committee members are required to limit their audit committee membership in other public companies to two. The Board may, in its discretion, waive these limits in special circumstances. When a Director or the CEO intends to serve on another public company board, the Governance and Sustainability Committee is required to be notified. The Governance and Sustainability Committee reviews the possibility of conflicts of interest or time constraints and must approve the officer’s or Director’s appointment to the outside board. Each Director is required to notify the Corporate Secretary of any potential conflicts. The CEO may serve on no more than one other public company board. The CEO shall resign or retire from the Board upon resigning or retiring from his role as CEO, following a transition period mutually agreed upon between the CEO and the Compensation and Talent Development Committee.

The Company has a formal, written procedure intended to ensure compliance with the related party provisions in our Code of Ethics and with our corporate governance guidelines. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Transactions exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a Director’s independence, must be approved in advance by our Governance and Sustainability Committee. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Code of Ethics, must be approved in advance by a majority of disinterested Directors, following appropriate disclosure of all material aspects of the transaction.

Under the rules of the Securities and Exchange Commission, public issuers such as Johnson Controls must disclose certain “related person transactions.” These are transactions in which Johnson Controls is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our ordinary shares has a direct or indirect material interest. Although Johnson Controls engaged in commercial transactions in the normal course of business with companies where Johnson Controls’ Directors and Director nominees were employed and served as officers, none of these transactions exceeded 1% of Johnson Controls’ gross revenues and these transactions are not considered to be related party transactions.

Code of Ethics

We have adopted the Code of Ethics, which applies to all employees, officers, and Directors of Johnson Controls. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and applies to our CEO, Chief Financial Officer and Chief Accounting Officer, as well as all other employees. The Code of Ethics also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Code of Ethics is posted on our website at www.johnsoncontrols.com under the heading “Our Company — Ethics and Compliance.” We will also provide a copy of the Code of Ethics to shareholders upon request. We disclose any amendments to the Code of Ethics, as well as any waivers for executive officers or Directors on our website at www.johnsoncontrols.com under the heading “Our Company — Ethics and Compliance.” The Board of Directors annually certifies their compliance with the Code of Ethics. The Company maintains established procedures by which employees may anonymously report a possible violation of the Code of Ethics. The Audit Committee maintains procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The Audit Committee also maintains procedures for employees to report concerns regarding questionable accounting or auditing policies or practices on a confidential, anonymous basis.

SUSTAINABILITY

At Johnson Controls, sustainability is at the heart of our business and fundamental to everything we do. This is a critical time for climate action, and we have committed to science-based emission reduction targets for Scopes 1, 2, and 3 by 2030 and achieving net zero emissions for Scopes 1 and 2 by 2040. As the global leader in smart, healthy and sustainable buildings, our 100,000 employees across more than 150 countries reimagine the performance of buildings and provide innovative products and services that make spaces healthier for those that occupy them and empower customers and communities to consume less energy and conserve resources.

We believe our leadership across environmental, social and governance (ESG) issues ultimately creates long-term benefits for our customers, employees, shareholders, and society.

40        Johnson Controls International plc

Governance of the Company  ›  Sustainability and Corporate Responsibility Governance

Sustainability and Corporate Responsibility Governance

The Board of Directors approves and oversees the implementation of the Company’s mission, vision and values. The Governance and Sustainability Committee provides oversight of our sustainability and corporate responsibility programs, goals, management, sustainability trends and environmental health and safety, receiving regular briefings on our ESG progress. In addition, the Compensation and Talent Development Committee provides oversight of certain social matters impacting our workforce, including human capital management, diversity and inclusion and organizational health.

The authority for management of economic, environmental and social topics is delegated to the Executive Committee, which comprises the senior executives responsible for all our major corporate functions, including our Vice President and Chief Sustainability and External Relations Officer and our Chief Human Resources Officer. Our CEO and Executive Committee members have sustainability and diversity goals embedded into their performance goals.

The Global ESG Leadership Committee (“ESG LC”) is chaired by our Vice President of Global Sustainability and Regulatory Affairs, and reports to the Chief Sustainability and External Relations Officer. Its members consist of senior leaders across our businesses, functions and regions. The ESG LC is charged with leading the enterprise across all measures of sustainability, managing and reporting progress toward our ESG commitments, and is responsible for embedding sustainability into our culture and operations.

The ESG LC organized all sustainability and corporate responsibility topics and associated targets, metrics, and strategies into one of six ESG strategy workstreams: Climate, Product Stewardship, Sustainable Value Chain, Diversity, Equity and Inclusion, Social Impact, and Governance. Each workstream is chaired by a Vice President who also sits on and reports to the Global ESG Leadership Committee.

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Governance of the Company  ›  Ambitious vision. Impactful, measurable results.

Ambitious vision. Impactful, measurable results.

Our ESG strategy has a measurable impact aligning to climate action, product stewardship, sustainable value chain, DE&I, social impact, and governance.

Climate

We have established commitments to reduce our Scope 1 and 2 emissions by 55 percent by 2030 against a 2017 baseline and reduce our Scope 3 emissions 16 percent over the same period. This includes further reducing our internal carbon emissions and providing sustainable product and service offerings. Our emissions targets have been approved by the Science Based Targets initiative and our Scope 1 and 2 targets align with the Paris Agreement aim to limit global temperature to 1.5 degrees Celsius.

We have launched initiatives focused on emission reductions across our global facilities, refrigerant emissions, and our global fleet. We are utilizing our OpenBlue Net Zero Buildings offering, including the full suite of OpenBlue digital solutions, to accelerate our transition to net zero.

Product Stewardship

Our OpenBlue Net Zero Buildings as a Service is a turnkey solution to deliver decarbonization outcomes for our customers’ building asset portfolios. The offering leverages our suite of building technology applications with sustainability innovations to track and analyze greenhouse gas emissions, enabling us to assist our customers on their journey to net zero by delivering outcome and risk-management solutions to achieve decarbonization goals.

We are committed to the worldwide transition to low-global warming potential (“GWP”) refrigerants, and we offer alternative refrigerants across all chiller platforms, with GWP reductions ranging from 56 to more than 99 percent compared to conventional refrigerants. In 2021, we announced that our ducted systems product portfolio will use a new refrigerant with a 78 percent reduction in GWP by 2025.

In fiscal year 2022, we made significant investments into new product research and development focused on climate-related innovation to develop sustainable products and services. Innovations include operating emissions reduction, reduction of material usage, and improved life cycle management.

Sustainable Value Chain

We strive to lead in supplier sustainability. To ensure sustainability in supplier performance, we partnered with EcoVadis, a globally recognized sustainability assessment ratings agency, to adopt a systematic ratings program to evaluate suppliers across environment, labor and human rights, ethics, and sustainable procurement. The EcoVadis rating is included on our supplier scorecards, utilizing disclosures submitted from suppliers and EcoVadis’ global monitoring system to evaluate business practices. Sustainability is now equal to cost, quality and delivery in supplier performance evaluations.

We stood up a global Supplier Council, representing a cross section of procurement categories, to share ESG best practices and provide input and feedback to our ESG program.

We are proud to have been honored by CDP as a Supplier Engagement Leader and to have received the EcoVadis Platinum Sustainability Rating.

Diversity, Equity, and Inclusion

At Johnson Controls, every employee is empowered to engage in our culture of inclusion. We continue to create an environment where the voices of our colleagues are heard, contributions to our business success are recognized and rewarded, and differences are valued. We proudly announced the addition of Equity to our Diversity and Inclusion strategy. We work to elevate hiring practices, holding regular inclusion discussions at all levels through our global Perspectives Listening Series and Business Resource Group Talent Talk series. Our Business Resource Groups continue to grow and engage employees around the world to drive an inclusive and equitable culture.

Social Impact

Since 2003, our employees have volunteered over 1.86 million hours in local communities, volunteering nearly 46,000 hours in 2022, an increase in volunteer hours by nearly 50% year-over-year. In fiscal 2022, our corporate philanthropy efforts resulted in contributions of more than $12 million and our employees gave in excess of $2.8 million.

42        Johnson Controls International plc

Governance of the Company  ›  Ambitious vision. Impactful, measurable results.

In 2021, we launched the Community College Partnership Program, investing in the technicians of tomorrow. We are investing $15 million over five years to help expand community college associate degree and certificate programs in the built environment. In 2022, we launched a second cohort of 10 colleges, with the program now including colleges in the United States and India.

Johnson Controls Mexico re-certified in 2022 and achieved gold level, the highest level, in the Mexican Standard on Job Equality and Non-Discrimination. Johnson Controls is one of only three multi-national corporations to be awarded the gold level in multiple sites.

Governance

We linked executive compensation to our sustainability and diversity goals to drive individual leadership accountability. Sustainability and diversity performance goals are required for the top leaders of our company, including our CEO and executive team. Leaders are encouraged to cascade these goals through their organizations. These goals are included as part of the individual contribution modifier applied to their annual incentive award calculation. In 2022, nearly 14,000 employees tied their annual goals to sustainability and diversity.

George Oliver, our Chief Executive Officer, serves as the chairman of the Business Roundtable Energy and Environment Committee. The Committee dedicates itself to policies that encourage innovation to support an environmentally and economically sustainable future. The Business Roundtable believes that to avoid the worst impacts of climate change, the world must work together to limit the global temperature rise consistent with the Paris Agreement.

We are honored to be listed on more than 40 leading sustainability indices and to be named one of the World’s Most Ethical Companies and one of the Global 100 Most Sustainable Corporations.

Johnson Controls has been publicly reporting its sustainability results since 2002 and is proud of its history of transparency. We report at the GRI Standards-Comprehensive level, United Nations Global Compact Advanced level and respond to the CDP and fulfill additional requests by investors, customers and others for our sustainability data. We are a Sustainability Accounting Standards Board (SASB) Reporter, and align our reports to the UN Sustainable Development Goals and the recommendations of the Task Force on Climate-Related Financial Disclosures. Our public sustainability reports, policies and commitments can be found at: https://www.johnsoncontrols.com/corporate-sustainability/reporting-and-policies. The information contained on this website does not constitute a part of this proxy statement and is not incorporated by reference herein.

For More Information

We believe that it is important that Johnson Controls’ stakeholders and others are able to review its corporate governance practices and procedures. Our corporate governance guidelines are embodied in a formal document that has been approved by Johnson Controls’ Board of Directors. It is available on our website at www.johnsoncontrols.com under the heading “Investors-Corporate Governance.” We will also provide a copy of the corporate governance principles to shareholders upon request. Our corporate governance guidelines and general approach to corporate governance as reflected in our Memorandum and Articles of Association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not

2023 Notice and Proxy Statement        43

Governance of the Company  ›  For More Information

subject to, nor have we adopted, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards applied by us and the U.K. Corporate Governance Code and other Irish/U.K. governance standards or guidelines, there are differences, in particular relating to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the Board and the criteria for determining the independence of Directors.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-employee Director compensation for fiscal 2022 consisted of an annual cash retainer of $140,000 and restricted stock units (“RSUs”) with a grant date value of approximately $175,000 and a one-year vesting term. The Lead Director received an additional $30,000 and the chairs of each standing committee received an additional fee of $25,000. A Director who is also an employee receives no additional remuneration for services as a Director. In fiscal year 2022, the Governance and Sustainability Committee conducted its annual review of Director compensation, which included a review of industry and peer Director compensation practices. Based on this review, the Governance and Sustainability Committee recommended, and the Board approved, changes to the annual cash retainer, annual RSU award and Lead Director retainer. Beginning in fiscal 2023, the annual cash retainer was increased to $145,000, the grant date value of the annual RSU award was increased to $180,000 and the Lead Director retainer was increased to $40,000. All other fees remain unchanged. These changes represent the first increase to Director compensation since 2019. The Board believes that the compensation of its non-employee Directors is reasonable, appropriate and consistent with market practice.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Current Directors

Ms. Jean Blackwell (GC) (2)	$160,312	$175,000	$335,312

Mr. Pierre Cohade	$140,000	$175,000	$315,000

Mr. Michael E. Daniels (CC)	$165,000	$175,000	$340,000

Mr. W. Roy Dunbar	$140,000	$175,000	$315,000

Ms. Gretchen R. Haggerty (AC)	$165,000	$175,000	$340,000

Ms. Simone Menne	$140,000	$175,000	$315,000

Mr. Jürgen Tinggren (L)	$170,000	$175,000	$345,000

Mr. Mark Vergnano	$140,000	$175,000	$315,000

Mr. R. David Yost	$140,000	$175,000	$315,000

Mr. John D. Young	$140,000	$175,000	$315,000

Retired Director

Mr. Juan Pablo del Vale Perochena (2)	$ 66,132	$—	$66,132

(L)=	Lead Director

(AC)=	Audit Committee Chair

(CC)=	Compensation and Talent Development Committee Chair

(GC)=	Governance and Sustainability Committee Chair

(1)

This column reflects the fair value of the entire amount of awards granted to Directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s ordinary shares on the date of grant. RSUs granted to Board members generally vest and the underlying units are converted to shares and delivered to Board members on the anniversary of the grant date.

(2)	In December 2021, Ms. Blackwell became the Chair of the Governance and Sustainability Committee, succeeding Juan Pablo del Valle Perochena, who retired from the Board in March 2022.

(3)	In December 2020, Ms. Haggerty became the Chair of the Audit Committee and Mr. Tinggren became a member of the Governance and Sustainability Committee.

44        Johnson Controls International plc

Governance of the Company  ›  Charitable Contributions

Charitable Contributions

The Board understands that its members, or their immediate family members, serve as directors, trustees, executives, advisors and in other capacities with a host of other organizations. If Johnson Controls directs a charitable donation to an organization in which a Johnson Controls Director, or their immediate family member, serves as a director, trustee, executive, advisor, or in other capacities with the organization, the Board must approve the donation. Any such donation approved by the Board will be limited to an amount that is less than 2% of that organization’s annual charitable receipts, and less than 2% of Johnson Controls’ total annual charitable contributions. In line with its matching gift policy for employees, going forward Johnson Controls will make an annual matching gift of up to $3,000 for each Director to qualifying charities.

COMMITTEES OF THE BOARD

The table below sets forth committee membership as of the end of fiscal year 2022 and meeting information for each of the Board Committees.

Name	Audit Committee	Governance & Sustainability Committee	Compensation & Talent Development Committee	Executive Committee	Date Elected/ Appointed to Board

Ms. Jean Blackwell		Chair		●	06/13/2018

Mr. Pierre Cohade	●				12/05/2018

Mr. Michael E. Daniels			Chair	●	03/10/2010

Mr. W. Roy Dunbar			●		06/14/2017

Ms. Gretchen R. Haggerty*	Chair			●	03/07/2018

Ms. Simone Menne*	●				03/07/2018

Mr. George R. Oliver				Chair	09/28/2012

Mr. Jürgen Tinggren (L)		●		●	03/05/2014

Mr. Mark Vergnano			●		09/02/2016

Mr. R. David Yost*	●				03/12/2009

Mr. John D. Young		●			12/07/2017

(L) = Lead Independent Director			* Audit Committee Financial Expert

During fiscal 2022, the full Board met 4 times. All Directors attended at least 75% of the Board and committee meetings on which they sit. The average Director attendance for all board and committee meetings during fiscal 2022 was approximately 98%. The Board’s governance principles provide that Board members are expected to attend each Annual General Meeting in person or by phone. At the 2022 Annual General Meeting, all of our current Board members who were Board members at such time were in attendance.

2023 Notice and Proxy Statement        45

Governance of the Company  ›  Committees of the Board

Audit Committee

  Committee Overview

●   The Audit Committee monitors the integrity of Johnson Controls’ financial statements, the independence and qualifications of the independent auditors, the performance of Johnson Controls’ internal auditors and independent auditors, Johnson Controls’ compliance with legal and regulatory requirements and the effectiveness of Johnson Controls’ internal controls. The Audit Committee is also responsible for retaining, subject to shareholder approval, evaluating, setting the remuneration of, and, if appropriate, recommending the termination of Johnson Controls’ auditors. The Audit Committee discusses with the independent auditor any critical audit matters. The Audit Committee holds meetings regularly with our independent and internal auditors, the Board, and management to review and monitor the adequacy and effectiveness of reporting, internal controls, and compliance with our Code of Ethics and other policies. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

●   The Audit Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request.

  Committee Membership

●   The current members of the Audit Committee are Messrs. Cohade and Yost and Mses. Haggerty and Menne, each of whom is independent under NYSE listing standards and SEC rules for audit committee members. Ms. Haggerty is the chair of the Audit Committee. The Board has determined that each of Mr. Yost and Mses. Haggerty and Menne are audit committee financial experts.

Meetings in Fiscal 2022 9

Governance and Sustainability Committee

  Committee Overview

●   The Governance and Sustainability Committee identifies individuals qualified to become Board members, recommending to the Board the Director nominees for the Annual General Meeting, develops and recommends to the Board a set of corporate governance principles, and plays a general leadership role in Johnson Controls’ corporate governance and the oversight of environmental, social, governance, political, legislative, and public policy trends that could impact the Company. In addition, the Governance and Sustainability Committee oversees our environmental, health and safety management system and enterprise risk assessment activities, including the oversight of cybersecurity risk. The Governance and Sustainability Committee receives quarterly updates from management on cybersecurity, health and safety and sustainability matters. The Governance and Sustainability Committee reviews the Company’s’ overall sustainability strategy, metrics, targets, goals and progress, as well as the development of new sustainability-based targets. The Governance and Sustainability Committee also oversees and makes recommendations to the Board regarding the compensation of our independent Directors.

●   The Governance and Sustainability Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request.

  Committee Membership

●   The current members of the Governance and Sustainability Committee are Ms. Blackwell and Messrs. Tinggren and Young. Mr. del Valle Perochena served as Chair of the Governance and Sustainability Committee until December 2021, at which time Ms. Blackwell assumed the role of Governance and Sustainability Committee Chair in anticipation of Mr. del Valle Perochena’s retirement. The Board of Directors has determined that each of the current and former members of the Governance and Sustainability Committee is independent under NYSE listing standards.

Meetings in Fiscal 2022 4

46        Johnson Controls International plc

Governance of the Company  ›  Committees of the Board

Compensation and Talent Development Committee

  Committee Overview

●   The Compensation and Talent Development Committee reviews and approves compensation and benefits policies and objectives, determines whether Johnson Controls’ officers, Directors and employees are compensated according to these objectives, and assists the Board in carrying out certain of its responsibilities relating to the compensation of Johnson Controls’ executives. The Compensation and Talent Development Committee also reviews: the talent development and succession plans for the CEO and other senior leadership positions, our human capital management practices, policies, strategies and goals, our senior leadership pipeline development, including the recruitment, development and retention of senior leadership talent, and our diversity and inclusion initiatives and progress.

●   The Compensation and Talent Development Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request.

  Committee Membership

●   The current members of the Compensation and Talent Development Committee are Messrs. Daniels, Dunbar and Vergnano. Mr. Daniels is the Chair of the Compensation and Talent Development Committee. Ms. Blackwell served as a member of the Compensation and Talent Development Committee until December 2021, at which time she assumed the role of Governance and Sustainability Committee Chair. The Board of Directors has determined that each of the current and former members of the Compensation and Talent Development Committee is independent under NYSE listing standards. In addition, each member is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code. For more information regarding the Compensation and Talent Development Committee’s roles and responsibilities, see the Compensation Discussion and Analysis.

Meetings in Fiscal 2022 8

Executive Committee

  Committee Overview

●   The Executive Committee assists the Board in fulfilling its oversight responsibility with its review and monitoring of major corporate actions including external corporate development activities, business portfolio optimization, capital appropriations and capital expenditures.

●   The Executive Committee was established in September of 2016 and operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request.

  Committee Membership

●   The current members of the Executive Committee are Mses. Blackwell and Haggerty and Messrs. Daniels, Oliver and Tinggren. Mr. Oliver is the chair of the Executive Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2022, Ms. Blackwell and Messrs. Daniels, Dunbar and Vergnano served on the Compensation and Talent Development Committee. None of the members of the Compensation and Talent Development Committee during fiscal 2022, or as of the date of this Proxy Statement, is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation and Talent Development Committee or Board of Directors.

2023 Notice and Proxy Statement        47

COMPENSATION DISCUSSION & ANALYSIS

At Johnson Controls we transform the environments where people live, work, learn and play. As the global leader in smart, healthy and sustainable buildings, our mission is to reimagine the performance of buildings to serve people, places and the planet. This requires us to work with integrity and purpose, focus on our customers and the future, together as one team. To ensure we are successful, our compensation programs are designed to reward our employees, including our executive officers, accordingly.

This Compensation Discussion & Analysis (the “CD&A”) section of our Proxy Statement sets out the mechanics of our executive compensation program, in particular its application and outcomes in respect of fiscal 2022, ending September 30, 2022.

2022 NAMED EXECUTIVE OFFICERS (“NEOs”)

Named Executive Officer	Title

George R. Oliver	Chairman & Chief Executive Officer

Olivier Leonetti	Executive Vice President & Chief Financial Officer

Rodney Clark	Vice President, Chief Commercial Officer

John Donofrio	Executive Vice President, General Counsel

Ganesh Ramaswamy[1]	Vice President & President — Global Services

Former NEOs

Jeffrey M. Williams[2]	Former Vice President & President — Global Products, Building Technologies and Solutions

[1]	Mr. Ramaswamy voluntarily resigned from the Company effective as of December 31, 2022.
[2]	Mr. Williams retired from the Company on August 1, 2022.

EXECUTIVE SUMMARY

FISCAL 2022 PRIORITIES AND PERFORMANCE

At Johnson Controls we transform the environments where people live, work, learn and play. Over the past few years, we have accelerated the digital transformation of our business and achieved significant milestones along the way. From streamlining our operations, digitizing our services, and continuing to invest in our key vectors of growth, we have led the way globally in technology that powers smart, healthy, and sustainable buildings. Our mission of reimagining the building environment and serving people, places, and the planet, with sustainability at the heart of our business, continues to be the foundation of everything we do.

Fiscal 2022 was an inflection point for our business as we successfully navigated a challenging macroeconomic environment that saw unprecedented inflation levels, foreign exchange headwinds, and continued supply chain disruptions. During the year, we responded to these challenges by making pivotal decisions to further enhance the resiliency of our operations while continuing to capitalize on strong secular trends across our vectors of growth, positioning us for success. Operationally, we have improved our supply chain management efforts, exceeded our productivity plan, and implemented a disciplined pricing approach, contributing to improved margin strength as we closed out the year. We also achieved robust top-line growth as our products and services continue to resonate with our customers, with strong order velocity and backlog growth resulting in favorable run rates as we look ahead to fiscal year 2023. Throughout fiscal 2022, our management team remained focused on creating shareholder value and meeting expectations despite a challenging environment. Notably we:

∎	Delivered full-year GAAP EPS of $2.19 and adjusted EPS of $3.00, up 13% versus prior year;*

∎	Overcame significant headwinds from higher raw material, indirect material, labor, and freight cost inflation, as well as supply chain inefficiencies to achieve year over year margin expansion;

∎	Executed on our productivity plan, exceeding our target of $230 million in cost savings;

∎	Returned over $2 billion in capital to shareholders through ~$1.4 billion in share buybacks and ~$920 million in dividends; and

∎	Ended fiscal 2022 with a strong backlog and continued order momentum

48        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2022 Priorities

While we are both proud of and encouraged by our performance in fiscal 2022, we believe in holding ourselves accountable in-line with our pay-for-performance philosophy. We set ambitious and challenging goals under our Annual Incentive Performance Program (“AIPP”) and fiscal 2020-2022 performance share unit awards designed to incentivize and reward above-market performance. While we experienced success in driving results, growing revenue, regaining margin strength, and positioning ourselves for the future, we were not able to fully overcome the impacts of a turbulent macro environment. This negatively impacted our ability to fully achieve some of our goals, which had not been calibrated to account for the full impact of the macroeconomic headwinds we would experience during the applicable performance periods. As a result, our performance under our fiscal 2022 Annual Incentive Performance program and 2020-2022 performance share unit awards resulted in below target payments, reflecting the commitment to strong performance and accountability embedded in our compensation programs.

Looking ahead, we have built a strong foundation for growth, and our ability to successfully adapt and execute in fiscal 2022 positions us well to continue our momentum into fiscal 2023. We believe we are well positioned with significant tailwinds across our business, strong backlog, an improved supply chain and robust demand driven by secular trends across our growth vectors. The resiliency of our products and services continues to resonate with our customers, and we are beginning to commercialize the value of our digital transformation. Heading into fiscal 2023, we look to build on our foundation for growth, support our customers’ mission-critical needs, showcase our leadership, and invest in advancing our digital service offerings.

Other notable achievements in fiscal 2022 included the following:

∎  Secured ~$1 billion in Sustainability Infrastructure orders, with our largest historical quarter in Q4 of approximately $420 million

∎  Growing year-over-year digital products & service revenue

∎  Enhanced the existing connectivity of approximately 11,000 chillers through OpenBlue

∎  Launched 12 major offerings under our OpenBlue platform

∎  Recognized as a leader in Connected Chiller by Frost and Sullivan and awarded “IoT Partner of the Year” by Microsoft

∎  Recognized for ESG leadership, including being recognized as a S&P Global Sustainability Industry Leader, and a Sustainalytics Top-Rated ESG performer

Reported revenue increased 7% versus the prior year, or 9% on an organic basis*, with accelerating service growth. Our products business also demonstrated strong organic growth, led by accelerated new product launches and share gains across the portfolio.

Field backlog ended fiscal 2022 at $11.1 billion, up 13%, reflecting strong order growth.

In keeping with our broader strategy to enhance our technology portfolio and innovation capabilities through inorganic means, we acquired both Foghorn and Tempered, enhancing our AI and security at the Edge.

* See Annex A to this Proxy Statement for a reconciliation of adjusted EPS from continuing operations and organic revenue to our results for the most directly comparable financial measure as reported under GAAP in the United States.

FISCAL 2022 COMPENSATION

Our compensation program is designed to align compensation effectively and transparently with performance. Accordingly, the performance described on the previous pages is reflected in the outcomes under our compensation program, with annual incentives and fiscal 2020-2022 Performance Share Unit (“PSU”) awards being earned below target.

In fiscal 2022, our Annual Incentive Performance Program (“AIPP”) continued to be aligned with our ambitious Environmental, Social and Governance (“ESG”) goals. As we continue to elevate sustainability, with oversight by our Board of Directors, we link executive compensation to our sustainability and diversity goals to drive individual leadership accountability. Each NEO had an individual contribution modifier applied to their annual incentive award calculation, considering actions and behaviors related to business financial performance, operational improvements, and maintaining a high-performance culture including ESG, Diversity Equity and Inclusion (“DEI”), and organizational health.

Fiscal 2022 annual incentive awards paid out at 80.2% of target for the NEOs See page 59 for details

Fiscal 2020-2022 PSU awards subject to a three-year performance period concluding September 30, 2022, paid out at 78.6% of target See page 65 for details

2023 Notice and Proxy Statement        49

Compensation Discussion & Analysis  ›  Pay for Performance

PAY FOR PERFORMANCE

To assess the alignment between performance and compensation, the Compensation and Talent Development Committee (the “Committee”) relies on advice from its independent compensation consultant, Farient Advisors LLC (“Farient”). Farient evaluates the relationship between performance and compensation, and the Committee then considers this relationship in making pay decisions pertaining to the CEO. On the Committee’s behalf, Farient used a number of methods in assessing our pay for performance alignment, including:

∎

Farient’s proprietary alignment methodology, which assesses the extent to which 3-year Total Shareholder Return (“TSR”) and 3-year average Performance-Adjusted Compensation (which includes actual salary, actual annual incentives paid, and the value of equity at the end of the 3-year period using actual PSU awards, if known, and target PSU awards for incomplete performance cycles, and the Black-Scholes value of options granted during the 3-year period, all valued at the stock price at the end of the 3-year period) are aligned;

∎	A review of pay-for-performance tests used by proxy advisory firms; and

∎	An analysis of realizable pay relative to target pay compared to peers.

Given the results of these assessments, the Committee concluded that Johnson Controls’ executive compensation, including that for the CEO, is aligned with our performance.

FISCAL 2022 KEY COMMITTEE ACTIVITIES

During fiscal 2022, the Committee addressed several items in addition to the standing annual agenda items which are highlighted below.

Shareholder Engagement	The Company continued its yearly shareholder outreach efforts, offering meetings to our top 25 shareholders, representing approximately 65% of the Company’s outstanding shares. Meetings were requested and held by four shareholders, representing approximately 22% of the company’s outstanding shares, during fiscal 2022 and provided the Company with valuable feedback. In addition, several shareholders declined requests for meetings, noting that engagement was unnecessary due to no significant concerns with our compensation or governance practices.

Feedback indicated that investors continue to be comfortable with the general structure and operation of our executive compensation program. Discussions focused on our executive compensation program, diversity and inclusion, supply chain, sustainability, PFAS oversight and management and OpenBlue. Investors provided valuable comments and perspectives on the Company’s governance, risk and compensation practices and were generally supportive of the Company’s approach in these areas. Investors also expressed their approval of the Company’s corporate responsibility and sustainability efforts. These topics are discussed in detail on page 40 of our Proxy Statement.

FY22 Compensation Committee Actions	The Committee took the following actions relating to our metrics for our fiscal 2022-2024 PSUs:

∎ The Committee reviewed our PSU award design and remains committed to using three-year cumulative metrics. The Committee maintained its balanced emphasis on pre-tax earnings and TSR, and replaced after-tax return on invested capital (“ROIC”) with recurring revenue. Creating a focus on recurring revenue is aligned with our strategy to drive growth through digitally-enabled products, services and solutions. The Committee studied recurring revenue against ROIC and a variety of other metrics to identify a performance metric with a strong correlation to both the successful execution of the Company’s strategy and the generation of long-term valuation growth. The Committee determined that, as a forward-looking measure, recurring revenue provides a superior correlation to executing our strategy, increasing our valuation and generating higher long-term future returns when compared to ROIC, which measures returns on past investments.

   Recurring revenue generation directly correlates with our strategy to leverage our product and technology portfolio to create differentiated services and solutions. Our high value and advanced services and solutions, such as OpenBlue Enterprise Manager, OpenBlue Buildings as a Service, OpenBlue Net Zero Buildings as a Service and OpenBlue Healthy Buildings, not only support sustainability through energy efficiency and energy usage reduction for our customers, but are also designed to drive higher and less volatile recurring revenues, lower attrition risk, lower cost of sale, and higher profitability over time. We believe recurring revenue will be a growth driver as we pursue more long-term service contracts as well as subscription and “as a Service” revenue. The incorporation of recurring revenue into our fiscal 2022-2024 PSU metrics aligns the performance of our executives with our strategy to drive growth through digitally-enabled products, services and solutions and lead the transformation to smart and sustainable buildings.

50        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Navigating the CD&A

NAVIGATING THE CD&A

In the balance of this CD&A we provide additional details on the items described on the previous pages, along with information on our executive compensation design, management and outcomes.

Executive Compensation Framework	Executive Compensation Philosophy and Principles | Elements of Executive Compensation	52

Executive Compensation Management	Roles in Determining Executive Compensation | Use of an Independent Compensation Consultant | Annual Say-on-Pay Vote | Shareholder Engagement | Use of Market Data | Metric Selection and Goal Setting	54

Fiscal 2022 Compensation Decisions and Outcomes	Base Salary | Annual Incentive Performance Program | Long-Term Equity Incentive Awards | New Hire Awards	59

Additional Information	Other Executive Compensation Policies | Executive Benefits and Perquisites | Executive Severance and Change-in-Control Policy | Global Executive Assignment Agreement | Tax and Accounting Considerations	67

2023 Notice and Proxy Statement        51

Compensation Discussion & Analysis  ›   Executive Compensation Framework

EXECUTIVE COMPENSATION FRAMEWORK

EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES

Our executive compensation program is designed to attract and retain highly-qualified executives, motivate our executives to achieve our overall business objectives, and align our executives’ interests with those of our shareholders. We achieve this through a set of underlying principles that inform the design and operation of our executive compensation program. We believe that our fiscal 2022 compensation practices demonstrated our commitment to these principles in the face of a challenging environment.

Pay-for-performance

✓  Set majority of compensation as variable and at-risk

✓  Tie incentives to performance against financial, operational, strategic and individual goals

✓  Use quantifiable and measurable performance metrics and goals that are clearly disclosed

✓  Provide significant upside and downside potential for superior and low performance

Target pay appropriately	✓ Conduct competitive market based total compensation benchmark analysis against similarly sized industrial companies for comparable positions

Align interests with our stakeholders

✓  Design programs that discourage unnecessary or excessive risk-taking

✓  Cap payout opportunities under the incentive plans

✓  Require minimum vesting periods for equity awards

✓  Reward long-term financial results that drive value creation through a balanced equity mix

✓  Operate meaningful share ownership guidelines

✓  Provide a pay recoupment (i.e., clawback) policy

✓  Prohibit insider trading, hedging and pledging of Company stock

✓  Engage with shareholders on executive compensation matters

✓  Engage an independent compensation consultant to provide analysis and advice

✓  Conduct an annual say-on-pay vote

Avoid poor governance practices

   No tax gross-ups on any change-in-control benefits

   No single-trigger accelerated vesting on a change-in-control (double-trigger provisions)

   No discounting, reloading or re-pricing of share options without shareholder approval

   No guaranteed compensation or guaranteed increases

   No excessive perquisites

   No employment agreements with executive officers, except where legally required, in which case they follow market norms

   No dividends paid on unvested restricted share units or performance share units until such awards vest

52        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Elements of Executive Compensation

ELEMENTS OF EXECUTIVE COMPENSATION

Consistent with our compensation philosophy, the majority of our NEOs’ target total direct compensation in fiscal 2022 was variable and at-risk.

Chairman & Chief Executive Officer	All Other NEOs (average)

Element	Purpose	Performance Alignment	Recent Changes

Base Salary	Recognize role scope, skills required, performance, contribution, leadership, and potential	Individual performance taken into account when considering changes

Mr. Leonetti received a 4.7% base salary increase recognizing performance and alignment with competitive market position.

The other NEOs did not receive material increases in their base salaries for fiscal 2022.

Annual Incentive Award	Tie compensation to the successful execution of our operating plan and strategic goals as well as Business Unit and individual performance

Opportunity of 0%-200% of target based on performance

Based on performance against three equally weighted financial metrics: EBIT Growth, revenue growth, and adjusted free cash flow conversion; a strategic initiative modifier (+/- 15%) based on performance against pre-established shared strategic priorities; a Business Unit performance modifier; and an individual modifier (+10%/-25%)

Continue to use individual contribution modifier for the NEOs to incentivize and reward leadership behaviors and actions related to achievement of ESG, DEI and organizational health goals.

Long-Term Incentive Equity Awards	Attract, retain and motivate executive talent; align interests with our shareholders and value realization with stock price; drive accountability for long-term performance

PSUs (50%), share options (25%) and restricted share units (“RSUs”) (25%)

PSUs are based on performance against three equally weighted measures assessed over three years: cumulative pre-tax earnings, recurring revenue and relative TSR versus the S&P 500 Industrials; realized PSU values vary based on the value of Johnson Controls share price

Share option and RSU value realization are tied to Johnson Controls’ stock price performance

Options vest 50% after two years and 50% after three years; RSUs vest equally over three years

Replaced the after-tax ROIC performance measure with recurring revenue to align with our strategy to drive growth and long-term shareholder return through digitally enabled products, services, and solutions.

Mr. Oliver received a 15.7% increase and Mr. Leonetti received an 11.5% increase in their target long-term incentive compensation awards to provide more competitive pay positioning and to reflect the impact of their individual performance on driving our long-term strategic objectives and financial results. The other NEOs did not receive increases in their target long-term incentive compensation for fiscal 2022.

2023 Notice and Proxy Statement        53

Compensation Discussion & Analysis  ›  Executive Compensation Management

EXECUTIVE COMPENSATION MANAGEMENT

The Committee comprises independent directors who develop, amend and approve our executive compensation program. To ensure the executive compensation program is effective and reasonable, the Committee uses a variety of inputs including the results of our annual say-on-pay vote, feedback from shareholders, the advice of the Committee’s independent compensation consultant informed by market practices, and input from the Chairman & Chief Executive Officer.

ROLES IN DETERMINING EXECUTIVE COMPENSATION

Compensation and Talent Development Committee

∎  Develop, amend and approve executive compensation programs to remain consistent with our values and philosophy, support the recruitment and retention of executive talent, and help achieve business objectives

∎  Determine and approve the appropriate level of compensation for all executive officers, other than the CEO

∎  Determine and approve short-term and long-term incentive plan targets for all executive officers, other than the CEO

∎  Evaluate CEO individual performance and recommend CEO compensation to the independent Board of Directors

∎  Review talent development and succession plans for the CEO and other executive officer roles, and make recommendations to the independent Board of Directors regarding the appointment of the executive officers

∎  Approve the independent compensation consultant’s fees and terms of the engagement

Independent Directors of the Board

∎  Review and approve CEO compensation, and annual and long-term corporate goals relevant to CEO compensation

∎  Review and approve talent development and succession planning recommendations for all executive officer roles

CEO

∎  Evaluate performance for the executive officers, other than himself, and make compensation recommendations to the Committee

Independent Compensation Consultant

∎  Inform the Committee of market trends, developments in executive compensation, and provide recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in-line with our business and talent strategies, and investor expectations

∎  Analyze the prevailing executive compensation structure and plan designs, and assess the competitiveness of our compensation program in the context of aligning executive officer interests with those of our shareholders

∎  Test the incentive plan performance goals to ensure appropriate rigor and alignment with shareholder interests

USE OF AN INDEPENDENT COMPENSATION CONSULTANT

The Committee has the sole authority to engage the services of outside advisors, experts, and others to assist in performing its duties. Since December 2017, the Committee has engaged Farient Advisors. Other than the services it provided to the Committee, Farient Advisors did not provide any services to the Company during fiscal 2022. The Committee has considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed. Based on this review, the Committee has determined that Farient Advisers is independent of the Company and its management, and did not identify any conflict of interest.

ANNUAL SAY-ON-PAY VOTE

In designing our executive compensation program, the Committee annually presents a ‘say-on-pay’ vote to our shareholders. In March 2022, we received 91.8% support, indicating the majority of our shareholders supported our executive compensation program.

54        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Shareholder Engagement

SHAREHOLDER ENGAGEMENT

Johnson Controls is committed to maintaining ongoing dialogue with our shareholders to enable us to solicit and respond to feedback about our executive compensation programs in a timely manner. The feedback that we receive through our bi-annual engagement efforts is an important input into discussions and decisions regarding executive compensation, in addition to market practices, the advice of our independent compensation consultant and business strategy.

During fiscal 2022, we reached out to our top 25 shareholders, representing approximately 65% of our outstanding shares. Four investors representing approximately 22% of our outstanding shares, requested meetings. In addition, several shareholders declined requests for meetings noting that engagement was unnecessary due to no significant concerns with our governance and compensation practices. Consistent with prior years, we heard that our shareholders are pleased with our approach to executive compensation, following changes made over the past few years. We believe, based on our analysis, the input of our independent compensation consultant and external feedback received, both from our directed outreach and our regular year-round engagements between management and our shareholders, that our executive compensation program is well aligned with shareholders’ interests.

What We Heard	Our Response

A continued general interest in ESG and the incorporation of ESG metrics into executive compensation

For fiscal 2023, we continued to use an individual modifier in our annual incentive plan to enable the assessment of an individual’s contribution to business financial performance, operational improvements, and our high-performance culture, including ESG, DEI, and organizational health.

Our investors were supportive of how we use ESG in our current overall compensation structure.

Investors also raised topics related to our executive compensation program, diversity and inclusion, supply chain, sustainability, PFAS oversight and management, and OpenBlue. Several of these topics are discussed in detail on pages 28, 29 and 40 of our Proxy Statement.

JCI is committed to ongoing engagement as it provides helpful insight into the real-time perspectives of our shareholders.

2023 Notice and Proxy Statement        55

Compensation Discussion & Analysis  ›  Use of Market Data

USE OF MARKET DATA

The Committee engages the independent compensation consultant to undertake an annual review of the compensation peers that are used to provide insight into market competitive pay levels and practices. In partnership with our independent compensation consultant, a robust process has been established to appropriately assess the relevance of different companies in the context of making compensation comparisons. As with prior years, an established process was used to assess the peer group composition and to establish the fiscal 2022 peers.

U.S. Traded Companies	Companies traded on U.S. stock exchanges that will disclose compensation levels and design practices for NEOs

Similar Business Models	Companies that operate in similar arenas, requiring similar skills and experiences from their executive talent, and being subject to similar market forces

Size (Revenue Within 1/2x-2x Range)	Companies of a broadly relevant revenue size as an indicator of complexity and scope for executive roles; companies that are of a reasonable revenue size for making market comparisons

S&P 500 Industrials Company	Companies that operate in the broad industrials arena, again indicating executive talent with relevant skills and companies that are subject to similar market forces

Geographic Footprint	Companies with international revenue of at least 35% of their total revenue, indicating multi-national operations, the complexity that results in and the associated skills required by executives

Other Factors	Other factors that are relevant as it pertains to global business operations and executive talent, such as operations that emphasize technology

The following compensation peer group was used to inform pay decisions in respect of fiscal 2022.

Fiscal 2022 Compensation Peers
∎ 3M Company ∎ Carrier Global Corporation* ∎ Caterpillar Inc. ∎ Cummins Inc. ∎ Deere & Company ∎ Eaton Corporation* ∎ Emerson Electric Co.*	∎ General Dynamics Corporation ∎ Honeywell International, Inc.* ∎ Otis Worldwide Corporation ∎ Parker Hannifin Corporation ∎ Stanley Black & Decker Inc. ∎ Trane Technologies*

(*)

The Committee also referenced a subset of the compensation peers (the “select peer group”) marked above with the addition of Lennox International, Siemens Aktiengesellschaft, and Schneider Electric S.E. to provide additional context when setting performance goals under Johnson Controls’ performance-based incentive programs for fiscal 2022. These companies are excluded as compensation peers because they do not meet the evaluation criteria used for our analysis. Additional information on the goal setting process is summarized in the following section.

At the time of approval of the fiscal 2022 compensation peers, Johnson Controls ranked at approximately the 60th percentile relative to compensation peers with respect to revenue. The Committee remains comfortable that this compensation peer group is appropriate.

The Committee considers pay data from the compensation peer group as one of several reference points it uses to target total direct compensation (base salary, annual incentive target, and long-term incentive target). In using the data, the Committee sets pay at a market competitive rate intended to balance the objectives of ensuring appropriate pay positioning in the market while enabling the Company to attract and retain high-performing talent in a competitive environment.

56        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Use of Market Data

Given reliable proxy data are only consistently available for the CEO and CFO, the Committee references general industry survey data using the same approach for these as well as all other roles. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, the need to attract, retain and motivate strategic talent.

METRIC SELECTION AND GOAL SETTING

Central to our pay-for-performance philosophy is maintaining a rigorous goal setting process that is used to determine both our annual and long-term incentive plan performance targets. Each year, management, the Committee, and our independent consultant spend meaningful time determining metrics, goal ranges, and testing the appropriateness of our incentive program thresholds, targets, and maximums.

For fiscal 2022, the Committee reaffirmed its support of fundamental aspects of program design, approving updates to align with our global growth strategy.

For PSUs: ∎ Updated the PSU performance metrics remove after-tax ROIC and add recurring revenue to align with JCI’s digitally enabled products, services, and solutions growth strategy.

Both management and the Committee believe this change further aligns our compensation strategy with our business strategy and will focus our executives on delivering long-term, sustainable value creation for our shareholders. Management and the Committee believe that recurring revenue, as a forward-looking measure, provides a superior correlation to executing our strategy, increasing our valuation and generating higher future returns when compared to ROIC, which measures returns on past investments.

Following the agreement of metrics, we establish the performance goals and ranges associated with each of them. The objective is to set ranges that contain adequate stretch, but also fit within our risk framework so as not to encourage excessive risk taking. In setting goals, we take account of the Company’s historical and projected performance, historical and expected performance of the S&P 500 Industrials, and historical and projected performance of our compensation and select peer group in conjunction with our annual plan and external macro-economic factors impacting our business.

Based on the data, management proposes goal ranges for each performance metric to the Committee, which are also assessed by the independent compensation consultant. In its analysis, our independent consultant assesses the probability of achievement of our threshold, target, and maximum goals given historical performance realized among peers and the S&P 500 Industrials and provides the Committee with an independent perspective on the robustness of our goals. The Committee tests the stretch and potential payouts to ensure they are challenging and the level of performance will be reflected appropriately in the payout levels.

2023 Notice and Proxy Statement        57

Compensation Discussion & Analysis  ›  Metric Selection and Goal Setting

Management	Independent Consultant	Compensation and Talent Development Committee

Proposes goal ranges based on analysis of:

∎   Johnson Controls’ financial forecasts

∎   Historical S&P 500 Industrials performance

∎   Projected S&P 500 Industrials performance

∎   Projected compensation and select peers’ performance

∎   Analyst expectations

∎   Shareholder feedback

∎   Macro-economic trends

Evaluate management-proposed ranges by:

∎   Assessing likelihood of achievement based on historical performance

∎   Validating against analyst expectations of performance

∎   Reviewing absolute value and spread of threshold, target and maximum goals

Approves the proposed ranges following a review of materials prepared by management and the independent compensation consultant, and the resolution of any questions raised which may result in revisions to the proposed ranges

Our metric selection and goal setting processes allow for the continual assessment of how our incentives support our strategy and drive shareholder returns.

The Committee receives interim performance updates at subsequent meetings to understand how the Company is progressing in the context of the performance goals set at the outset of the year.

58        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2022 Compensation Decisions and Outcomes

FISCAL 2022 COMPENSATION DECISIONS AND OUTCOMES

BASE SALARY

Following a review of compensation in September 2021, the base salaries of Messrs. Oliver, Donofrio, Ramaswamy, and Williams were left unchanged for fiscal 2022. Mr. Leonetti received a fiscal 2022 base salary increase of 4.7% effective October 1, 2021, based on his performance and to align his base pay to the competitive market.

NEO	Fiscal 2021 Target Base Salary	Target Percent Change	Fiscal 2022 Target Base Salary

George R. Oliver	$1,500,000	0%	$1,500,000

Olivier Leonetti	$ 740,012	4.7%	$ 775,000

Rodney Clark[1]	*	*	$ 750,000

John Donofrio	$ 700,000	0%	$ 700,000

Ganesh Ramaswamy	$ 725,000	0%	$ 725,000

Jeffrey M. Williams	$ 800,000	0%	$ 800,000

[1]	New NEO for fiscal 2022

ANNUAL INCENTIVE PERFORMANCE PROGRAM

Our AIPP rewards executives for their execution of our operating plan, commitment to sustainability and diversity, and other strategic initiatives, as well as for financial performance that drives long-term shareholder value creation. Award opportunities are positioned relative to the competitive market for comparable jobs. This plan places a significant portion of total cash compensation at risk, thereby aligning executive rewards with financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of the enterprise, Business Unit, and individual contributions. Payment is capped at 200% regardless of the achievement of the strategic and individual modifiers and Business Unit performance.

Financial Performance	x	Strategic Initiative Modifier +/- 15%	=	AIPP Result and Funding Pool	x	Business Unit Performance	x	Individual Contribution Modifier +10%/-25%	=	Final Payout Subject to 200% of Target Cap

2023 Notice and Proxy Statement        59

Compensation Discussion & Analysis  ›  Annual Incentive Performance Program

In December 2021, the Committee approved the fiscal 2022 AIPP performance measures and their associated goals. Financial measures remained unchanged, consisting of earnings before interest and taxes (“EBIT”) growth, revenue growth, and enterprise free cash flow conversion. The Service Growth Strategic Incentive Modifier remained unchanged to further align with our business strategy, rewarding our ability to drive services growth. These measures, defined below, were selected as they focus our executive officers on the Company’s performance, profitability, operating strength and efficiency.

Once the fiscal 2022 AIPP funding is established, the CEO assesses each Business Unit’s financial, ESG, DEI and organizational health results to determine specific Business Unit AIPP pools (total combined pool not to exceed the overall pool created by the financial and strategic results). Participants within our various functions will align to the business they support. Modifying the pool based on Business Unit results allows us to incorporate important ESG metrics into our business-level performance assessments.

Finally, an individual contribution modifier is applied. The CEO assesses individual performance for the NEOs other than himself; the Committee assesses the CEO’s performance.

Sustainability and diversity performance goals are required for the top leaders of our company. These goals are included as part of the individual contribution modifier applied to their annual incentive award calculation. The individual contribution modifier acts as an assessment of an individual’s contributions and actions toward the performance of our business, operational improvements and our progress in ESG, DEI and organizational health.

We have sustainability and diversity goals that are considered when applying the individual modifier to assess individual contributions to our performance including:

●   Climate — progress toward our emission reduction goals and achievement of top tier sustainability ratings

●   Health and Safety — realizing our Zero Harm Vision by championing health and safety initiatives that result in improved employee wellbeing and safety outcomes

●  Diversity and Inclusion — continued progress toward our diversity and inclusion goals

●  Employee and External Engagement — fostering a culture of sustainability and organizational health that engages and attracts people who want to make a difference

Integrating ESG, DEI and organizational health into the goals of our executive team, including the CEO and NEOs, and linking them to compensation ensures ESG is embedded into our products, services, and culture.

60        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Annual Incentive Performance Program

Metric and Definition	Weight	Why It Matters

EBIT growth | Net income adjusted for income tax expense, financing costs, non-controlling interests, foreign exchange and certain significant special items, such as, transaction/integration/separation costs, impairment charges, acquisitions/divestitures, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and post-retirement plans and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

	1/3	Aligns annual organic EBIT growth resulting from effective and efficient execution of our operating plan to broadly comparable companies subject to similar external market and economic factors.

Revenue growth | Revenue adjusted for the impact of foreign exchange and acquisitions/divestitures.	1/3

Aligns annual organic revenue growth resulting from strong sales execution, product and innovation investments, and market share gains to broadly comparable companies subject to similar external market and economic factors.

Free cash flow conversion | Free Cash Flow divided by Net Income attributable to JCI. Net Income attributable to JCI is adjusted for certain significant special items such as transaction/integration/separation costs, impairment charges, acquisitions/divestitures, restructuring costs, one-time tax items and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K. Free Cash Flow is defined as cash provided by operating activities less capital expenditures.

1/3

Establishes annual free cash flow conversion targets resulting from trade working capital and other operating cash flow initiatives accompanied with disciplined capital expenditure management. Our ability to generate cash is critical to our growth and funding of operating activities.

Corporate strategic initiative modifier | One metric is utilized: ∎ Achievement of year-over-year organic service revenue growth.	Modifier +/- 15%	Improving this measure has a significant impact on stock price and on meeting the investment community’s expectations.

Business Unit results | Once the overall AIPP pool is created from the financial and strategic performance of the enterprise, the CEO assesses the results of each specific Business Unit for our NEO’s and other participating executives. This assessment takes into consideration financial, diversity and sustainability results achieved by each Business Unit to distribute the overall AIPP appropriately based on performance (total combined pool not to exceed the overall pool created by the financial and strategic results).

	Modifier%	Enables higher awards for Business Units who obtain higher level financial, ESG, DEI and organizational health achievements.

Individual modifier | Leadership actions and behaviors are assessed related to each focus area:

∎  Growth: Business financial performance

∎  Operational improvements: OPEX transformation initiatives and safety

∎  High-performance culture: ESG, Diversity, DEI and organizational health

	Modifier +10% / -25%	Enables the Committee to adjust awards informed by a judgment-based assessment of how performance was delivered versus our culture and values and any exceptional circumstances during the year.

The same metrics and overall strategic modifier apply to all NEOs. Payment is capped at 200%.

2023 Notice and Proxy Statement        61

Compensation Discussion & Analysis  ›  Fiscal 2022 AIPP Performance

Fiscal 2022 AIPP Performance

While we experienced success in driving results, growing revenue, regaining margin strength and positioning ourselves for the future, we were not able to fully overcome the impacts of a turbulent macro environment, negatively impacting our ability to fully achieve some of the ambitious goals we set for ourselves prior to experiencing the full effect of the macroeconomic headwinds that persisted throughout fiscal 2022. In particular, our focus on maintaining higher inventory levels resulting from actions taken to manage supply chain disruptions and meet customer demands resulted in weaker-than-expected free cash flow conversion. This was evidenced through over target organic sales growth of 8.9%, below target EBIT growth of 11.4% and below threshold performance free cash flow conversion at 67%. This aggregate performance resulted in annual bonuses being earned below target, with payouts of 80.2% of target.

		Fiscal 2022 Performance Goals				Payout Factor

Financial Performance Metric	Weight	Threshold	Target	Maximum	Actual	Unweighted	Weighted

EBIT Growth	1/3	5.0%	14.0%	21.0%	11.4%	85.5%

Revenue Growth	1/3	4.0%	7.5%	10.0%	8.9%	155.1%	80.2%

Enterprise Free Cash Flow Conversion	1/3	95%	100%	110%	67%	0%

Performance in respect of the strategic initiative modifier was as follows:

Strategic Initiative Modifier Metric	Performance Goal*	Modifier %	Results

Achievement of YOY Organic Service Revenue Growth	>9.0%	+15%	7.5%
	<4.0%	-15%

Total Strategic Initiative Modifier		+/-15%	0%

*	This chart is not interpolated. Achievement between 4% and 9% results in no modifier.

This combination of financial and strategic performance resulted in a formulaic AIPP result and funding level of 80.2%.

Next, the CEO assessed the results of each specific Business Unit for the NEO’s. This assessment takes into consideration financial, diversity and sustainability results achieved by each Business Unit in order to distribute the overall AIPP appropriately based on performance. The Business Unit modifiers applicable to the NEO’s in respect of fiscal 2022 are displayed in the table below. For each of the NEOs, the application of the Business Unit modifier was based on the performance of the Company as a whole with the exception of Messrs. Ramaswamy and Williams, whose Business Unit modifier was based on the performance of the Company’s Global Products reporting segment.

Finally, leadership actions and behaviors were assessed related to the focus areas of growth, operational improvements and high-performance culture. Individual modifiers for the NEOs in respect of fiscal 2022 are displayed in the table below.

The table below summarizes the target award potential and eventual payout amounts for the NEOs in respect of fiscal 2022 performance.

NEO	Target Opportunity (% salary)	Target Opportunity	Financial and Strategic Payout Factor	Business Unit Modifier	Individual Modifier	Total Payout Factor	Fiscal 2022 Annual Incentive Award

George R. Oliver	160%	$2,400,000	80.2%	100%	100%	80.2%	$1,924,800

Olivier Leonetti	100%	$775,000	80.2%	100%	100%	80.2%	$ 621,550

Rodney Clark[1]	90%	$225,616	80.2%	100%	100%	80.2%	$ 180,944

John Donofrio	90%	$630,000	80.2%	100%	100%	80.2%	$ 505,260

Ganesh Ramaswamy	90%	$652,500	80.2%	100%	100%	80.2%	$ 523,305

Jeffrey M. Williams[2]	95%	$635,069	80.2%	100%	100%	80.2%	$ 509,325

[1]	Mr. Clark’s target opportunity and payout were prorated 33.4% based on the number of days worked within fiscal 2022.

[2]	Mr. Williams’s target opportunity and payout were prorated 83.6% based on the number of days worked within fiscal 2022.

62        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Long-Term Equity Incentive Awards

LONG-TERM EQUITY INCENTIVE AWARDS

Another key element in the compensation of our executive team is long-term equity incentive awards, which tie a significant portion of compensation to the Company’s performance over time. In fiscal 2022, three different types of long-term incentive awards were granted to our NEOs:

In combination, we believe these grants provide a balanced focus on sustainable long-term shareholder value creation and retention of key executives in the interests of our collective stakeholders. They are also reflective of market practice within our compensation peer group. The total target grant value is established using applicable benchmarking and other market data to determine a competitive rate intended to balance the objectives of ensuring appropriate pay positioning in the market while enabling the Company to attract, recruit and retain high-performing talent in a competitive environment.

FISCAL 2022 LONG-TERM EQUITY GRANT

	VALUE OF SHARE OPTIONS	VALUE OF RSUs	VALUE OF PSUs	TOTAL TARGET VALUE OF AWARD

George R. Oliver	$2,750,000	$2,750,000	$5,500,000	$11,000,000

Olivier Leonetti	$725,000	$725,000	$1,450,000	$2,900,000

Rodney Clark[1]	—	—	—	—

John Donofrio	$550,000	$550,000	$1,100,000	$2,200,000

Ganesh Ramaswamy	$550,000	$550,000	$1,100,000	$2,200,000

Jeffrey M. Williams	$750,000	$750,000	$1,500,000	$3,000,000

[1]	Mr. Clark did not participate in the long-term incentive program in fiscal 2022 given his date of hire.

For Fiscal 2022, Mr. Oliver received a 15.7% increase and Mr. Leonetti received an 11.5% increase in their target long-term incentive compensation awards to strengthen their competitive pay positioning and to reflect the impact of their individual performance on driving our long-term strategic objectives and financial results.

2023 Notice and Proxy Statement        63

Compensation Discussion & Analysis  ›  Fiscal 2022-2024 Performance Share Units

Fiscal 2022-2024 Performance Share Units

Performance Share Units (“PSUs”) help to ensure our executives’ pay is directly linked to the achievement of strong, sustained long-term operating performance. The balance of metrics focuses senior leaders on making strategic investments that optimize long-term shareholder value.

For Fiscal 2022-2024 awards, the Committee reviewed and updated the PSU award design. While remaining committed to using three-year cumulative metrics and maintaining a balanced emphasis on pre-tax earnings and TSR, the Committee replaced after-tax ROIC with recurring revenue. Creating a focus on recurring revenue is aligned with our strategy to drive growth through digitally-enabled products, services and solutions. In addition, as a forward-looking measure, the Committee believes that it provides a superior correlation to executing our strategy, increasing our valuation and generating higher future returns when compared to ROIC, which measures returns on past investments.

The Committee reviewed the correlation of various performance metrics to valuation growth and found that recurring revenue consistently had a higher correlation to increasing the Company’s valuation than an ROIC metric (analyzed over one-, three-, five- and 10-year periods).

We believe that recurring revenue better demonstrates the potential to generate higher future returns when compared to ROIC. Our high value and advanced services and solutions — such as OpenBlue, as-a-Service offerings, outcome-based solutions for decarbonization, smart buildings, healthy buildings — not only support sustainability through energy efficiency and energy usage reduction for our customers, but also drive higher and less volatile recurring revenues, lower attrition risk, lower cost of sale, and higher profitability over time.

We believe recurring revenue will be a growth driver as we pursue more long-term service contracts as well as subscription and “as a Service” revenue. The incorporation of recurring revenue into our fiscal 2022-2024 PSU metrics will align the performance of our executives with our strategy to drive growth through digitally-enabled products, services and solutions and lead the transformation to smart and sustainable buildings

Metric, Weight and Definition	Weight	Why It Matters

Pre-tax earnings growth | Income before income taxes, adjusted for foreign exchange, M&A and for certain significant special items, such as transaction/integrations/separation costs, gain or loss on divestitures, impairment charges, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and post-retirement plans, and the adoption of new accounting pronouncements – all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.	1/3	Aligns three-year organic pre-tax earnings growth resulting from the effective execution of our strategic operating plan to broadly comparable companies subject to similar external market and economic factors. Our ability to generate long-term profitability is critical to our growth and funding of operating activities.

Recurring Revenue | Recurring revenue is a sales transaction that repeats at intervals into the future for the use or access to a product, technology or service. Unlike one-off sales, these revenues are predictable, stable and can occur at regular intervals going forward with a high degree of certainty (i.e., contract). Current recurring revenue contract types include: Planned Service Agreement (PSA), Operations & Management (O&M), Facility Management (FM), Public, Private, Proprietary (P3), Measurement Verification (M&V), Performance Infrastructure (PI), Building Monitoring, Software license (i.e. SSA), Subscriber contracts, Subscription models, as a Service (aaS), Leasing and Monitoring. Product sales, installation sales and Labor & Maintenance do not qualify as recurring revenue. Capital leases do not qualify as recurring revenue, only operational leases.	1/3	Establishes forward looking three-year recurring revenue targets, providing an effective indicator of future top-line growth prospects and drives long-term performance and value creation. Aligns with JCI’s digitally-enabled products, services and solutions growth strategy.

TSR relative to S&P 500 Industrials | Percentage change in Johnson Controls’ share price over the performance period (with an adjustment for reinvestment of dividends), relative to S&P 500 Industrials. The starting price is based on the 30-trading-day average preceding the start of the performance cycle. The ending price is based on the 30-trading-day average preceding the end of the performance cycle.	1/3	Aligns Johnson Controls’ three-year stock performance, including reinvestment of dividends, to the S&P 500 Industrials. Investors recognize TSR as an appropriate measure to motivate executives and achieve alignment with shareholder interests.

64        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2022-2024 Performance Share Units

The Committee set the earnings growth and recurring revenue thresholds, targets and maximums for the fiscal 2022-2024 performance period based on Johnson Controls’ long-term strategic plan, as well as consideration of long-term performance expectations for the S&P 500 Industrials. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on our strategic long-term commitments. Given the commercial sensitivity of our long-term goals, the 2022 PSU performance goals will be disclosed at the conclusion of the three-year performance period.

	Weight	Fiscal 2022-2024 Performance Goals
Performance Metric		Threshold	Target	Maximum

Pre-tax Earnings Growth	1/3rd	The three-year performance goals associated with these measures will be disclosed at the conclusion of the performance period
Recurring Revenue	1/3rd

TSR Relative to S&P 500 Industrials	1/3rd	≥25th percentile	50th percentile	≥75th percentile

The payout opportunity in respect of each element is calculated separately and weighted to arrive at a final payout.

	Below Threshold	Threshold	Target	Maximum

Payout (% of Target)	0%	50%	100%	200%

The payout is calculated using interpolation between threshold and target, and target and maximum.

Fiscal 2020-2022 Performance Share Units

The 2020 – 2022 PSU awards were subject to three independently weighted measures, Pre-tax earnings growth, Pre-tax ROIC and Relative TSR. While we experienced success achieving growth and positioning ourselves for the future, we were not able to fully overcome the impacts of headwinds incurred during the performance period, including the impact of the COVID-19 pandemic during fiscal 2020-2021 and the turbulent macroeconomic environment experienced in fiscal 2022, negatively impacting our ability to fully achieve some of the ambitious goals we set at the onset of fiscal 2020. Based on cumulative performance over three-years, awards vested at 78.6% of target, reflecting our commitment to pay for performance. No adjustments were made to the 2020 – 2022 PSU awards in connection with the COVID-19 pandemic or any other event.

Performance Metric	Weight	Fiscal 2020—2022 Performance Goals			Actual Performance	Results	Weighted Performance
		Threshold	Target	Maximum

Pre-tax Earnings Growth[1]	1/3rd	$366	$607	$862	$519	82%	27.22%

Pre-tax ROIC[2]	1/3rd	130 bps	220 bps	420 bps	140 bps	56%	18.52%

TSR Relative to S&P 500 Industrials	1/3rd	≥ 25th percentile	50th percentile	≥ 75th percentile	49th percentile	99%	32.8%

2020 – 2022 PSU Final Payout Percentage							78.6%

[1]

We define Pre-tax Earnings as income before income taxes and foreign exchange, adjusted for certain significant special items, such as transaction/integration/separation costs, gain or loss on divestitures, impairment charges, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and post-retirement plans, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

[2]

We define ROIC as income before income taxes and foreign exchange, adjusted for certain significant special items, such as transaction/integration/separation costs, gain or loss on divestitures, impairment charges, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and post-retirement plans, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K, divided by pre-tax invested capital. Pre-tax invested capital is the monthly weighted average sum of shareholders equity plus total debt, less cash and income tax accounts, adjusted for acquisitions/divestitures and other special items.

2023 Notice and Proxy Statement        65

Compensation Discussion & Analysis  ›  Fiscal 2022 Share Options and Restricted Share Units

Fiscal 2022 Share Options and Restricted Share Units

By awarding share options and RSUs, we link long-term incentives directly to our share price. If our share price decreases, so does the value of the executive officer’s compensation. Share options and RSUs also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

We valued fiscal 2022 share options using a Black-Scholes valuation. Their strike price is equal to the closing price of our common shares on the date of the grant. Fifty percent of each share option award vests two years after the date of grant, and the other fifty percent vests three years after the date of grant. Share option vesting is subject to continued employment, with earlier vesting upon retirement, and share options have a ten-year exercise term. The Committee does not permit or engage in “backdating,” repricing or cash buyout of share options.

We value RSUs based on the closing price of our shares at the date of grant. RSUs generally vest in equal installments over three years.

NEW HIRE AWARDS

During fiscal 2022, Rodney Clark was appointed as our Vice President and Chief Commercial Officer. His recruitment and appointment to this newly created officer position reflects areas of importance to the Company’s transformation and global growth strategies, which required hiring externally to procure new skill capabilities. Mr. Clark’s extensive experience in developing customer and partner relationships in the digital space position him to help lead our global growth strategy to serve customers and partners through innovative, high-value solutions and service offerings.

In connection with Mr. Clark’s appointment, the Committee reviewed and approved his compensation package, detailed in the relevant sections of this report, as well as an equity award and a one-time cash award intended to compensate him for at-risk compensation that he forfeited at his prior employer as a result of his decision to join Johnson Controls. The awards comprised a combination of RSUs, vesting ratably over a three-year period, and a one-time cash bonus, collectively reflecting the estimated amount of his compensation being forfeited. Mr. Clark will participate in our generally applicable long-term executive compensation plans in the future.

NEO	One-time cash payment	Target value of one-time RSU award
Rodney Clark	$2,400,000	$3,900,000

Clawback and termination provisions have been included in these awards to provide additional protection to shareholders. In the event of a voluntary termination within two years of appointment, Mr. Clark is required to repay the one-time cash payment in full. Termination provisions included in the one-time RSU award are structured to reflect various potential termination scenarios.

∎	Involuntary not for cause termination: award accelerated on a pro-rated basis based on the number of full months actively employed

∎	Death or disability: award accelerated in full

∎	All other scenarios, including retirement, voluntary and ‘for cause’ termination: full forfeiture of the outstanding unvested award

66        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Additional Information

ADDITIONAL INFORMATION

OTHER EXECUTIVE COMPENSATION POLICIES

To further ensure the alignment of executive interests with those of our shareholders, the Committee has approved additional compensation-related policies that apply to our NEOs.

SHARE OWNERSHIP GUIDELINES

NEOs are required to hold specified amounts of Johnson Controls shares. If an executive does not meet the minimum guideline within five years, they cannot sell any shares until they meet the requirement. Until the guideline is met, executives are required to retain after-tax shares resulting from an exercise of share options and must retain shares resulting from the vesting of restricted share units and performance share units. All shares directly or indirectly owned by, and restricted share units granted to, NEOs count towards the requirement. Share options do not count. At the end of fiscal 2022, all NEOs were in compliance with their ownership requirements, demonstrating the strong alignment of interests between our NEOs and Johnson Controls’ stakeholders.

Role	Minimum Ownership Requirement (% base salary)
Chairman & Chief Executive Officer	600%
All Other NEOs (excludes former NEOs)	300%

COMPENSATION RECOUPMENT POLICY

Our recoupment policy provides that following any accounting restatement, in addition to any other remedies available to it and subject to applicable law, if the Board or any Committee of the Board determines that any annual or other incentive payment received by an executive officer resulted from any financial result or operating metric that was impacted by the executive officer’s fraudulent or illegal conduct, the Board or a Board Committee could recover from the executive officer that compensation it considered appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy.

The Committee continues to monitor trends and developments with respect to incentive compensation recoupment policies. As part of this monitoring, in December 2020 the Committee revised our recoupment policy to allow us to recoup incentive based and equity compensation for misconduct that has the potential to cause material reputational harm.

The SEC has adopted rules directing national securities exchanges to establish listing standards requiring listed companies to develop and implement policies providing for the recovery of certain incentive-based compensation. We are monitoring the actions of the national securities exchanges and intend to revise our recoupment policy, or adopt an updated recoupment policy, to comply with the listing standards in a timely manner.

INSIDER TRADING, ANTI-HEDGING AND ANTI-PLEDGING POLICY

Directors, executive officers, employees and other related persons may not buy, sell or engage in other transactions in the Company’s shares while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they became aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading for a limited group of Company employees (including executives and directors) to defined window periods that follow our quarterly earnings releases.

In addition, the Company’s directors, executive officers, employees and other related persons are prohibited from:

•	Pledging any Company securities held by them or their families as security for a loan, including by holding such securities in a margin account; and

•

Trading in puts, calls or any other derivative securities relating to in the Company’s shares, and engaging in hedging or monetization transactions relating to in the Company’s shares (including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds) or short sales of the Company’s shares.

2023 Notice and Proxy Statement        67

Compensation Discussion & Analysis  ›  Executive Benefits and Perquisites

EXECUTIVE BENEFITS AND PERQUISITES

401(k) Plan

All U.S. employees are eligible for the 401(k) plan, including our NEOs. Participants can contribute up to a specified percentage of their compensation on a pre-tax or after-tax (Roth) basis; however, executive officers’ percentages may be lower than other participants due to IRS requirements applicable to the 401(k) plan.

Based on Company performance, we matched 100% of each dollar an employee contributes up to 4% of the employee’s eligible pay, and 50% of each additional dollar up to a total of 6% of the employee’s eligible pay. In addition, normally the Company makes a varied annual retirement contribution for eligible employees. This group of employees includes all NEOs. The contribution for this group of employees is usually between 1% and 5% of the participant’s eligible compensation, based on the participant’s age and participation or service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements. In response to managing costs through the pandemic, the annual retirement contributions were suspended for the 2021 calendar year (January 1, 2021 to December 31, 2021) which impacted the actual company contribution that occurred in February 2022.

Prior to the merger between Johnson Controls, Inc. (“legacy Johnson Controls”) and a subsidiary of Tyco International plc in 2016 (the “Merger”), legacy Johnson Controls also maintained a pension plan, which covered all U.S. salaried employees hired before January 1, 2006. This plan was frozen on December 31, 2014, and employees no longer accrue future pension benefits under this plan. Mr. Williams was the only NEO who participated in the plan.

Retirement Restoration Plan

The Internal Revenue Code limits the benefits we can provide to employees under the 401(k) plan, including the annual retirement contribution. Thus, we sponsor the Retirement Restoration Plan, which allows all employees whose annual retirement contributions are affected by these Internal Revenue Code limits to receive the full intended amount of the additional annual retirement contributions without regard to such limits. All employees whose annual retirement contributions under the 401(k) plan are limited, including NEOs, are eligible for the Retirement Restoration Plan. Prior to January 1, 2018, the Retirement Restoration Plan also provided for 401(k) spillover deferrals and employer matching contributions for eligible participants. Those benefits were eliminated as of January 1, 2018 for participants other than those participants who were officers of the Company immediately following the Merger including our NEOs, Messrs. Oliver, Donofrio and Williams and certain other high-level employees who participated in the Retirement Restoration Plan prior to January of 2018.

Executive Deferred Compensation Plan and Senior Executive Deferred Compensation Plan

As of January 1, 2018, to integrate our plans following the Merger, we adopted a new Senior Executive Deferred Compensation Plan. The new Senior Executive Deferred Compensation Plan allows participants, including our NEOs, to defer base salary and annual bonus compensation and the associated taxes until retirement or termination of employment to assist such participants with personal financial planning. The investment options under the new Senior Executive Deferred Compensation Plan mirror investment options in our 401(k) Plan, which includes a company stock fund.

Perquisites

We provide a limited amount of perquisites to our executive officers which we believe are reasonable and consistent with market practice. We maintain a strict policy regarding eligibility and use of these benefits. The Committee grants each executive officer a perquisite allowance of 5% of base salary annually. Upon termination, any unused funds are forfeited. Allowable perquisites include:

∎	Financial and tax planning

∎	Personal use of corporate aircraft capped at $10,000 per year for the NEOs, excluding the CEO, with such amounts calculated pursuant to the Standard Industry Fare level, or SIFL rate

∎	Executive physical

The CEO is encouraged to use the corporate aircraft for both business and personal use to enhance his productivity, maintain confidentiality, ensure personal security and protect his health and wellbeing particularly during the pandemic. The Committee has limited the CEO’s annual personal usage of company aircraft to an annual incremental cost of $200,000. Any such personal usage of the corporate aircraft in excess of this amount is required to be reimbursed to Johnson Controls by the CEO based on the aggregate incremental cost of such usage.

68        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Executive Severance and Change-in-Control Policy

EXECUTIVE SEVERANCE AND CHANGE-IN-CONTROL POLICY

The Executive Severance and Change-in-Control Policy applies to all NEOs.

	Change-In-Control	Severance

Triggers

∎   Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending two years following a change-in-control

∎   Good reason resignation within the same period

∎ Involuntary termination other than for Cause, permanent disability or death

Cash Severance	Base salary + target annual bonus

Severance Multiple	CEO: 3X Other NEOs: 2X	CEO: 2X Other NEOs: 1.5X

Claims Release	Required

Benefits Continuation	Aligned with severance multiple

Equity Acceleration

∎   Pro-rated equity acceleration based on number of months worked during vesting period (pro-rated PSUs based on target performance)

∎   For awards granted after March 10, 2021, if the 2021 Equity and Incentive Plan would provide more favorable result, then its treatment would govern; Under the Plan, the Committee may provide either for adjustment/assumption of awards that includes a right to full vesting upon an involuntary termination or termination for Good Reason or full accelerated vesting (assuming higher of target or trend for PSUs) and a cash settlement upon the change-in-control

∎ Pro-rated equity acceleration based on number of months worked during vesting period (pro-rated PSUs based on target performance earned at vesting)

Annual Incentive Performance Program	∎ Payment of a prorated portion of the target bonus amount for the year of termination

Excise Tax Gross-Up	None

Restrictive Covenants

∎   Unlimited time for non-disparagement, trade secrets and confidential information

∎   Two-year post-termination non-solicitation of employees and customers

∎   One and one-half year post-termination non-compete

∎   Employee must affirmatively consent to be bound by these covenants as a condition of plan participation

GLOBAL EXECUTIVE ASSIGNMENT AGREEMENT

In March 2017, Mr. Williams accepted the officer position of Vice President & President, EMEA & Latin America — Building Technologies and Solutions. This new role required Mr. Williams to relocate from the United States to the United Kingdom for the duration of his three-year assignment, and in connection with this move Mr. Williams’ entered into a global assignment agreement that is substantially consistent with the policy applicable to all Johnson Controls employees, which is designed to ameliorate the increased costs associated with global assignments. The agreement included an allowance to offset the difference in costs of living, a relocation allowance, furnished housing, and reimbursement for certain dependent visitation costs, tax equalization in accordance with the Johnson Controls Tax Equalization Policy, a club membership in the United Kingdom and reimbursement of repatriation costs such as travel, temporary housing and car rental and the shipment of

2023 Notice and Proxy Statement        69

Compensation Discussion & Analysis  ›  Global Executive Assignment Agreement

goods. Mr. Williams returned to the United States in fiscal 2020 when he accepted the position of VP & President — Global Products, Building Technologies and Solutions, but certain delayed payments continued to be made under the agreement during fiscal 2022. Mr. Williams retired from the Company on August 1, 2022.

TAX AND ACCOUNTING CONSIDERATIONS

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules.

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1 million in any year per person.

The committee believes that the tax deduction limitation should not compromise the ability to design and maintain executive compensation arrangements necessary to attract and retain strong executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may not result in compensation that in certain cases is not deductible for federal income tax purposes.

COMPENSATION AND TALENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Talent Development Committee has reviewed and discussed with management this Compensation Discussion & Analysis and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2022 Annual Report on Form 10-K and this Proxy Statement.

Submitted by the Compensation and Talent Development Committee:

Michael E. Daniels, Chair

Roy Dunbar

Mark Vergnano

70        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The following table summarizes the compensation earned by our named executive officers in the fiscal years noted.

Summary Compensation Table for Fiscal Years 2022, 2021, and 2020

Name and Principal Position	Year ($)	Salary ($)(1)	Bonus ($)(2)	Stock/Unit Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George Oliver Chairman & Chief Executive Officer	2022	1,500,000	—	8,249,888	2,749,982	1,924,800	—	504,680	14,929,350
	2021	1,500,000	—	7,124,944	2,374,997	4,293,600	—	373,476	15,667,017
	2020	1,348,846	—	7,124,972	2,374,995	2,116,800	—	765,878	13,731,491
Olivier Leonetti Executive Vice President & Chief Financial Officer	2022	775,000	—	2,174,863	724,991	621,550	—	37,700	4,334,104
	2021	740,012	—	1,949,958	649,996	1,323,881	—	29,651	4,693,498
	2020	65,463	800,000	5,499,976	—	—	—	1,442	6,366,881
Rodney Clark (7) Vice President, Chief Commercial Officer	2022	250,962	2,400,000	3,899,988	—	180,944	—	5,019	6,736,913
John Donofrio Executive Vice President, General Counsel	2022	700,000	—	1,649,899	549,985	505,260	—	141,022	3,546,166
	2021	700,000	—	1,649,958	549,994	1,127,070		85,011	4,112,033
	2020	673,077	—	1,649,960	549,994	555,660	—	189,530	3,618,221
Ganesh Ramaswamy (8) Vice President & President — Global Services	2022	725,000	—	1,649,899	549,985	523,305	—	29,500	3,477,689
	2021	725,000	—	1,649,958	549,994	1,167,322	—	56,707	4,148,981
	2020	580,000	775,000	4,049,924	549,994	478,015	—	40,742	6,473,675
Jeffrey M. Williams (9) Former VP & President — Global Products, Building Technologies and Solutions	2022	667,693	—	2,249,948	749,995	509,325	—	1,010,670	5,187,631
	2021	800,000	—	2,249,913	749,998	1,359,640	—	270,650	5,430,201
	2020	753,846	—	2,249,991	749,995	670,320	230,707	2,334,073	6,988,932

(1)

Deferred Amounts Included: We have not reduced amounts shown above to reflect a named executive officer’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferred compensation plans.

(2)	Bonus: The amount reflects the value of one-time cash sign-on bonus provided to Mr. Clark during fiscal 2022 in connection with his appointment as our Chief Commercial Officer.

(3)

Stock/Unit Awards and Option Awards: The amounts reflect the fair value of equity awards granted in fiscal 2022, 2021, and 2020. The equity awards granted in fiscal 2022 to each named executive officer consisted of share options, restricted share units (“RSUs”) and performance share units (“PSUs”). The amounts in columns (e) and (f) represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For PSUs, fair value is based on a model that considers the closing market price of our ordinary shares on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. The values of the PSUs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Oliver — $10,999,904; Mr. Leonetti — $2,899,870; Mr. Donofrio — $2,199,918; Mr. Ramaswamy — $2,199,918; and Mr. Williams — $2,999,930. Footnote 13 to our audited financial statements for the fiscal year ended September 30, 2022, which appears in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 15, 2022, includes assumptions that we used in the calculation of the equity award values.

(4)	Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation.

2023 Notice and Proxy Statement        71

Compensation Discussion & Analysis  ›  Executive Compensation Tables

(5)

Change In Pension Value: The amounts reported in column (h) generally reflect the actuarial change in the present value of benefits under the qualified defined benefit pension plan established by Johnson Controls, determined as of the measurement dates used for financial statement reporting purposes for the fiscal year indicated and using interest rate and mortality rate assumptions consistent with those reflected in our audited financial statements for the fiscal year indicated. The value that an executive will actually receive under the plan will differ to the extent facts and circumstances vary from what the calculations assume. Changes in the present value of the named executive officer’s benefits are the result of the assumptions applied (as discussed in the footnotes to the “Pension Benefits as of September 30, 2022” table below). No named executive officer received preferential or above market earnings on nonqualified deferred compensation.

(6)	All Other Compensation: The fiscal 2022 amounts reported in column (i) for each named executive officer consist of the following:

Named Executive	Personal Use of Company Aircraft(a)	Expatriate & Relocation Benefits(b)	Tax Equalization or Gross- Up(c)	Retirement Plan Contributions(d)	Company Vehicle(e)	Financial Planning(f)	Executive Physical(g)	Total All Other Compensation(h)

George Oliver	200,000	—	—	289,680	15,000	—	—	504,680

Olivier Leonetti	—	—	—	14,500	15,000	8,200	—	37,700

Rodney Clark	—	—	—	—	5,019	—	—	5,019

John Donofrio	15,347	—	—	91,354	15,000	16,367	2,954	141,022

Ganesh Ramaswamy	—	—	—	14,500	15,000	—	—	29,500

Jeffrey M. Williams	—	1,435	847,984	107,982	13,269	40,000	—	1,010,670

(a)

The Summary Compensation Table reflects the aggregate incremental pre-tax cost to us for personal use of aircraft for fiscal 2022, which was calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of our owned or leased aircraft, and the cost of maintenance not related to trips. The Committee has limited the CEO’s annual personal usage of company aircraft to an annual incremental cost of $200,000. Any personal usage of the corporate aircraft in excess of this amount is required to be reimbursed to Johnson Controls by the CEO based on the aggregate incremental cost of such usage.

(b)	The amount shown for Mr. Williams reflects relocation benefits as part of his expatriate assignment.

(c)	The amount shown for Mr. Williams represents $847,984 in tax equalization payments made to him in connection with his expatriate assignment.

(d)	Retirement plan contributions include matching contributions made on behalf of each executive to the Company’s tax-qualified 401(k) plans and Retirement Restoration Plan.

(e)	Amounts reflect costs attributable to the personal use of a vehicle.

(f)	Amounts reflect payments with respect to financial planning for Messrs. Leonetti, Donofrio and Williams.

(7)	Mr. Clark was appointed as our Vice President and Chief Commercial Officer on June 1, 2022.

(8)	Mr. Ramaswamy resigned from the Company effective as of December 31, 2022

(9)	Mr. Williams retired on August 1, 2022.

72        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2022 Grants of Plan-Based Awards Table

Fiscal 2022 Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of the named executive officers that were granted in fiscal 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum				Grant Date Fair Value of Stock and Option Awards
(a)	(b)	($)(c)(1)	($)(d)(1)	($)(e)(1)	(#)(f)(2)	(#)(g)(2)	(#)(h)(2)	(i)(3)	(j)(4)	(k)(5)	($)(l)(6)
George Oliver	N/A(7)	400,000	2,400,000	4,800,000
	12/8/2021								147,928	79.54	2,749,982
	12/8/2021							34,573			2,749,936
	12/8/2021				11,525	69,147	138,294				5,499,952
Olivier Leonetti	N/A(7)	129,167	775,000	1,550,000
	12/8/2021								38,999	79.54	724,991
	12/8/2021							9,114			724,928
	12/8/2021				3,038	18,229	36,458				1,449,935
Rodney Clark	N/A(7)	37,603	225,616	451,233
	6/1/2022							72,222		54.00	3,899,988
John Donofrio	N/A(7)	105,000	630,000	1,260,000
	12/8/2021								29,585	79.54	549,985
	12/8/2021							6,914			549,940
	12/8/2021				2,305	13,829	27,658				1,099,959
Ganesh Ramaswamy	N/A(7)	108,750	652,500	1,305,000
	12/8/2021								29,585	79.54	549,985
	12/8/2021							6,914			549,940
	12/8/2021				2,305	13,829	27,658				1,099,959
Jeffrey M. Williams	N/A(7)	105,845	635,069	1,270,138
	12/8/2021								40,344	79.54	749,995
	12/8/2021							9,429			749,983
	12/8/2021				3,143	18,858	37,716				1,499,965

(1)

Amounts reported in columns (c) through (e) represent the range of potential cash payments under the annual performance bonuses that could have been earned under the Johnson Controls Annual Incentive Performance Program for fiscal 2022, as described above under the heading “Annual Incentive Performance Program (AIPP),” in the Compensation Discussion & Analysis. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.

(2)

Amounts in columns (f) through (h) show the range of potential share payouts for the PSUs granted to our named executive officers assuming that threshold, target and maximum performance conditions are achieved as described in the section titled “Long-Term Equity Incentive Awards” in the Compensation Discussion & Analysis. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2022 to 2024 and will be determined after the close of fiscal 2024.

(3)

Amounts in column (i) show the number of RSUs granted to the named executive officers (other than Mr. Clark) in December 2021 and Mr. Clark in June 2022 as described in the section titled “Long-Term Equity Incentive Awards” and “New Hire Awards” in the Compensation Discussion & Analysis. These awards vest in equal installments over three years.

(4)

Amounts in column (j) show the number of the share options granted for fiscal 2022, as described above under the heading “Long-Term Equity Incentive Awards” in the Compensation Discussion & Analysis. The share options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the named executive officer’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(5)	Share options were granted with an exercise price per share equal to the closing market price of our ordinary shares on the date of grant.

2023 Notice and Proxy Statement        73

Compensation Discussion & Analysis  ›  Fiscal 2022 Grants of Plan-Based Awards Table

(6)

Amounts in column (l) show the grant date fair value of the option awards, RSUs and PSUs granted to the named executive officers. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718), excluding the effect of estimated forfeitures. For grants of share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For grants of RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For grants of PSUs, the reported fair value assumes achievement of target performance, which is the probable outcome of performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period.

(7)

The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal 2022, the material terms of which we describe in the Compensation Discussion & Analysis section titled “Annual Incentive Performance Program (AIPP).”

74        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Outstanding Equity Awards at 2022 Fiscal Year-End Table

Outstanding Equity Awards at 2022 Fiscal Year-End Table

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2022. Dollar amounts are based on the NYSE closing price of $49.22 per share for our ordinary shares on September 30, 2022.

	Option Awards				Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#)(2) (f)	Market Value of Shares of Stock that Have not Vested ($) (g)	Equity Incentive plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (i)
George Oliver					91,234	4,490,539	299,047	14,719,105
	309,996	—	35.86	11/20/2023
	331,846	—	41.86	11/25/2024
	474,268	—	34.82	10/12/2025
	248,994	—	41.73	10/7/2026
	336,879	—	37.36	12/7/2027
	427,158	—	33.39	12/6/2028
	162,894	162,894	41.75	12/5/2029
	—	253,739	45.69	12/10/2030
	—	147,928	79.54	12/8/2031
Olivier Leonetti					65,964	3,246,769	48,002	2,362,635
		69,444	45.69	12/10/2030
		38,999	79.54	12/8/2031
Rodney Clark					72,761	3,581,289
John Donofrio					20,017	985,229	67,030	3,299,218
	70,921	—	37.36	12/7/2027
	89,928	—	33.39	12/6/2028
	37,722	37,723	41.75	12/5/2029
	—	58,760	45.69	12/10/2030
	—	29,585	79.54	12/8/2031
Ganesh Ramaswamy					60,297	2,967,823	67,030	3,299,218
	37,722	37,723	41.75	12/5/2029
		58,760	45.69	12/10/2030
		29,585	79.54	12/8/2031
Jeffrey M. Williams							63,691	3,134,850
	20,952	—	46.29	11/18/2024
	6,437	—	42.67	1/5/2025
	33,343	—	40.42	10/7/2025
	50,281	—	41.73	10/7/2026
	70,921	—	37.36	12/7/2027
	89,928	—	33.39	12/6/2028
	88,591	—	41.75	12/5/2029
	42,290	—	45.69	12/10/2030
	7,845	—	79.54	12/8/2031

2023 Notice and Proxy Statement        75

Compensation Discussion & Analysis  ›  Outstanding Equity Awards at 2022 Fiscal Year-End Table

(1)	Vesting information for each outstanding option award for the named executive officers is described in the table below.

Vesting Date	Exercise Price	George Oliver	Oliver Leonetti	John Donofrio	Ganesh Ramaswamy
2022
12/5/2022	$41.75	162,894	—	37,723	37,723
12/10/2022	$45.69	126,869	34,722	29,380	29,380
2023
12/8/2023	$79.54	73,964	19,499	14,792	14,792
12/10/2023	$45.69	126,870	34,722	29,380	29,380
2024
12/8/2024	$79.54	73,964	19,500	14,793	14,793

(2)

The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of RSUs which had been granted as of September 30, 2022, but which remained subject to additional vesting requirements. Scheduled vesting of all RSUs and the number of shares underlying awards, for each of the named executive officer is as follows:

Vesting Date	George Oliver	Olivier Leonetti	Rodney Clark	John Donofrio	Ganesh Ramaswamy
2022
12/2/2022					40,280
12/5/2022	20,180			4,674	4,674
12/8/2022	11,728	3,092		2,346	2,346
12/10/2022	17,935	4,908		4,154	4,154
2023
6/1/2023	—		24,254	—	—
8/31/2023	—	46,873	—	—	—
12/8/2023	11,728	3,092		2,345	2,345
12/10/2023	17,935	4,908		4,153	4,153
2024
6/1/2024	—	—	24,254	—	—
12/8/2024	11,728	3,091		2,345	2,345
2025
6/1/2025	—	—	24,253	—	—

(3)

The amounts in columns (h) and (i) reflect, for each named executive officer, the number and market value of PSUs at target which had been granted as of September 30, 2022. The number of shares earned will depend upon actual performance relative to the applicable performance metrics at the end of the performance period. Scheduled vesting of all PSUs and the number of shares underlying awards at target for each of the named executive officers is as follows:

Vesting Date	George Oliver	Olivier Leonetti	John Donofrio	Ganesh Ramaswamy	Jeffrey Williams
2022
12/6/2022	121,069	—	28,037	28,037	36,108
2023
12/10/2023	107,608	29,450	24,920	24,920	21,918
2024
12/8/2024	70,370	18,552	14,073	14,073	5,665

76        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2022 Option Exercises and Stock Vested Table

Fiscal 2022 Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal 2022.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($)(2) (e)

George Oliver	—	—	284,963		22,509,519

Olivier Leonetti	—	—	51,696		2,920,239

Rodney Clark	—	—	—		—

John Donofrio	—	—	60,786		4,801,205

Ganesh Ramaswamy	—	—	8,673		681,635

Jeffrey M. Williams	—	—	72,918	(3)	5,535,018

(1)

The amounts in column (c) represent the product of the number of shares acquired on exercise and the difference between the market price of the shares at the time of exercise and the exercise price of the options.

(2)

The amounts in column (e) represent the product of the number of shares a named executive officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividend equivalents released, if any.

(3)

Of the shares acquired on vesting by Mr. Williams, 8,980 shares, representing approximately $486,018 in value on the vesting date, were subject to a six-month delay in payment for purposes of the compliance with tax rules on deferred compensation.

Pension Benefits as of September 30, 2022

The following table sets forth certain information with respect to the potential benefits to our named executive officers under the Johnson Controls qualified pension plan as of September 30, 2022. Of our named executive officers, only Mr. Williams participated in the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jeffrey M. Williams	Johnson Controls Pension Plan	30.67	1,310,427

(1)

Amounts in this column reflect the following assumptions: A calculation date of September 30, 2021, a 2.53% discount rate for the Johnson Controls Pension Plan, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years, and applicability of the 2012 Fully Generational Mortality Table for Annuitants per Treasury Regulations Section 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2022. The valuation method used to determine the present value of the accumulated benefit is the same as the method we used for financial reporting purposes as of September 30, 2022. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume.

Johnson Controls Pension Plan. The Johnson Controls Pension Plan is a frozen defined benefit pension plan that provides benefits for most non-union U.S. employees hired before January 1, 2006, including Mr. Williams. Because Messrs. Oliver, Donofrio, Clark Ramaswamy and Leonetti were employed by Johnson Controls after January 1, 2006, they are not participants in the Pension Plan. Subject to certain limitations that the Code imposes, the monthly retirement benefit payable under the Johnson Controls Pension Plan to participants, at normal retirement age in a single life annuity, is determined as follows:

∎	1.15% of final average monthly compensation times years of benefit service, plus

∎	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years)

2023 Notice and Proxy Statement        77

Compensation Discussion & Analysis  ›  Pension Benefits as of September 30, 2022

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls Pension Plan participants is age 65.

Participants in the Johnson Controls Pension Plan generally become vested in their pension benefits upon completion of five years of service. The Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows: If a participant terminates employment prior to age 55 and completing 10 years of service, then the reduction is 5% for each year that benefits begin before the participant’s Social Security retirement age; and if a participant terminates employment on or after age 55 and after completing 10 years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age. Mr. Williams was eligible for early retirement under the Pension Plan at time of retirement.

Non-Qualified Deferred Compensation Table at Fiscal 2022 Year-End

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 30, 2022.

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($)(3) (d)	Aggregate Balance at Last FYE ($)(5) (f)

George Oliver	332,778	275,180	(768,055)	3,831,559

Olivier Leonetti	—	—	—	—

Rodney Clark	—	—	—	—

John Donofrio	92,940	76,854	(123,331)	620,865

Ganesh Ramaswamy	—	—	(3,562)	15,366

Jeffrey M. Williams	136,594	93,482	(304,329)	1,520,289

(1)

Amounts in column (b) include employee contributions under the Johnson Controls Executive Deferred Compensation Plan, Johnson Controls International plc Senior Executive Deferred Compensation Plan and the Johnson Controls International Retirement Restoration Plan. The Johnson Controls Executive Deferred Compensation Plan allowed participants to defer their annual bonuses, long-term performance share units and restricted share awards. The Johnson Controls International plc Senior Executive Deferred Compensation Plan allows participants to defer up to 50% of their annual base salary and 95% of their annual bonus compensation. The Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into the Johnson Control 401(k) plan because of qualified plan limits that the Code imposes. All of the amounts shown in column (b) are also included in the Summary Compensation Table.

(2)

Amounts in column (c) include employer contribution under the Retirement Restoration Plan. The Retirement Restoration Plan, also credits participants with an amount equal to the difference between the amount of retirement contributions made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits. All of the amounts shown in column (c) are also included in the Summary Compensation Table.

(3)

The Aggregate Earnings reported in column (d) are not “above-market or preferential earnings” and therefore are not required to be reported in the Summary Compensation Table. The amounts in column (d) reflect all investment earnings, net of fees, on amounts that have been deferred under the Johnson Controls Deferred Compensation Plan and the Johnson Controls Retirement Restoration Plan. Investment earnings include any amounts relating to appreciation in the price of our ordinary shares, and negative amounts relating to depreciation in the price of our ordinary shares with respect to deferred amounts that consist of deferred share units, the value of which is tied to the value of our ordinary shares. In addition, for Mr. Oliver the amounts in column (d) also include earnings or (losses) on his notional account in the Tyco Supplemental Savings and Retirement Plan (the “Legacy Tyco SSRP”), a deferred compensation plan that, prior to the Merger, provided executives with the opportunity to elect to defer base salary and performance-based bonuses and receive tax-deferred market-based notional investment growth. The Legacy Tyco SSRP allowed executives to defer amounts above those permitted by Legacy Tyco’s tax-qualified 401(k) Retirement Savings and Investment Plan (the “Legacy Tyco RSIP”) as well as receive any employer contributions that were reduced under the Legacy Tyco RSIP due to IRS compensation limits. Effective January 1, 2018, the Legacy Tyco SSRP was frozen as to new participants and additional deferrals of compensation (subject to specified deferrals relating to the 2017 plan year). Investment options under the Johnson Controls nonqualified deferred compensation plans and Legacy Tyco SSRP include only funds that are available under Johnson Controls tax-qualified 401(k) retirement plans.

78        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control

Potential Payments upon Termination and Change-in-Control

The following table summarizes the severance and other enhanced benefits that would have been payable to the then-serving named executive officers upon termination of employment or upon the occurrence of a change-in-control assuming that the triggering event or events occurred on September 30, 2022. Equity award amounts are based on the closing share price of our ordinary shares of $49.22 on the NYSE on September 30, 2022.

	Change-in-Control		Other Termination
Name/Form of Compensation	Without Qualified Termination ($)	With Qualified Termination ($)	With Cause ($)	Involuntary Resignation Without Cause ($)	Voluntary Resignation/ Retirement ($)(5)	Death or Disability ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
George Oliver
Severance(1)	—	14,100,003	—	7,800,002	—	—
Benefit Continuation(2)	—	1,478,721	—	205,814	—	—
Accelerated Vesting of Equity Awards(3)(4)	—	19,556,676	—	14,031,687	14,031,687	21,322,161
Olivier Leonetti
Severance(1)	—	3,700,060	—	2,220,036	—	—
Benefit Continuation(2)	—	250,083	—	99,211	—	—
Accelerated Vesting of Equity Awards(3)	—	5,371,364	—	1,917,961	—	5,854,542
Rodney Clark
Severance(1)	—	3,525,001	—	2,137,500	—	—
Benefit Continuation(2)	—	219,504	—	100,128	—	—
Accelerated Vesting of Equity Awards(3)(4)	—	3,581,289	—	298,441		3,581,289
John Donofrio
Severance(1)	—	3,290,000	—	1,995,000	—	—
Benefit Continuation(2)	—	268,716	—	89,187	—	—
Accelerated Vesting of Equity Awards(3)	—	4,364,837	—	3,199,350	—	4,773,660
Ganesh Ramaswamy
Severance(1)	—	3,407,501	—	2,066,250	—	—
Benefit Continuation(2)	—	233,566	—	91,437	—	—
Accelerated Vesting of Equity Awards(3)	—	6,347,431	—	4,936,925	—	6,756,254

(1)

Amounts shown include amounts that would have been payable under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers upon a termination by us without cause or a termination due to death or disability, or a termination by us without cause or a resignation for good reason in connection with a change-in-control, as indicated, in each case on September 30, 2022. These amounts include: (a) a lump sum severance payment equal to (1) in connection with a change-in-control, three times for Mr. Oliver and two times for Messrs. Leonetti, Clark, Donofrio, and Ramaswamy the sum of annual base salary and target bonus amount or (2) if the termination is not in connection with a change-in-control, two times for Mr. Oliver and one and one-half times for Messrs. Leonetti, Clark, Donofrio and Ramaswamy the sum of annual base salary and target bonus amount; and (b) if the termination is in connection with a change-in-control, payment of a prorated portion of the target bonus amount for the year of termination. Termination for “Cause” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as a termination of the executive officer’s employment by us due to the executive officer’s failure or refusal to perform the duties and responsibilities of his job, violation of any fiduciary duty owed to us or our affiliates, conviction of, or entry of a plea of nolo contendere with respect to, specified crimes, dishonesty, theft, violation of our rules or policy, or other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on us, our affiliates or our employees. Resignation by an executive officer for “good reason” is defined generally as a resignation within 60 days prior to or two years following a change-in-control caused by any of several specified adverse changes to his employment circumstances, including diminution of his authority, duties or responsibilities, a change of more than 50 miles in the geographic location at which the executive officer must perform services that extends the commute of the executive officer, reduction of the executive officer’s base compensation or target incentive opportunities, or our failure to secure an assumption of our obligations under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers. For more information on the material terms and conditions of the Severance and Change-in-Control Policy for Officers, see “Executive Severance and Change of Control Policy” within this Compensation Discussion and Analysis.

2023 Notice and Proxy Statement        79

Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control

(2)

Amounts shown include: (a) in the event of a termination without cause or with good reason in connection with a change-in-control (i) the value of continued health plan coverage for thirty-six (36) months for Mr. Oliver and twenty-four (24) months for Messrs. Leonetti, Clark, Donofrio and Ramaswamy (such period, the “benefits continuation period”) and (ii) a cash payment equal to the amount of employer contributions would have accrued under retirement plans during the benefits continuation period; and (b) in the event of an involuntary termination without cause not in connection with a change-in-control, the value of continued health plan coverage for twenty-four (24) months for Mr. Oliver and eighteen (18) months for Messrs. Leonetti, Clark, Donofrio, and Ramaswamy. “Change-in-Control” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as certain persons becoming the beneficial owner of our securities representing more than 30% of the combined voting power of our then-outstanding securities; a change in the composition of a majority of our board of directors (excluding directors whose election or nomination was approved by at least 50% of the incumbent directors); the consummation of certain reorganizations, mergers, consolidations, sales or other dispositions of at least 80% of our assets; or approval by our shareholders of our complete liquidation or dissolution. For purposes of this table, it is assumed that unvested equity awards were assumed or adjusted in connection with the change-in-control and then vested in full upon the named executive officers’ termination of employment. For more information on the material terms and conditions of the Severance and Change-in-Control Policy for Officers, see “Executive Severance and Change of Control Policy” within this Compensation Discussion and Analysis.

(3)	Amounts represent the intrinsic value of unvested equity awards that would have vested upon the indicated triggering event for the named executive officers.

(4)

For Mr. Oliver, who was retirement eligible under applicable plans as of September 30, 2022, the value of certain equity awards that would vest on an accelerated basis upon retirement is presented in the table above in column (f).

(5)	A voluntary resignation is a resignation as defined under applicable agreements and plans.

As noted above, Mr. Oliver was retirement eligible under applicable plans as of September 30, 2022. For Mr. Oliver, upon his retirement:

i.	we would not be obligated to pay severance;

ii.	with respect to equity awards:

∎	for share options and RSU awards, the applicable award would accelerate and vest pro rata based on the number of full months of service completed since the grant date of the award; and

∎

for PSUs, the executive would earn the units that he held at retirement based on actual performance at the end of the performance period, but the amount would be pro-rated based on the number of full months’ employment during the performance period.

(6)	On death or disability, share options and RSU awards would accelerate and vest in full and PSUs would continue to fully vest based on actual performance at the end of the performance period.

Mr. Williams was retirement-eligible under the terms of our equity awards as of his retirement on August 1, 2022. Accordingly, a pro rata portion (based on the number of full months of service since the grant date of the award) of his share options and RSU awards vested on an accelerated basis as of his retirement date, and a pro rata portion (based on the number of full months of service since the grant date of the award) of his PSUs remained eligible to be earned based on actual performance at the end of the applicable performance period. The estimated value of the pro rata portion of these awards (assuming target performance in the case of the PSUs) as of Mr. Williams’s retirement date was $8,576,497. Mr. Williams did not otherwise receive any enhanced benefits in connection with his retirement.

Effective December 31, 2022, Mr. Ramaswamy voluntarily resigned from the Company. Mr. Ramaswamy did not receive any severance or other enhanced benefits in connection with his resignation.

80        Johnson Controls International plc

CEO PAY RATIO

The ratio of our median employee’s total compensation to our CEO’s total compensation (the “CEO Pay Ratio”) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, the ratio may not be comparable to CEO pay ratios presented by other companies.

We identified our median paid employee using a global employee population of 95,004 as of July 1, 2022, representing employees in over 64 countries. This includes 66,174 non-U.S. employees. As part of our methodology, and in compliance with the pay ratio rule under Item 402(u), we employed the de minimis exemption for non-U.S. employees and excluded all employees in 8 countries totaling 5,020 employees (approximately 4.89% of our total workforce of 102,693). Employees in the following countries were excluded:

● Poland	112	● Russia	142
● Indonesia	159	● Thailand	322
● Philippines	372	● Turkey	564
● Egypt	260	● Japan	3,089

In addition, for employees with insufficient compensation data we assumed that such employee was paid the same as the lowest level employee within that employee’s jurisdiction. This impacted approximately 366 of our employees.

As a result, the population used to identify our median employee included 95,004 of our 102,693 employees. For purposes of identifying our median employee, we considered the base salary and annual cash incentive. Base salary and annual cash incentive were chosen because (i) they represent the principal forms of compensation delivered to all employees and (ii) this information is readily available in each country. Pay was annualized for employees who worked a partial year between July 1, 2021, and June 30, 2022. Foreign currencies were converted into U.S. dollars as of July 1, 2022, based on the average daily spot rates during July 2022.

In accordance with the requirements of the Summary Compensation Table, we calculated the median paid employee’s compensation. Based on such calculation, our median employee’s total compensation was $47,588, while our CEO’s compensation was $14,929,350. Accordingly, our CEO Pay Ratio was 314:1.

2023 Notice and Proxy Statement        81

THE ANNUAL GENERAL MEETING

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual General Meeting. These questions and answers may not address all questions that may be important to you. For more information, please refer to the more detailed information contained elsewhere in this Proxy Statement, including the documents referred to or incorporated by reference herein. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information.”

Why did I receive this Proxy Statement?

We have sent this notice of Annual General Meeting and Proxy Statement, together with the enclosed proxy card or voting instruction card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting on March 8, 2023. This Proxy Statement contains information about the items being voted on at the Annual General Meeting and important information about Johnson Controls. Our 2022 Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended September 30, 2022 (the “Annual Report”), is enclosed with these materials.

Who is entitled to vote?

Each holder of Johnson Controls ordinary shares in our register of shareholders (such owners are often referred to as “shareholders of record,” “record holders” or “registered shareholders”) as of the close of business on January 5, 2023, the record date for the Annual General Meeting, is entitled to attend and vote at the Annual General Meeting. On January 5, 2023, there were 687,214,289 ordinary shares outstanding and entitled to vote at the Annual General Meeting. Any Johnson Controls shareholder of record as of the record date who does not receive notice of the Annual General Meeting and Proxy Statement, together with the enclosed proxy card or voting instruction card and the Annual Report, may obtain a copy at the Annual General Meeting or by contacting Johnson Controls at +353-21-423-5000.

We have requested that banks, brokerage firms and other nominees who hold ordinary shares on behalf of the owners of the ordinary shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on January 5, 2023 forward these materials, together with a proxy card or voting instruction card, to such beneficial shareholders. Johnson Controls has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Finally, Johnson Controls has provided for these materials to be sent to persons who have interests in its ordinary shares through participation in Johnson Controls’ retirement savings plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees of these plans how to vote the ordinary shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

How many votes do I have?

Every holder of an ordinary share on the record date will be entitled to one vote per share for each matter presented at the Annual General Meeting. Because each Director’s election is the subject of a separate resolution, every holder of an ordinary share on the record date will be entitled to one vote per share for each separate Director election resolution.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name in our share register operated by our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy to the persons named in the proxy card (see “How Do I Appoint and Vote via a Proxy?” below), or to grant a written proxy to any other person, which person does not need to be a shareholder, or to attend and vote in person at the Annual General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint certain officers of the Company named therein as your proxy.

82        Johnson Controls International plc

Questions and Answers  ›  What is the difference between holding shares as a shareholder of record and as a beneficial owner?

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under “Admission to the Annual General Meeting” and “How do I vote?” Your bank, broker or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

How do I vote?

A proxy card is being sent to each shareholder of record as of the record date. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. Otherwise, you can vote in the following ways:

•

By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your ordinary shares, you can vote by following the instructions on your voting instruction card.

•

By Internet or Telephone: You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or the voting instruction card or in the Notice of Internet availability of proxy materials previously sent to you. If you are not a holder of record, you can vote using a touchtone telephone by calling 1-800-690-6903.

•

At the Annual General Meeting: If you are planning to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in “street name” are not able to vote at the Annual General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares.

Even if you plan to be present at the Annual General Meeting, we encourage you to complete and mail the enclosed card to vote your ordinary shares by proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on March 7, 2023.

How do I appoint and vote via a proxy?

If you properly fill in your proxy card appointing an officer of the Company as your proxy and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. You may also grant a written proxy to any other person by filling in the proxy card and identifying the person, which person does not need to be a shareholder, or attend and vote in person at the Annual General Meeting. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each Director, “FOR” an ANNUAL advisory vote on executive compensation and “FOR” each of the other agenda items listed below.

If a new agenda item or a new motion or proposal for an existing agenda item is presented at the Annual General Meeting, the Company officer acting as your proxy will vote in accordance with the recommendation of our Board of Directors. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this Proxy Statement.

Whether or not you plan to attend the Annual General Meeting, we urge you to submit your proxy. Returning the proxy card or submitting your vote electronically will not affect your right to attend the Annual General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

Your shares will be voted according to the specific instructions you have indicated on your proxy or voting instruction card. If you sign and return your proxy or voting instruction card but do not indicate specific instructions for voting, you instruct the proxy to vote your shares, “FOR” each Director, “FOR” an ANNUAL advisory vote on executive compensation and “FOR” all other proposals. For any other matter which may properly come before the Annual General Meeting, and any adjournment or postponement thereof, you instruct, by submitting proxies with blank voting instructions, the proxy to vote in accordance with the recommendation of the Board of Directors.

2023 Notice and Proxy Statement        83

Questions and Answers  ›  May I change or revoke my vote after I return my proxy or voting instruction card?

May I change or revoke my vote after I return my proxy or voting instruction card?

You may change your vote before it is exercised by:

•	Submitting subsequent voting instructions through the telephone or Internet; if you previously voted by telephone or the Internet;

•	Submitting another proxy card (or voting instruction card if you beneficially own your ordinary shares) with a later date; or

•	Voting in person at the Annual General Meeting if you are a holder of record or a beneficial owner with a proxy from the holder of record.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Delivery of Documents to Shareholders Sharing an Address

Securities and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family (a practice called “householding”). We believe that householding benefits both you and the Company by eliminating duplicate mailings to shareholders living at the same address and by reducing our printing and mailing costs. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by calling 1-800-579-1639, by going to www.proxyvote.com, by e-mailing sendmaterial@proxyvote.com, or by writing to Johnson Controls, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if your household received multiple sets of proxy materials this year, and members of your household who are entitled to receive proxy materials would all prefer to receive only a single set of proxy materials, you may submit such a request as specified in the preceding sentence.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or other nominee directly to discontinue duplicate mailings to your household.

What vote is required to approve each proposal at the Annual General Meeting?

Johnson Controls intends to present proposals numbered one through eight for shareholder consideration and voting at the Annual General Meeting. The vote required to approve each proposal is described below:

1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2024:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) W. Roy Dunbar	(e) Gretchen R. Haggerty	(f) Ayesha Khanna
(g) Simone Menne	(h) George R. Oliver	(i) Jürgen Tinggren
(j) Mark Vergnano	(k) John D. Young

The election of each Director nominee requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting. Any nominee for Director who does not receive a majority of the votes cast is not elected to the Board.

2.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration, which in each case, requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

3.

To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

4.

To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

84        Johnson Controls International plc

Questions and Answers  ›  What vote is required to approve each proposal at the Annual General Meeting?

5.

To approve, in a non-binding advisory vote, the compensation of the named executive officers, which will be considered approved with the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting. The advisory vote on executive compensation is non-binding, meaning that our Board of Directors will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies as a result of the vote.

6.

To provide, in a non-binding advisory vote, shareholder feedback regarding the frequency of the non-binding advisory vote on compensation of the named executive officers. This advisory vote is non-binding, meaning that our Board will not be obligated to take any actions or to adjust the frequency of the advisory vote on executive compensation as a result of the vote. Although the vote is non-binding, our Board of Directors and the Compensation and Talent Development Committee will review the voting results and consider the feedback obtained through this process in making future decisions about the frequency of the advisory vote on executive compensation.

7.

To approve the authorization for the Board of Directors to issue shares up to 20% of its issued share capital, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

8.

To approve the authorization for the Board of Directors to issue shares for cash up to a maximum of approximately 5% of issued share capital without applying statutory preemption rights (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

What is the quorum requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Johnson Controls’ ordinary shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

•	are present and vote in person at the meeting;

•	have voted by telephone or the Internet; OR

•	you have submitted a proxy card or voting instruction form by mail.

What is the effect of broker non-votes and abstentions?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to the rules of The New York Stock Exchange (the “NYSE”). We believe the following proposals will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors), Proposal No. 5 (Advisory Vote on Executive Compensation) and Proposal No. 6 (Advisory Vote on the Frequency of the Executive Compensation Vote). Your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxy holders must vote in accordance with the instructions given by the shareholder. You may specifically instruct the proxy holder how to vote in such a situation. In the absence of specific instructions, by signing the proxy, you instruct the proxy holder to vote in accordance with the recommendations of the Board of Directors.

2023 Notice and Proxy Statement        85

Questions and Answers  ›  What is the effect of broker non-votes and abstentions?

Important notice regarding the availability of proxy materials for the Annual General Meeting:

Our Proxy Statement for the Annual General Meeting and the form of proxy card are available at www.proxyvote.com.

As permitted by SEC rules, we are making this Proxy Statement available to our shareholders electronically via the Internet. On January 20, 2023, we first mailed to our shareholders a Notice containing instructions on how to access this Proxy Statement and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Returning Your Proxy Card

Shareholders who are voting by mail should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions and received at one of the addresses set forth below by the dates and times specified:

Ireland:

By 5:00 p.m., local time, on March 7, 2023 by hand or mail at:

Johnson Controls International plc

One Albert Quay

Cork, Ireland

T12 X8N6

United States:

By 5:00 p.m., Eastern Standard Time, on March 7, 2023 by mail at:

Broadridge Financial Solutions

c/o Vote Processing

51 Mercedes Way

Edgewood, NY 11717

If your shares are held beneficially in “street name,” you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Johnson Controls shares on your behalf.

Admission to the Annual General Meeting

For admission to the Annual General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. Beneficial owners who wish to vote in person at the Annual General Meeting are requested to obtain a “legal proxy” executed in their favor, from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Registration will begin at 2:00 pm, local time, and the Annual General Meeting will begin at 3:00 pm, local time.

Johnson Controls Annual Report

The Johnson Controls International plc 2022 Annual Report on Form 10-K containing our audited consolidated financial statements with accompanying notes and schedules is enclosed with this Proxy Statement and available on the Company’s website in the Investor Relations Section at www.johnsoncontrols.com. Copies of these documents may be obtained without charge by contacting Johnson Controls by phone at +353-21-423-5000. Copies may also be obtained without charge by contacting Investor Relations in writing or may be physically inspected at the offices of Johnson Controls International plc, One Albert Quay, Cork, Ireland.

86        Johnson Controls International plc

Questions and Answers  ›  Admission to the Annual General Meeting

Ordinary Share Price and Dividend Information

The shares of the Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “JCI.”

Title of Class	Number of Record Holders as of December 31, 2022

Ordinary Shares, $0.01 par value	29,746

	Ordinary Shares Price Range		Dividends

	FY 2022	FY 2021	FY 2022	FY 2021

First Quarter	$68.16 - 81.31	$40.15 - 47.58	$0.34	$0.26

Second Quarter	60.17 - 80.38	45.91 - 62.40	0.35	0.27

Third Quarter	48.48 - 66.64	59.53 - 68.95	0.35	0.27

Fourth Quarter	46.30 - 59.00	67.39 - 76.83	0.35	0.27

Year	$46.30 - 81.31	$40.15 - 76.83	$1.39	$1.07

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2022, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts are approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts, with the Non-Financial Disclosure Report, will be available at least 21 days before the date of the Annual General Meeting, along with the Proxy Statement, the Company’s Annual Report on Form 10-K and other proxy materials at www.proxyvote.com, and in the Investor Relations section of the Company’s website at www.johnsoncontrols.com.

Costs of Solicitation

We will pay the cost of solicitation of proxies. We have engaged Mackenzie Partners as the proxy solicitor for the Annual General Meeting for an approximate fee of $12,500, plus expenses. In addition to the use of the mail, certain of our Directors, officers or employees may solicit proxies by telephone or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares.

We are furnishing this Proxy Statement to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at an Annual General Meeting of our shareholders. We are first mailing this Proxy Statement and the accompanying form of proxy to shareholders beginning on or about January 20, 2023.

Transfer Agent

Our transfer agent is EQ Shareowner Services. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting EQ Shareowner Services at 1-877-602-7397 (U.S.), 651-450-4064 (outside the U.S.), www.shareowneronline.com, or in writing, P.O. Box 64854, St. Paul, MN 55164-0854.

Shareholder Proposals for the 2024 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Memorandum and Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the proxy statement for next year’s Annual General Meeting must be received by Johnson Controls no later than September 22, 2023. Such proposals should be sent to our Corporate Secretary at our registered address, which is: One Albert Quay, Cork, Ireland T12 X8N6. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association, and must be a proper subject for shareholder action under applicable law. Any shareholder proposal that is not submitted for inclusion in the Proxy Statement but is instead sought to be presented directly at the 2024 Annual General Meeting must be received by the Secretary at the address listed above prior to December 6, 2023. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

2023 Notice and Proxy Statement        87

Questions and Answers  ›  Transfer Agent

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented. Note that if specific voting instructions are not provided to the proxy, shareholders who submit a proxy card instruct the proxy to vote their shares in accordance with the recommendations of the Board of Directors with regard to the items appearing on the agenda.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website (www.sec.gov).

The SEC’s website contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC website. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a website on the Internet at www.johnsoncontrols.com. We make available free of charge, on or through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this proxy.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of registered shares beneficially owned as of January 9, 2023 by each current Director, each Director Nominee each Named Executive Officer and the Directors and Executive Officers of Johnson Controls as a group.

Beneficial Owner	Title	Number of Ordinary Shares Beneficially Owned(1)(2)	Pct of Class

Jean Blackwell	Director	10,849	*

Rodney Clark	Named Executive Officer	0	*

Pierre Cohade	Director	9,694	*

Michael E. Daniels	Director	74,978	*

John Donofrio	Named Executive Officer	299,394	*

W. Roy Dunbar	Director	13,093	*

Gretchen R. Haggerty	Director	17,956	*

Ayesha Khanna	Director Nominee	0	*

Olivier Leonetti	Named Executive Officer	76,332	*

Simone Menne	Director	11,514	*

George R. Oliver	Chairman and CEO	3,476,448	*

Ganesh Ramaswamy	Named Executive Officer	151,063	*

Jürgen Tinggren	Director	30,976	*

Mark Vergnano	Director	25,673	*

Jeffrey M. Williams	Named Executive Officer	429,552	*

R. David Yost	Director	56,243	*

John D. Young	Director	12,342	*

All current Directors, Director nominees and Executive Officers as a group (23 persons)		4,885,114	*

*	Less than 1.0%

(1)

The number shown reflects the number of ordinary shares owned beneficially as of January 9, 2023, based on information furnished by the persons named, public filings and Johnson Controls’ records. A person is deemed to be a beneficial owner of ordinary shares if he or

88        Johnson Controls International plc

Questions and Answers  ›  Security Ownership of Certain Beneficial Owners and Management

she, either alone or with others, has the power to vote or to dispose of those ordinary shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, ordinary shares beneficially owned by a person include ordinary shares of which the person has the right to acquire beneficial ownership within 60 days after January 9, 2023. There were 687,173,594 Johnson Controls ordinary shares outstanding on such date.

(2)

Includes the maximum number of shares for which these individuals can acquire beneficial ownership upon (i) the exercise of share options that are currently vested or will vest within 60 days of January 9, 2023 as follows: Mr. Donofrio, 265,674, Mr. Oliver, 2,581,799; Mr. Ramaswamy, 104,825, Mr. Williams, 410,588; and all executive officers as a group 3,545,768 and (ii) the vesting of RSUs that will vest within 60 days of January 9, 2023 as follows: Messrs. Cohade, Daniels, Dunbar, Tinggren, Vergnano, Yost and Young, and Mses. Blackwell, Haggerty and Menne 2,842 RSUs; and all Directors and Executive Officers as a group, 28,422 RSUs.

The following table sets forth the information indicated for persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding

Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	62,686,990(1)	9.12%

Wellington Management Group LLP, 280 Congress Street, Boston, MA 02210	61,932,954(2)	9.01%

BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	58,601,141(3)	8.53%

The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	58,354,986(4)	8.49%

Massachusetts Financial Services Company, 111 Huntington Avenue, Boston, MA 02199	35,951,561(5)	5.23%

(1)

Based solely on the information reported by Dodge & Cox in a Notification of Holdings under Irish law provided to the Company on June 1, 2022 and reporting ownership as of May 26, 2022, Dodge & Cox, together with its affiliates, held an interest in 62,686,990 ordinary shares.

(2)

Based solely on the information reported by Wellington Management Group LLP in a Notification of Holdings under Irish law provided to the Company on November 2, 2022 and reporting ownership as of November 1, 2022, Wellington Management Group LLP, together with its affiliates, held an interest in 61,932,954 ordinary shares.

(3)

The amount shown for the number of ordinary shares over which BlackRock, Inc. exercised investment discretion was provided pursuant to the Schedule 13G/A filed February 1, 2022 with the SEC, indicating beneficial ownership as of December 31, 2021.

(4)

The amount shown for the number of ordinary shares over which The Vanguard Group exercised investment discretion was provided pursuant to the Schedule 13G/A filed February 10, 2022 with the SEC, indicating beneficial ownership as of December 31, 2021.

(5)

The amount shown for the number of ordinary shares over which Massachusetts Financial Services Company exercised investment discretion was provided pursuant to the Schedule 13G filed February 2, 2022 with the SEC, indicating beneficial ownership as of December 31, 2021.

2023 Notice and Proxy Statement        89

ANNEX A

NON-GAAP RECONCILIATIONS

This Proxy Statement contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include net mark-to-market adjustments, restructuring and impairment costs, Silent-Aire other nonrecurring costs, Silent-Aire earn-out adjustment, charges related to the suspension of operations in Russia, certain transaction/separation costs, certain environmental remediation and related reserve adjustments and discrete tax items. Financial information regarding organic sales is also presented, which is a non-GAAP performance measure. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure.

Diluted Earnings Per Share Reconciliation

A reconciliation of diluted earnings per share as reported to adjusted diluted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc from Continuing Operations
	Twelve Months Ended September 30,
	2022	2021
Earnings per share as reported for JCI plc	$2.19	$2.10

Adjusting items:
Net mark-to-market adjustments	(0.05)	(0.56)
Related tax impact	(0.01)	0.13
Restructuring and impairment costs	1.03	0.34
Related tax impact	(0.07)	(0.05)
NCI impact of restructuring and impairment costs	(0.01)	—
Environmental remediation and related reserves adjustment	0.36	—
Related tax impact	(0.08)	—
Transaction/separation costs	0.04	—
Silent-Aire other nonrecurring costs	0.02	0.03
Silent-Aire earn-out adjustment	(0.06)	—
Charges attributable to the suspension of operations in Russia	0.01	—
Discrete tax items	(0.36)	0.67
NCI impact of discrete tax items	(0.02)	—

Adjusted earnings per share for JCI plc*	$3.00	$2.65

*	May not sum due to rounding

2023 Notice and Proxy Statement        A-1

Annex A  ›  Non-GAAP Reconciliations

Organic Growth Reconciliation

The components of the changes in adjusted net sales for the twelve months ended September 30, 2022 versus the twelve months ended September 30, 2021, including organic growth, are shown below (unaudited):

(in millions)	Adjusted Net Sales for the Twelve Months Ended September 30, 2021	Base Year Adjustments — Divestitures and Other		Base Year Adjustments — Foreign Currency		Adjusted Base Net Sales for the Twelve Months Ended September 30, 2021	Acquisitions		Organic Growth		Net Sales for the Twelve Months Ended September 30, 2022

Building Solutions North America	$8,685	$—	—	$(12)	—	$8,673	$22	—	$672	8%	$9,367	8%
Building Solutions EMEA/LA	3,884	(22)	-1%	(269)	-7%	3,593	38	1%	214	6%	3,845	-1%
Building Solutions Asia Pacific	2,616	(1)	—	(121)	-5%	2,494	42	2%	178	7%	2,714	4%

Total field	15,185	(23)	—	(402)	-3%	14,760	102	1%	1,064	7%	15,926	5%
Global Products	8,489	—	—	(339)	-4%	8150	—	3%	—	12%	—	10%

Total adjusted net sales(1)	$23,674	$(23)	—	$(741)	-3%	$22,910	$356	2%	$2,033	9%	$25,299	7%

(1)	A recondition of adjusted net sales to net sales is included later within this annex

Adjusted Net Sales

The Company’s definition of adjusted net sales excludes special items because these items are not considered to be directly related to the underlying operating performance of its businesses. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company. The following is the twelve months ended September 30, 2022 and 2021 reconciliation of net sales as reported to adjusted net sales (unaudited):

(in millions)	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Net sales as reported	$9,367	$8,685	$3,845	$3,884	$2,714	$2,616	$9,373	$8,483	$25,299	$23,668
Adjusting items:
Nonrecurring Silent-Aire purchase accounting impacts	—	—	—	—	—	—	—	6	—	6

Adjusted net sales	$9,367	$8,685	$3,845	$3,884	$2,714	$2,616	$9,373	$8,489	$25,299	$23,674

A-2        Johnson Controls International plc

JOHNSON CONTROLS INTERNATIONAL PLC ONE ALBERT QUAY CORK, IRELAND SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 7, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 7, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We are monitoring COVID-19 developments and other circumstances, as well as guidance issued by relevant health organizations. Should we determine that alternative arrangements may be advisable or required, such as changing the date, time, location or format of the meeting, we will announce our decision by press release and post additional information on our Investor Relations section of our website. Furthermore, to promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D94004-P83071-Z83936 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. JOHNSON CONTROLS INTERNATIONAL PLC Ordinary Business The Board of Directors recommends that you vote FOR each director nominee included in Proposal No. 1, FOR proposals No. 2a, 2b, 3, 4, 5, 7, and 8 and vote “1 YEAR” for Proposal No. 6: 1. By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2024: Nominees: For Against Abstain 1a. Jean Blackwell 1b. Pierre Cohade 1c. Michael E. Daniels 1d. W. Roy Dunbar 1e. Gretchen R. Haggerty 1f. Ayesha Khanna 1g. Simone Menne 1h. George R. Oliver 1i. Jürgen Tinggren 1j. Mark Vergnano 1k. John D. Young 2.a To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2.b To authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration. Special Business 3. To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares. 4. To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution). 5. To approve, in a non-binding advisory vote, the compensation of the named executive officers. 6. To approve, in a non-binding advisory vote, the frequency of the non-binding advisory vote on the compensation of the named executive officers. 7. To approve the Directors’ authority to allot shares up to approximately 20% of issued share capital. 8. To approve the waiver of statutory preemption rights with respect to up to 5% of the issued share capital (Special Resolution). Please indicate if you plan to attend this meeting. For Against Abstain 1 Year 2 Years 3 Years Abstain For Against Abstain Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET 2023 Annual General Meeting of Shareholders of Johnson Controls International plc March 8, 2023 3:00 PM, Local Time One Albert Quay Cork T12 X8N6, Ireland Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Combined Notice and Proxy Statement, Annual Report, Irish Statutory Accounts and Non-Financial Disclosure Report are available at www.proxyvote.com. D94005-P83071-Z83936 JOHNSON CONTROLS INTERNATIONAL PLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) George R. Oliver and John Donofrio, or either of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote all of the Ordinary Shares of Johnson Controls International plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 3:00 p.m., local time on Wednesday, March 8, 2023 at One Albert Quay, Cork T12 X8N6, Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE 1. By separate resolutions, to elect the individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2024. 2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration. 3. To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares. 4. To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution). 5. To approve, in a non-binding advisory vote, the compensation of the named executive officers.6. To approve, in a non-binding advisory vote, the frequency of the non-binding advisory vote on the compensation of the named executive officers. 7. To approve the Directors’ authority to allot shares up to approximately 20% of issued share capital. 8. To approve the waiver of statutory preemption rights (Special Resolution).